                                                      Registration No. 33-
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                              FORM S-1
                      REGISTRATION STATEMENT
                              UNDER
                     THE SECURITIES ACT OF 1933

                         EMERSON RADIO CORP.
          (Exact name of Registrant as specified in its charter)

  Delaware                      5064                       22-3285224
  (State of                     (Primary                   (I.R.S.
  Incorporation)                Standard                   Employer
                                Industrial                 Identification
                                Classification             No.)
                                Code Number)

                               Nine Entin Road
                             Parsippany, NJ 07054
                                 (201) 884-5800
                         (Address including zip code and
                           telephone number including
             area code, of registrant's principal executive offices)
                               ______________
                              Eugene I. Davis
                                 President
                             Emerson Radio Corp.
                               Nine Entin Road
                            Parsippany, NJ 07054
                               (201) 884-5800
                      (Name address including zip code
                            and telephone number
               including area code, of agent for service)
                             ____________
                            With copies to:

     Albert G. McGrath, Jr., Esq.             Jeffrey M. Davis, Esq.
     Senior Vice President and                Lowenstein, Sandler, Kohl,
       General Counsel                           Fisher & Boylan, P.A.
     Emerson Radio Corp.                      65 Livingston Avenue
     Nine Entin Road                          Roseland, NJ 07068
     Parsippany, NJ 07054

  Approximate date of commencement of proposed sale to the public. As soon as practicable after the Securities and Exchange Commission declares the Registration Statement effective.

  If any of the securities being registered on this Form are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

                                   Proposed  Proposed
                                   maximum   maximum
                        Amount     offering  aggregate      Amount of
Title of each class of  to be      price per offering       registration
securities to be        registered security  price          fee
registered

 8 1/2% Senior            $20,750,000  Par       $20,750,000    $7,155.17
 Subordinated
 Convertible
   Debentures Due 2002
 Common Stock            (1)       (2)       (2)            (2)
   $.01 par value

(1) This Registration Statement also relates to an indeterminate number of shares of Common Stock to be issued if and when the Debentures are converted in accordance with the terms thereof, including terms providing for adjustment of the conversion price to prevent dilution.
(2) No additional consideration will be received for the Common Stock, and accordingly no registration fee is required in connection with the registration of the offer and sale of such Stock.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      EMERSON RADIO CORP.

Cross Reference Sheet Pursuant to Item 501 of Regulation S-K showing the location in the Prospectus of the response to items of Part I of Form S-1.

Form S-1 Item                   Location in Prospectus

1. Forepart of Registration     Cover Page
   Statement and Outside Front
   Cover Page of Prospectus

2. Inside Front and Outside     Cover Page; Available Information; Back
   Back Cover Pages of          Cover Page
   Prospectus

3. Summary Information, Risk    Summary; Risk Factors
   Factors and Ratio of
   Earnings to
   Fixed Charges

4. Use of Proceeds              Summary; Use of Proceeds; Management's
                                Discussion and
                                Analysis of Results of Operations and
                                Financial Condition

5. Determination of Offering    Cover Page; Summary; Risk Factors; Plan
   Price                        of Distribution

6. Dilution                        *

7. Selling Securityholders      Cover Page; Summary; Selling
                                Securityholders; Plan of
                                Distribution

8. Plan of Distribution         Cover Page; Summary; Plan of
                                Distribution

9.   Description of Securities
     to be Registered           Cover Page; Summary; Description of
                                Debentures; Description of Other
                                Securities

10.  Interests of Named Experts Certain Relationships and Related
     and Counsel                Transactions

11.  Information with Respect
     to the Registrant          Summary; Risk Factors; The Company;
                                Capitalization; Selected Consolidated
                                Financial Data; Management's Discussion
                                and Analysis of Results of Operations
                                and Financial Condition; Business;
                                Legal Proceedings; Management;
                                Executive Compensation and Other
                                Information; Certain Relationships and
                                Related Transactions; Principal
                                Stockholders; Description of Other
                                Securities; Consolidated Financial
                                Statements.

12.  Disclosure of Commission's      *
     position on indemnification
     for Securities Act liabilities
_____________
* Not Applicable



                    SUBJECT TO COMPLETION
         PRELIMINARY PROSPECTUS DATED SEPTEMBER 21, 1995

PROSPECTUS                                                         *

                         $20,750,000

                      EMERSON RADIO CORP.


          8 1/2% Senior Subordinated Convertible Debentures Due 2002


   This Prospectus relates to the offer and sale of up to $20,750,000 aggregate principal amount of 8 1/2% Senior Subordinated Convertible Debentures Due 2002 (the "Debentures") of Emerson Radio Corp. ("Emerson" or the "Company") by the Selling Securityholders (as hereinafter defined)
See "Selling Securityholders." The Debentures are convertible into shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), at any time prior to redemption or maturity at an initial conversion price of $3.9875 per share, subject to adjustment under certain circumstances.
This Prospectus also relates to the offer and sale of the shares of Common Stock which may be owned by the Selling Securityholders upon conversion of the Debentures. On September 15, 1995, the last reported sales price of the Common Stock, which is traded on the American Stock Exchange ("AMEX") under the symbol "MSN," was $3.3125 per share. See "Description of Debentures," "Description of Other Securities" and "Plan of Distribution."

   Interest on the Debentures is payable on March 15, June 15, September 15, and December 15, of each year commencing September 15, 1995. The Debentures are redeemable in whole or in part, at the option of the Company at anytime after August 15, 1998, at the redemption prices set forth herein, plus accrued interest, if any, to the redemption date. Each holder of Debentures will have the right to cause the Company to redeem the Debentures if certain Designated Events (as defined in the Indenture) should occur. The Debentures are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture). At September 15, 1995, there was approximately $19.5 million of outstanding Senior Indebtedness. The Debentures restrict the amount of Senior Indebtedness and other indebtedness that the Company and, in certain cases, its subsidiaries may incur. See "Description of Debentures."

   The Debentures were initially sold in reliance on exemptions under Section 4(2) and other exemptions under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("QIBs") and to a limited number of institutional "accredited investors" (as such term is defined in Rule 501 under the Securities Act and referred to herein as "Accredited Investors"). Certain of the Debentures and Common Stock underlying the Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc. No other trading market currently exists for the Debentures.

             AN INVESTMENT IN THE DEBENTURES OR THE UNDERLYING
               COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PURCHASERS OF THE DEBENTURES OR THE UNDERLYING COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         __________________________

                  The date of this Prospectus is September 21, 1995.

                            SUMMARY

      The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein.
References to "Emerson" or the "Company" in this Prospectus refer to Emerson Radio Corp. and its subsidiaries, unless the context otherwise indicates.

                         The Company

     Emerson, one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and audio consumer electronics and microwave oven products. The Company distributes its products primarily through mass merchants and discount retailers, leveraging on the strength of its "Emerson and G-Clef" trademark, a nationally recognized trade name in the consumer electronics industry. The trade name "Emerson Radio" dates back to 1912 and is one of the oldest and most well respected names in the consumer products industry. In addition, the Company offers a line of audio products for sale under the "H.H. Scott" brand name. Approximately $15 billion of factory sales are generated by the industry in the market segment in which the Company competes. In calendar year 1994, Emerson believes it was among the top three brand names in unit sales volume of video cassette recorders ("VCRs") and TV/VCR combinations and among the top five brand names in unit sales volume of color televisions.

     The Company believes it possesses an advantage over its competitors due to the combination of the Emerson brand recognition, its extensive distribution base and established relations with customers in the mass merchant and discount retail channels of distribution, its sourcing expertise and established vendor relations, and an infrastructure boasting personnel experienced in servicing and providing logistical support to the domestic mass merchant distribution channel. Emerson intends to leverage its core competencies to offer a broad variety of current and new consumer products to retail customers in developing markets worldwide.
The Company intends to form joint ventures and enter into licensing agreements which will take advantage of the Company's trademarks and utilize the Company's logistical and sourcing advantages.

     The Company's core business consists of the distribution and sale of various low to moderately priced product categories, including black and white and color televisions, VCRs, video cassette players ("VCPs"), TV/VCR combination units, home stereo and portable audio products and microwave ovens. The majority of the Company's marketing and sales of these products is concentrated in the United States and, to a lesser extent, Canada and certain other international regions. Emerson's major competition
in these markets are foreign-based manufacturers and distributors.   See
"Business."

     The Company successfully restructured its financial position (the "Restructuring") through a plan of reorganization confirmed under Chapter 11 of the United States Bankruptcy Code ("Plan of Reorganization") on March 31, 1994. Through the Restructuring, the Company reduced its institutional debt by approximately $203 million. Additionally, the Company increased its net sales by 34% in the fiscal year ended March 31, 1995 ("Fiscal 1995"), the fiscal year immediately following emergence from bankruptcy, as compared to the prior fiscal year. Also, since the fiscal year ended March 31, 1993 ("Fiscal 1993"), the Company has reduced its annual fixed operating costs by more than 50%. See "The Company
- - Restructuring of the Company."

                          The Offering

Securities Offered           $20,750,000 aggregate principal
                             amount of 8 1/2% Senior
                             Subordinated Convertible
                             Debentures Due 2002 and the
                             underlying shares of Common
                             Stock by the Selling
                             Securityholders.  See
                             "Description of Debentures" and
                             "Selling Securityholders."

Interest Payment Dates       March 15, June 15, September 15
                             and December 15 of each year
                             commencing September 15, 1995.
                             For the interest period ending
                             on September 15, 1995, interest
                             as to each Debenture will be
                             calculated from the closing
                             date of the sale to the initial
                             Debenture holder applicable to
                             such Debenture.

Conversion Rights            The Debentures are convertible
                             prior to redemption or
                             maturity, at the option of the
                             holder, into shares of Common
                             Stock at an initial conversion
                             price of $3.9875 per share of
                             Common Stock, subject to
                             adjustment under certain
                             circumstances (the "Conversion
                             Price").  See "Description of
                             Debentures."

Redemption at Option of the  At the Company's option, the
Company Debentures are redeemable after the expiration of three years from the date of issuance, in whole or in part, at the redemption prices (expressed as a percentage of principal amount) set forth below for the applicable 12-month period beginning August 15:

                             Year          Redemption Price

                             1998               104%
                             1999               103%
                             2000               102%
                             2001               101%

                             and at maturity at 100% of
                             principal, together in the case
                             of any such redemption with
                             accrued interest to the
                             redemption date.  See
                             "Description of Debentures."

Repurchase at Option of      If a Designated Event (as
Holders                      defined herein)  occurs, each
                             holder of the Debentures has
                             the right, subject to certain
                             conditions and restrictions, to
                             require the Company to offer to
                             repurchase all outstanding
                             Debentures, in whole or in
                             part, owned by such holder at
                             100% of their principal amount
                             plus accrued interest, if any,
                             to the date of repurchase.  If
                             a Designated Event occurs, no
                             assurance can be given that the
                             Company would have sufficient
                             funds to pay the repurchase
                             price for all Debentures
                             tendered by the holders
                             thereof.  The Company's ability
                             to make such payments may be
                             limited by the terms of then
                             existing borrowings and other
                             agreements.  See "Risk
                             Factors," "Management's
                             Discussion and Analysis of
                             Results of Operations and
                             Financial Condition" and
                             "Description of Debentures."

Subordination                The Debentures are subordinated
                             to all existing and future
                             Senior Indebtedness (as defined
                             herein).  At September 15,
                             1995, there was approximately
                             $19.5 million of outstanding
                             Senior Indebtedness.  The
                             Indenture (the "Indenture")
                             governing the Debentures
                             restricts the amount of Senior
                             Indebtedness and other
                             indebtedness that the Company
                             and, in certain instances, its
                             subsidiaries may incur.  See
                             "Description of Debentures."

Use of Proceeds              The Company will not receive
                             any of the proceeds from the
                             sale of Debentures and/or
                             underlying Common Stock offered
                             and sold by the Selling
                             Securityholders.

Registration                 In the Indenture, the Company
                             agreed to file  the
                             registration statement
                             applicable to this Prospectus
                             (the "Registration Statement")
                             covering the resale of the
                             Debentures (and the resale of
                             the Common Stock underlying the
                             Debentures) by December 21,
                             1995 and to maintain such
                             effectiveness for a three-year
                             period.  The interest rate on
                             the Debentures shall be
                             increased by 0.5% if the
                             Company fails to cause the
                             Registration Statement to
                             become effective by December
                             21, 1995 or to maintain such
                             effectiveness for a three-year
                             period provided that such
                             increase shall be effective
                             only for so long as the
                             Registration Statement is not
                             effective.  See "Description of
                             Debentures."

Trading Market               Certain of the Debentures (and
                             the Common Stock underlying
                             such Debentures) sold to QIBs
                             have been designated for
                             trading on the PORTAL System.
                             No other market currently
                             exists for the Debentures.  The
                             Common Stock is listed on the
                             AMEX under the symbol "MSN."
                             See "Description of Debentures"
                             and "Description of Other
                             Securities."


Shares of Common Stock
Outstanding Before Offering1 40,252,772

Shares of Common Stock
Outstanding
Assuming Conversion of
$20,750,000 Aggregate
Principal Amount of          45,456,533
Debentures1,2

Certain Covenants            The Indenture pursuant to which
                             the Debentures were issued
                             restricts, among other items,
                             the ability of the Company and
                             its subsidiaries to: incur
                             additional indebtedness, pay
                             dividends or make distributions
                             or other restricted payments;
                             consolidate, merge or sell all
                             or substantially all of their
                             assets; create liens; sell
                             certain assets; sell or issue
                             capital stock of the Company's
                             subsidiaries; make certain
                             investments, loans and
                             advances; enter into
                             transactions with affiliates;
                             and make prepayments on
                             outstanding indebtedness other
                             than Senior Indebtedness.
                             These covenants are subject to
                             important exceptions and
                             qualifications.  See
                             "Description of Debentures."

Risk Factors                 The Debentures offered hereby
                             involve a high degree of risk.
                             Prospective purchasers of the
                             Debentures or the Common Stock
                             underlying the Debentures
                             should carefully consider all
                             the information set forth in
                             this Prospectus and, in
                             particular, should evaluate the
                             specific risk factors set forth
                             under "Risk Factors,"
                             including, but not limited to,
                             a discussion of operating
                             losses and recent
                             reorganization, the Company's
                             secured indebtedness and
                             financing, and certain
                             outstanding litigation.

<footnote>
1Does not include an aggregate of 3,550,000 shares of Common Stock issuable upon exercise of (i) 1,890,000 outstanding options exercisable at a weighted average exercise price of $1.03 per share; (ii) 750,000 outstanding seven-year warrants exercisable at an exercise price of $1.00 per share until March 31, 1997 and excalating $0.10 per share per annum thereafter until expiration (March 31, 2001); (iii) 410,000 options available for issuance under the Company's stock option plans; and (iv) 500,000 outstanding five-year warrants exercisable at an exercise price of $3,9875 per share granted to Dresdner Securities (USA) Inc. (the "Placement Agent") and its authorized dealers in connection with the private placement of Debentures. Also does not include shares of Common Stock issuable from and after March 31, 1997, upon conversion of $10 million of Series A Preferred Stock at a price equal to 80% of the average market value of a shares of Common Stock at the time of conversion. See "Risk Factors-Potential Future Sales of Stock,"
"Executive Compensation and Other Information" and "Description of Other Securities."

2Gives effect to the issuance of 5,203,761 shares of Common Stock upon conversion of $20,750,000 aggregate principal amount of Debentures at the initial Conversion Price of $3,9875 per share.
</footnote>

             Summary of Consolidated Financial and Operating Data


         The following table sets forth for the periods and dates indicated, selected consolidated financial data of the Company and its subsidiaries. The Company changed its fiscal year-end from December 31 to March 31, beginning with the period ended March 31, 1992. Previously, the Company had changed its fiscal year-end from March 31 to December 31, beginning with the period ended December 31, 1990. The Summary Financial Data should be read in conjunction with the Consolidated Financial Statements, including the notes thereto set forth elsewhere in this Prospectus. All unaudited financial information reflects all adjustments that management believes necessary to present fairly the results of operations for the periods being reported.


                                     Historical
                       Nine Months  Year    Three Months   Year     Year    Year    Three Months   Three Months
                         Ended      Ended      Ended       Ended    Ended   Ended      Ended         Ended
                        Dec. 31,    Dec. 31   Mar. 31     Mar. 31   Mar 31, Mar. 31,  June 30       June 30,
                         1990        1991      1992        1993      1994    1995       1994         1995
                         (In thousands, except per share and ratio data)
Statement of Operations Data:
Net Sales:
Core Business           $528,809    $716,651  $169,936    $741,357  $487,390 $654,671   $137,140      $57,058
Personal Computers
and Other               $ 96,609      73,555     1,562         --        --       --       --            --
                         625,418     790,206   171,498     741,357   487,390  654,671     137,140      57,058
Net Earnings
  (Loss(1)              $(37,463)    (60,746)  ( 6,976)    $56,000)   55,501    7,375      (2,894)     (1,401)

Per Common Share:
Net Earnings (Loss)
 Per Common Share      $  (1.03)    $ (1.60) $  (0.18)    $ (1.47)     1.45      0.16      (0.09)    $  (0.03)

Weighted Average
Number of Common
 and Common Equivalent
  Shares Outstanding     36,519      37,897   37,968      38,179      38,191   46,571     33,333       40,253

Common Shareholders'
  Equity (Deficit)(3)  $   1.78        0.12    (0.04)      (1.52)       0.98     1.08       0.88         1.04

Ratio of Earnings
(Loss) to
Combined Fixed
Charges and
Preferred Stock
Dividends               ( 1.85)       (2.21)  (0.60)      (2.03)      (6.16)     2.92      (3.74)       (0.86)

Coverage Deficiency     13,978       18,546   4,217      18,257      10,243       --         635          803


                                                As of June 30, 1995
    Balance Sheet Data:                      Actual         As Adjusted(4)



    Working Capital                          $39,871         $ 59,244
    Total Assets                             103,422          104,799
    Total Debt                                25,870           27,247
    Common Shareholders' Equity               42,944           42,944
    Shareholders' Equity                      51,944           51,944

__________________
(1) The  net earnings for the fiscal year ended March 31, 1994  ("Fiscal
    1994"), include an extraordinary gain of $129,155,000, or $3.38 per share, on the extinguishment of debt settled in the Plan of Reorganization. Additionally, the Company recorded reorganization expenses of $17,385,000 relating primarily to the writedown of assets transferred to creditors under the Plan of Reorganization and professional fees and other related expenses incurred during the bankruptcy proceedings. The results of operations for Fiscal 1993, the three months ended March 31, 1992 and the year ended
    December  31,  1991  include  restructuring and other  nonrecurring  charges
    aggregating  $35,002,000, $3,698,000 and $36,964,000,  respectively.   These
    charges represent the cost of discontinuing the personal computer business, professional fees and other expenses related to the Company's financial restructuring, and the up-front costs and writedowns of certain assets associated with implementing long-term cost reduction programs. Charges for Fiscal 1993 also include costs related to the Company's proxy contest
    settled  in  June  1992.   The year ended December 31,  1991  also  includes
    charges related to the discontinuance of the H.H. Scott domestic business.
(2) Net  earnings  (loss) per common share for all periods,  except  Fiscal
    1995  and  the  three months ended June 30, 1994 and 1995, are based  on the weighted average number of old common shares outstanding during each
    period.   Net  earnings  per  common share for Fiscal 1995 is  based  on the weighted average number of shares of new Common Stock and related common stock equivalents outstanding during the year. Common Stock equivalents include 9,081,000 shares assuming conversion of $10 million of Series A Preferred Stock at a price equal to 80% of the weighted average market value of a share of Common Stock, determined on a quarterly basis. Since the Series A Preferred Stock is not convertible into Common Stock until March 31, 1997, the number of shares issuable upon conversion may be significantly different.
    Net loss per common share for the three months ended June 30, 1994 and 1995 is based on the weighted average number of shares of new Common Stock outstanding during each period. The net loss per share for both periods does not include common stock equivalents assumed outstanding since they are anti-dilutive.
(3) Calculated based on common shareholders equity (deficit) divided by actual shares of Common Stock outstanding. Common shareholders' equity at March 31, 1994 and 1995 and June 30, 1994 and 1995 are equal to total shareholders' equity less $10 million for the liquidation preference of the Series A Preferred Stock.
(4) Balance sheet data is adjusted to give effect to the initial application of the estimated net proceeds of $19,373,000 from the issuance of $20,750,000 of Debentures.

                    Supplemental Results of Operations

      The following table presents consolidated sales and net earnings (loss) for the past five years on the basis of a March 31 fiscal year-end. This information is provided for comparative purposes only and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" set forth elsewhere in the Prospectus. The financial information for the years ended March 31, 1992 and March 31, 1991 is unaudited and was derived by adjusting the audited results of operations of the Company for the years ended December 31, 1990 and December 31, 1991 to include the results of operations for the three month periods ended March 31, 1991 (unaudited) and March 31, 1992, respectively, and to omit the unaudited results of operations for the three months ended March 31, 1991 for the latter. All unaudited financial information reflects all adjustments that management believes necessary to present fairly the results of operations for the periods being reported.

                                 Year Ended March 31,

                            1991     1992      1993      1994      1995
                             (In thousands, except per share data)

Net Sales:
  Core Business         $662,421  $752,975  $741,357   $487,390   $654,671
  Personal Computers
   and Other             123,385    48,341     -         -        -

                        $785,806  $801,316  $741,357   $487,390   $654,671

Net Earnings
   (Loss)               $(52,435) $(52,750) $(56,000) $  55,501   $  7,375

Net Earnings (Loss)
Per Common Share(1)(2)  $  (1.42) $  (1.39) $  (1.47) $    1.45   $   0.16

Weighted Average
Number of Common
and Common Equivalent
  Shares Outstanding      36,854    37,925    38,179     38,191     46,571

_______________
(1)The  net  earnings  for Fiscal 1994 include an  extraordinary
   gain   of   $129,155,000,  or  $3.38  per   share,   on   the
   extinguishment of debt settled in the Plan of Reorganization.
   Additionally, the Company recorded reorganization expenses of
   $17,385,000  relating primarily to the write down  of  assets transferred  to  creditors in the Plan of Reorganization  and professional fees and other related expenses incurred  during the  bankruptcy  proceedings.  The results of operations  for the  fiscal years ended March 31, 1993, 1992 and 1991 include
   restructuring    and    nonrecurring   charges    aggregating
   $35,002,000,  $40,012,000 and $650,000, respectively.   These
   charges  represent  the  cost of discontinuing  the  personal computer  business,  professional  fees  and  other  expenses related to the Company's financial restructuring, and the up-
   front costs and write downs of certain assets associated with implementing long-term cost reduction programs.  Charges  for
   Fiscal 1993 also include costs related to the Company's proxy contest settled in June 1992.  The year ended March 31,  1992 also  includes charges related to the discontinuance  of  the
   H.H. Scott domestic business.

(2)Net  earnings (loss) per common share for all periods, except
   Fiscal 1995, are based on the weighted average number of shares of Common Stock outstanding during each fiscal year.
   Net earnings per common share for Fiscal 1995 is based on the weighted average number of shares of new Common Stock and related common stock equivalents outstanding during the year.
   Common stock equivalents include 9,081,000 shares assuming conversion of $10 million of Series A Preferred Stock at a price equal to 80% of the weighted average market value of a share of Common Stock, determined on a quarterly basis.
   Since the Series A Preferred Stock is not convertible into Common Stock until March 31, 1997, the number of shares issuable upon conversion may be significantly different.

                          RISK FACTORS

      An  investment  in the Debentures or the underlying  Common
Stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as other information contained in this Prospectus:

Operating Losses and Recent Reorganization

      Although the Company reported a net profit of $7,375,000 in
Fiscal  1995,  the Company subsequently reported a  net  loss  of
$1,401,000 for the first quarter of its fiscal year ending  March
31,  1996  ("Fiscal  1996").  See "Risk Factors  -  Seasonality."
Prior thereto, the Company, on a consolidated basis, operated  at a loss in the aggregate from the nine month period ended December
31,  1990  through Fiscal 1994 and had an accumulated deficit  of
$199.9  million as of March 31, 1994, prior to the  extraordinary gain recognized on the extinguishment of debt as a result of  the
Restructuring.  See "The Company - Restructuring of the Company."
For Fiscal 1994, the Company experienced a significant decline in sales  from the prior year, which decline commenced in the latter part  of Fiscal 1993.  Additionally, for Fiscal 1994, the Company
generated  a  gross  profit of $0.9 million on  consolidated  net sales  of $487.4 million and recorded a consolidated net loss  of
$73.7  million prior to the extraordinary gain recognized on  the extinguishment of debt.  During Fiscal 1993, the Company reported a  consolidated net loss of $56 million attributable  to  reduced sales to key customers and recorded substantial restructuring and
other  nonrecurring charges aggregating $35 million.   While  the
Company  reported a profit for Fiscal 1995, and decreased  losses by  approximately 52% for the three months ended June 30, 1995 as compared  to  the  same  period in  the  prior  Fiscal  Year,  no assurance can be given that the Company will be able to  continue to  generate sufficient revenues to meet its operating  expenses, make  its  interest  payments under the Debentures  or  otherwise continue  to operate profitably in the future.  See "Management's
Discussion  and Analysis of Results of Operations  and  Financial
Condition."

Risks  Associated  With  the Company's Secured  Indebtedness  and
Financing

      As  of  September  15, 1995, the Company had  approximately
$19.5  million of Senior Indebtedness outstanding with its United
States  secured  credit lender pursuant to the  terms  of  a  $60 million  credit  facility.  Substantially all of  the  assets  of
Emerson  and  certain  of  its  subsidiaries,  except  for  their
trademarks,   are   encumbered  to  secure  repayment   of   such
indebtedness.   The trademarks are subject to a  negative  pledge
covenant.   See "Management's Discussion and Analysis of  Results
of  Operations and Financial Condition - Subsequent Events."  The
Company's  ability  to meet its ongoing debt service  obligations and  operate  its  business will depend on a number  of  factors, including  its  ability  to  operate its  business  as  presently projected, the success of future operations, the availability  of working  capital  and  compliance with the  requirements  of  the
Indenture.  See "Management's Discussion and Analysis of  Results
of  Operations  and  Financial  Condition"  and  "Description  of
Debentures."  As market conditions permit, the Company  plans  to secure  additional financing (subject to restrictions imposed  on it  by its credit facilities and the Indenture), as necessary, in the  form  of debt or equity, to finance the growth of  its  core business, product line extensions and any new business ventures.

Dependence on Key Customers

     During the three months ended June 30, 1995 and Fiscal 1995,
1994,   and   1993,  approximately  16%,  53%,  34%,   and   39%,
respectively, of consolidated net sales were made by the  Company to  Wal-Mart  Stores, Inc. ("Wal-Mart").  Similarly, during  such periods, 10%, 10%, 12% and 11%, respectively, of consolidated net
sales  were  made  by the Company to Target Stores,  Inc.   While
management   believes  that  the  Company   presently   has   and
historically has had good relationships with these two customers, the  Company  has no long-term contracts with such customers,  as they purchase on individually placed purchase orders submitted to the  Company.  The Company has entered into agreements with Otake
Trading  Co.,  Ltd.  and certain related entities  ("Otake")  its largest  supplier,  which provide, among other  things,  for  the limited  license  of  certain  trademarks  to  that  supplier  to manufacture and sell video product under the "Emerson and G-Clef"
trademark directly to  Wal-Mart.   The decrease in sales to
Wal-Mart for  the  three months  ended  June  30, 1995, as compared to the  other  periods presented  was  the  direct result of these
agreements.   It  is anticipated  that the net operating results
of the  Company  will not   be   adversely  impacted  by  such  a
decline  in   volume attributable to the licensing arrangement with
its supplier since the  Company will receive royalty payments under this arrangement and a corresponding reduction in the Company's operating expenses attributable thereto.  No assurance can be given
that the Company will   obtain  such  operating  results  or  that
the  licensing arrangement  will  not  adversely impact its  operations or  the reputation  of  its  trade names or products.  See  "Management's
Discussion  and Analysis of Results of Operations  and  Financial
Condition."  There can be no assurances that other key  customers will  continue  to  account  for comparable  percentages  of  the
Company's sales and the loss of a significant volume of purchases could  have  a material adverse impact on the Company in  certain circumstances.

Dependence on Key Vendors

      The  Company is dependent upon certain unaffiliated foreign
manufacturers   for  various  components,  parts   and   finished
products;  some of those manufacturers also produce products  for the  Company's  competitors.  In particular, Otake accounted  for approximately  18%,  73%,  59%, and  71%,  respectively,  of  the
Company's purchases during the three months ended June  30,  1995 and  Fiscal  1995,  1994,  and 1993.  The  Company  has  recently entered  into agreements with Otake, including a supply agreement which  provides the Company the option to purchase video  product from  Otake  for  a period of three years.  See "Risk  Factors  -
Dependence  on  Key Customers" and "Business - Licensing."   Kong
Wah  Video  Company  Limited and related  entities  ("Kong  Wah")
accounted for approximately 10% of the Company's purchases during
the   three   months  ended  June  30,  1995  and  Fiscal   1994.
Additionally, Daewoo Electronics Co., Ltd., Imarflex,  Mfg.  Co.,
Ltd.  and Musical Electronics Limited accounted for approximately
22%, 21% and 14%, respectively, of the Company's purchases during the three months ended June 30, 1995.  Disruption or cessation in purchases  from,  any delay or disruption in regular  and  timely deliveries  by, or any deterioration in the quality  of  products of,  such  vendors could have a material adverse  effect  on  the
Company's  results of operations.  Management, however,  believes alternative  sources of supply are available in the  marketplace.
From  time  to  time, the Company has been required  to  allocate product  among  its customer base.  See "Management's  Discussion and  Analysis  of Results of Operations and Financial  Condition"
and "Business - Design and Manufacturing."

No Security for Debentures; Subordination

      The  Debentures represent general unsecured obligations  of
the  Company.   The  rights of the holders of the  Debentures  to
receive   payment  of  any  principal  or  interest  thereon   is
subordinate  to  the  prior  payment of  the  principal  of  (and premium,  if  any), and the interest on, all Senior  Indebtedness
(as   defined  in  the  Indenture  and  summarized  herein  under
"Description of Debentures") of the Company, whether  secured  or unsecured,  and  any  deferrals, renewals or extensions  of  such
Senior  Indebtedness.   As of September  15,  1995,  the  Company
estimates  its  Senior  Indebtedness to  be  approximately  $19.5 million.  Upon any receivership, insolvency, assignment  for  the benefit of creditors, bankruptcy, reorganization, sale of all  or substantially all of the assets, dissolution, liquidation, or any other  marshalling of the assets and liabilities of the  Company, or,  if  the  Debentures  are declared due  and  payable  on  the occurrence  of an Event of Default (as defined herein),  then  no amounts shall be paid by the Company on the Debentures for  their respective  principal and interest thereon unless and  until  the principal  of, and the interest on, all Senior Indebtedness  then outstanding are paid in full.  See "Description of Debentures."

Lack   of  Sinking  Fund;  Substantial  Final  Payment  for   the
Debentures

      The Company is under no obligation to make any sinking fund payments  with  respect to the Debentures and the Debentures  are redeemable only at the Company's option prior to stated maturity,
except  for  a  holder's  limited  right  to  repayment  upon   a
Designated  Event pursuant to the terms of the Indenture.   Thus,
the  Company will be required to repay on August 15, 2002, up  to the principal amount of the Debentures sold in this Offering, and then  outstanding, and any accrued interest thereon on such date.
If  the Company does not have sufficient funds to pay such amount at  maturity,  it will have to refinance the Debentures  at  that time.  There can be no assurance that the Company will be able to obtain such financing.  See "Description of Debentures."

Licensing Risks

      The Company has licensed the "Emerson and G-Clef" trademark to certain parties on  a  limited  basis and intends to pursue
additional  licensing opportunities.   While  the  Company believes
that  its  quality control system and contractual protective provisions are adequate to  protect the integrity and reputation of its trademarks, there can  be  no assurance that the actions of the Company's licensees in  manufacturing or distributing products under the Emerson and G-Clef"
trademark will not adversely, even if temporarily, impact the value of  the
Company's  trademarks.  The Company has registered  the  "Emerson and G-Clef"
"H.H. Scott"  and  "Scott"  trademarks  for  certain  of  its  consumer products  in the United States, Canada, Mexico and various  other
countries.   Despite  the  legal  protection  afforded  by   such
registration, there can be no assurance that there  will  not  be infringements  of  the Company's trademarks or that  the  Company would  be  able to successfully prosecute any such infringements.
Any  damage  to  the Company's trademarks by a  licensee  or  any trademark  infringement could have a material adverse  effect  on the  Company's business.  Further, the Company has agreed not  to pledge  its  trademarks  under its United States  secured  credit facility  and under the Indenture.  See "Management's  Discussion and  Analysis of Results of Operations and Financial Condition  -
Subsequent  Events,"  "Business  -  Licensing"  and  "Business  -
Trademarks."

Seasonality

      The  Company generally experiences stronger demand for  its products  in  the quarters of each year ending September  30  and
December 31.  Accordingly, to accommodate such increased  demand, the  Company  is  generally required to place  seasonally  higher orders  with its vendors during the quarters ending June  30  and
September  30, thereby affecting the Company's need  for  working capital  during  such  periods.  On a  corresponding  basis,  the
Company  also is subject to increased returns during the quarters ending  on  March  31  and June 30, which adversely  affects  the
Company's  collections  activities  during  such  periods,   also
affecting its liquidity.  Operating results may fluctuate due  to other  factors  such  as the timing of the  introduction  of  new products,  price  reductions by the Company and its  competitors, demand  for the Company's products, product mix, delay, available inventory levels, fluctuation in foreign currency exchange  rates relative to the United States dollar, seasonal cost increases and general  economic conditions.  See "Management's  Discussion  and
Analysis of Results of Operations and Financial Condition."

Competition and Dependence on Market Acceptance

      The  market segment in which the Company competes is highly competitive.  The mass merchandise and discount retail market  is divided  among a large number of foreign-based manufacturers  and distributors.  Many  of  the Company's competitors  have  or  may obtain significantly greater financial and marketing strength and resources  than  the  Company,  enabling  them  to  compete  more effectively than the Company.  Further, the Company's business is dependent upon consumer awareness and acceptance of existing  and new products.  The Company's products compete at the retail store level for shelf space and promotional displays, all of which have an  impact on the Company's established and proposed distribution
channels.   Competition,  or  failure  of  consumers  to   accept
existing  or  new products, may result in reduced sales,  reduced
profit  margins,  or  both, for the Company.   There  can  be  no
assurance   that   the  Company  will  not  encounter   increased
competition  in  the future, which could have a material  adverse effect  on  the  ability  of the Company to  successfully  market existing  products, develop new products or expand its  business.
See   "Management's  Discussion  and  Analysis  of   Results   of
Operations and Financial Condition" and "Business - Competition."

Potential Product Liability and Insurance Limits

     A failure of any of the products marketed by the Company may subject  the Company to the risk of product liability claims  and litigation arising from injuries allegedly caused by the improper functioning  or  design of its products.  The  Company  currently maintains  product  liability  insurance  in  amounts  which  the
Company  considers  adequate.  No product liability  claims  have been  asserted or, to the knowledge of the Company's  management, threatened against the Company to date, which management believes
would   have   a   material  adverse  effect  on  the   Company's
consolidated financial position.  To the extent product liability losses  are beyond the limits or scope of the Company's insurance coverage,  any  such losses could have a material adverse  effect
upon  the  Company's  business,  operations,  profitability   and
assets.

Government Regulation

      Pursuant  to the Tariff Act of 1930, as amended, the  Trade
Act  of  1974, and regulations promulgated thereunder, the United
States   Government  charges  tariff  duties,   excess   charges,
assessments and penalties on many imports.  These regulations are subject  to constant change and revision by governmental agencies and  by action of the United States Trade Representative and  may have the effect of increasing the cost of goods purchased by  the
Company  or limiting quantities of goods available to the Company from  its  overseas suppliers.  Additionally, a number of  states have  adopted  statutes regulating the manner of determining  the amount  of  payments  to independent service  centers  performing warranty  service on products such as those sold by the  Company.
Such statutes may have the effect of increasing the costs of  the
Company's   operations.   Additional  Federal   legislation   and
regulations  regarding  the importation of  consumer  electronics products,  including the products marketed by the  Company,  have been  proposed from time-to-time and, if enacted into law,  could
adversely  affect  the  Company's  results  of  operations.   See
"Business -- Government Regulation."

Tax Risks

     The Company realized a substantial amount of cancellation of
indebtedness ("COD") as a result of the Restructuring.   However,
the  Company did not include such COD in its gross income because the  Restructuring  was  consummated  as  part  of  the  Plan  of
Reorganization.   See  "The  Company  -  Restructuring   of   the
Company."   Ordinarily, the Company would be required  to  reduce
certain Federal income tax attributes (e.g., a net operating loss for the taxable year of the debt discharge, net operating loss or tax credit carry forwards, tax basis of assets) by the amount  of
COD  so excluded from its gross income.  The Company's management believes that the exchanges of debt-for-stock by certain  of  the
Company's institutional creditors should qualify for an exception from  those  requirements  applicable to  certain  stock-for-debt
exchanges.   Further, management believes that the  Restructuring
should  qualify as a tax free reorganization under  the  Internal
Revenue  Code of 1986, as amended (the "Code").  It  is  possible
that  the  Internal  Revenue  Service  could  contend  that   the
stock-for-debt  exception is not applicable to the Restructuring,
or   that  the  Restructuring  does  not  constitute  a  tax-free
reorganization.   In  either  such  event,  the   Company's   net
operating  loss carry forwards and tax credit carry forwards  and other  tax  attributes would be reduced by a significant  amount, and  the  reorganized Company's taxable income would  be  greater than  it  would  be if the Restructuring constitutes  a  tax-free reorganization.

      Assuming  the  stock-for-debt  exception  applies  and  the
Restructuring   qualifies   under  the  tax-free   reorganization
provisions  of  the  Code,  the  ability  to  carry  forward  the
Company's  net operating loss and tax credit carry forwards  from taxable  years (or portions thereof) ending on or  prior  to  the consummation  of  the Plan of Reorganization  is  subject  to  an
annual  limitation under Sections 382 and 383 of the  Code.   The
annual  limitation is approximately $2,200,000.  This  limitation could be reduced or eliminated if the Company becomes subject  to a  second, later, annual limitation under Sections 382 and 383 of the Code because of future equity changes, including the issuance of  the Common Stock on conversion of the Debentures described in
this  Prospectus.   Finally,  under  certain  circumstances,  the
Company could become subject to a personal holding company tax in the future.  See "Certain Federal Income Tax Considerations."

Controlling Stockholders

      As  a  result  of the Restructuring, Fidenas  International
Limited,  now  known  as  Fidenas International  Limited,  L.L.C.
("Fidenas    International"),   Elision    International,    Inc.
("Elision") and GSE Multimedia Technologies Corporation  ("GSE"),
own,  in  the  aggregate,  30 million  shares  of  Common  Stock, representing  approximately 74.5% of  the  Company's  outstanding shares  of  Common Stock.  Geoffrey P. Jurick,  Chairman  of  the
Board of Directors and Chief Executive Officer of the Company may
be  deemed  to  control  each of Fidenas International,  GSE  and
Elision, through stock ownership, direct or indirect, position of officer  or  director, or otherwise.  Consequently, such  persons and entities on a combined basis will have the power to elect the
Company's   Board  of  Directors  and,  consistent   with   their
respective  fiduciary  responsibilities, to  approve  any  action requiring stockholder approval.  Because of the existence of such interrelationships noted above, it is possible that conflicts  of interest may arise between certain of the Company's officers  and directors,  Fidenas  International, GSE, Elision  and/or  any  of
their respective affiliates.  If conflicts of interest arise, the
Company's  Board  of Directors is obligated to resolve  any  such
conflicts in a manner consistent with its fiduciary duties.   All
future  transactions between the Company and its affiliates  will be  on  terms  no  less  favorable than could  be  obtained  from unaffiliated third parties and must be approved by a majority  of the  independent  outside  members  of  the  Company's  Board  of
Directors  who  do  not  have an interest  in  the  transactions.
Further,  certain restrictions have been imposed on  transactions between  the Company and its affiliates in the Indenture for  the
Debentures.  See "Principal Stockholders," "Certain Relationships
and   Related  Transactions,"  "Description  of  Debentures"  and
"Description of Other Securities."

Litigation Relating to Common Stock

       The   shares  of  Common  Stock  issued  to  GSE,  Fidenas
International  and  Elision in connection with the  Restructuring are  the subject of certain legal proceedings in the Commonwealth of Bahamas and the United States.  It is possible that a court of competent jurisdiction may order the turnover of all or a portion of  the  shares of Common Stock owned by such persons to a  third
party.   A turnover of a substantial portion of the Common  Stock
could result in a "change of control" prohibited pursuant to  the terms  of the Company's credit facility and pursuant to the terms of  the Debentures.  Additionally, such a change in control could
result  in  a  second  ownership  change  further  limiting   the
Company's  ability  to use its net operating  loss  carryforwards
("NOLs")  and  tax  credit  carryovers ("TCCOs").   See  "Certain
Federal Income Tax Considerations," "Principal Stockholders"  and
"Legal  Proceedings."  If a turnover of a substantial portion  of the Common Stock results from such legal proceedings, the holders of  such  Common  Stock may have different investment  objectives
than  the  current holders of the Common Stock.   Sales  of  such
Common  Stock by such holders, or the perception that such  sales may  occur,  could adversely affect prevailing market prices  for the Common Stock or the Company's ability to raise capital in the
future.   See  "Description of Debentures" for a  description  of
certain  adjustments in the Conversion Price  of  the  Debentures upon  certain decreases in the weighted average closing price  of the  Common  Stock attributable to certain events resulting  from
the  litigation  described  in  this  paragraph.   However,  such
securities would constitute "restricted securities" as defined in paragraph  (a)(3)  of Rule 144 promulgated under  the  Securities
Act.   Resales of such securities may only be made in  compliance with  Rule 144, another applicable exemption under the Securities
Act, or pursuant to an effective registration statement under the
Securities Act.  A settlement of the legal proceedings  described above may entail requests for certain actions to be taken by  the
Company   to  permit  greater  liquidity  of  any  Common   Stock
transferred  pursuant to any such settlement.  Such  actions,  if any,  on  the part of the Company will be taken by the  Board  of
Directors of the Company consistent with its fiduciary duties and in  accordance with certain restrictive provisions  contained  in the  Indenture  for  the  Debentures.  The  Placement  Agent  has
agreed,  subject  to  the  granting  of  registration  rights  in accordance  with the requirements of the Indenture and applicable law,  to  permit  the registration of up to 5,000,000  shares  of
Common  Stock  owned by GSE, Fidenas International  and  Elision, which registration rights were subsequently approved by the Board of  Directors of the Company.  No assurance can be given that any settlement of such legal proceedings will occur or that the terms of  any  such  settlement will be beneficial to the Company,  its stockholders or the market value of the Debentures or the  Common
Stock.   See  "Legal  Proceedings"  and  "Description  of   Other
Securities - Common Stock Eligible for Future Sale."

Bankruptcy Claims Resolution Process

      During and subsequent to the Restructuring, the Company has analyzed  the  various claims filed by creditors  in  the  United
States  Bankruptcy  Court for the District  of  New  Jersey  (the
"Bankruptcy Court") in the Company's bankruptcy proceedings  and,
where  appropriate,  contested certain claims.   The  Company  is
presently  engaged  in litigation regarding such  claims  and  no assurance  can  be  given as to whether an  unfavorable  judicial determination  could  have  a  material  adverse  effect  on  the
Company.  See "Legal Proceedings."

Risks Inherent in International Operations and Foreign Trade

      The  Company plans on increasing international distribution and  sales of its products.  There can be no assurance  that  the
Company's  trademarks  will be as widely recognized  or  accepted internationally as in the United States.  In addition, there  are certain  risks,  varying in degrees, inherent in  doing  business
internationally  and with respect to foreign trade.   Such  risks
include   the  possibility  of  quotas,  anti-dumping  laws   and
regulations, unfavorable changes in tax or other laws; partial or total  expropriation;  currency exchange  rate  fluctuations  and
restrictions   on  currency  repatriation;  the   disruption   of
operations,  production  and shipping from  labor  and  political disturbances,  insurrection  or  war;  and  the  requirements  of
partial local ownership of operations in certain countries.   See
"Business."

Absence of An Established Market; Restrictions on Transfer

     The Debentures sold to QIBs and Common Stock underlying such
Debentures have been designated for trading in the PORTAL  System and the Common Stock is listed for trading on the AMEX.  No other
market  currently exists for the Debentures.   There  can  be  no
assurance  that an active trading market for the Debentures  will develop  or,  if  one  develops,  that  it  will  be  maintained.
Although  the  Company  has agreed to use  its  best  efforts  to register  the  resale of the Debentures (and the  resale  of  the
securities   underlying  the  Debentures)  in  the   Registration
Statement by December 21, 1995 and to maintain such effectiveness for  a  three-year  period, there can be no assurance  that  such
Registration Statement will remain effective.  The interest  rate on the Debentures shall be increased by 0.5% if the Company fails to  cause  the  Registration Statement  to  become  effective  by
December 21, 1995 or to maintain such effectiveness for a  three-
year  period, provided that such increase shall be effective only for  so long as the Registration Statement is not effective.  See
"Description of Debentures."

Potential Future Sales of Stock

      No  prediction can be made as to the effect, if  any,  that future sales of securities by the Company, or the availability of shares  for  future sale, will have on the market  price  of  the
Common Stock prevailing from time-to-time.  Sales of Common Stock or  the  perception  that such sales may occur,  could  adversely affect  prevailing  market prices for the  Common  Stock  or  the
Company's  ability to raise capital in the future.  In connection with  its Restructuring, the Company issued 33,333,333 shares  of
Common  Stock ("Issued Common Stock") and 10,000 shares of Series
A  Preferred  Stock ("Series A Preferred Stock"), the  latter  of which  were  issued  to  the  Company's  group  of  bank  lenders
(collectively,  with  any  successors  in  interest,  the   "Bank
Lenders")   and   insurance  company  creditors  ("Noteholders"),
convertible  upon certain terms and conditions into Common  Stock and warrants ("Creditor's Warrants") to purchase an aggregate  of
750,000  shares of Common Stock.  3,333,333 shares of the  Issued
Common   Stock,  the  Creditor's  Warrants,  the   Common   Stock
underlying the Creditor's Warrants, the Series A Preferred Stock,
and  the  Common  Stock underlying the Series A Preferred  Stock, were  issued to certain of the Company's creditors in  connection with the Restructuring pursuant to Section 1145 of the Bankruptcy
Code,  and  are  therefore freely tradeable, to the  extent  such
creditors  are  not  affiliates of  the  Company.   Additionally,
769,446  shares of Common Stock were issued in February  1995  to such  creditors  and  6,149,993 shares were sold  in  the  public offering  authorized by the Plan of Reorganization  confirmed  in connection  with the Restructuring.  All such shares  are  freely tradeable.  The remaining 30 million shares of Common  Stock  are
"restricted  securities"  as that term is  defined  in  paragraph
(a)(3) of Rule 144 promulgated under the Securities Act, although the Company has recently granted certain registration rights with respect  to  5,000,000  of such shares  and  intends  to  file  a registration statement related thereto with the Commission in the
near  future.   Also,  the  Company has  outstanding  options  to
acquire  1,890,000 shares of Common Stock, granted in  accordance with  Rule  701  of the Securities Act, which may be  sold  under certain conditions and issued warrants to purchase 500,000 shares of  Common  Stock  to  the  Placement Agent  and  its  authorized dealers.  See "Description of Other Securities."  Future sales of shares  of the Common Stock, including those made under Rule  144 or  in  accordance  with  the  resale  provisions  of  Rule  701, depending  on the timing thereof, may (i) have an adverse  effect on the then prevailing market price, if any, of the Common Stock,
(ii)  adversely  affect the Company's ability  to  obtain  future financing  in  the  capital markets,  and  (iii)  also  create  a potential  large block of Common Stock coming into the market  at substantially the same time.  However, the holders of such shares of  Common Stock and officers and directors of the Company,  with
certain   significant  exceptions,  have  agreed  to   additional
restrictions on the transfer of their shares for a period  of  12
months.   See  "Description of Debentures"  and  "Description  of
Other Securities - Common Stock Eligible for Future Sale."

Anti-Takeover Provisions

       Certain   provisions  of  the  Company's  Certificate   of
Incorporation  and By-Laws, including provisions (i)  authorizing the  Board of Directors to create new series of preferred  stock, including series of preferred stock that affect the voting rights of Common Stock and may provide for conversion into Common Stock,
(ii) providing that any action requiring stockholder consent must be  effected at a meeting as opposed to by consent in writing and
(iii) setting forth that directors may only be removed for cause, upon  the  affirmative  vote  of  at  least  80%  of  the  voting securities  then outstanding, voting together as a single  class, may  make  it  more difficult for a third party to make,  or  may discourage a third party from making, an acquisition proposal for the Company or initiating a proxy contest and may thereby inhibit a  change  in control of the Company or the removal of  incumbent management  or  directors.  There can be no  assurance  that  the issuance  of  one or more series of preferred stock will  not  be authorized in the future.  See "Description of Other Securities."

Certain Covenants

      The  Indenture pursuant to which the Debentures were issued restricts,  with  certain exceptions and among other  items,  the ability  of  the Company and, in certain cases, its  subsidiaries
to:   incur  additional  indebtedness,  pay  dividends  or   make
distributions or other restricted payments; consolidate, merge or sell all or substantially all of their assets; create liens; sell certain  assets;  sell or issue capital stock  of  the  Company's subsidiaries; make certain investments, loans and advances; enter into  transactions  with  affiliates;  and  make  prepayments  on
outstanding  indebtedness other than Senior Indebtedness.   These
covenants are subject to important exceptions and qualifications.
See "Description of Debentures."

                          THE COMPANY

General

      Emerson,  one  of  the  nation's  largest  volume  consumer electronics  distributors,  directly  and  through  subsidiaries, designs,  sources,  imports and markets a variety  of  video  and
audio  consumer  electronics and microwave  oven  products.   The
Company distributes its products primarily through mass merchants and  discount  retailers, leveraging on the  strength  of  its
"Emerson and G-Clef" trademark,  a  nationally recognized trade name in  the  consumer electronics industry.  The trade name "Emerson
Radio" dates  back to 1912 and is one of the oldest and most well respected names in the  consumer products industry.  In addition, the Company offers a  line  of audio products for sale under the "H.H. Scott"  brand
name.   Approximately $15 billion of factory sales are  generated
by  the  industry  in  the market segment in  which  the  Company
competes.   In calendar year 1994, Emerson believes it was  among
the top three brand names in unit sales volume of VCRs and TV/VCR combinations  and among the top five brand names  in  unit  sales volume of color televisions.

      The  Company  believes it possesses an advantage  over  its
competitors   due  to  the  combination  of  the  Emerson   brand
recognition,  its  extensive distribution  base  and  established relations with customers in the mass merchant and discount retail channels  of distribution, its sourcing expertise and established
vendor   relations,  and  an  infrastructure  boasting  personnel
experienced in servicing and providing logistical support to  the domestic mass merchant distribution channel.  Emerson intends  to leverage  its  core  competencies to offer  a  broad  variety  of
current  and  new  consumer  products  to  retail  customers   in
developing markets worldwide.  The Company intends to form  joint ventures  and  enter into licensing agreements  which  will  take advantage  of the Company's trademarks and utilize the  Company's logistical and sourcing advantages.

     The Company's core business consists of the distribution and sale  of  various  low  to moderately priced product  categories, including  black  and  white and color televisions,  VCRs,  VCPs,
TV/VCR combination units, home stereo and portable audio products and microwave ovens.  The majority of the Company's marketing and sales of these products is concentrated in the United States and, to  a  lesser  extent,  Canada  and certain  other  international
regions.   Emerson's  major  competition  in  these  markets  are
foreign-based manufacturers and distributors.   See "Business."

     The Company successfully restructured its financial position through  the  Plan of Reorganization.  Through the Restructuring,
the  Company reduced its institutional debt by approximately $203
million.   Additionally, the Company increased its net  sales  by
34%  in  Fiscal  1995, the fiscal year immediately following  its emergence from bankruptcy, as compared to the prior fiscal  year.
Also, since Fiscal 1993, the Company has reduced its annual fixed operating costs by more than 50%.

      The  Company was originally formed in the State of New York in  1956  under  the  name Major Electronics Corp.  In  1977  the
Company reincorporated in the State of New Jersey and changed its name  to  Emerson Radio Corp. On April 4, 1994, the  Company  was
reincorporated in Delaware by merger of its predecessor into  its
wholly-owned  Delaware subsidiary formed for such  purpose.   The
Company's  principal executive offices are located at Nine  Entin
Road, Parsippany, New Jersey 07054-0430.  The Company's telephone
number  in  Parsippany,  New  Jersey  is  (201)  884-5800.    See
"Business - Properties."

Restructuring of the Company

      In 1990, the Company defaulted on certain covenants in the loan documents evidencing significant payment obligations to the Noteholders. The Company subsequently, through several different management teams, attempted for approximately three and a half years to restructure such debt, as well as its lines of credit with the Bank Lenders. No agreement could be reached with such creditors. New management of the Company, consisting largely of the current management of the Company, took control of the Company's operations in July 1992. On September 29, 1993, the
Company and five of its domestic subsidiaries filed voluntary petitions for relief under the Bankruptcy Code based upon an agreement reached by the new management with the Bank Lenders.
On March 31, 1994, the Court entered an order confirming the Plan of Reorganization implementing such agreement, which became effective on such date. During the pendency of the proceedings, the Company continued its operations in the ordinary course of business. The Company was able to retain most of its senior management and believes it maintained customer and supplier goodwill and the confidence of its employees.

      The principal components of the Plan of Reorganization included the following:

          The payment of $75 million to the Bank Lenders and the Noteholders.

          The  issuance  of (i) Common Stock of  the  reorganized
          Company,  such  that  the Bank Lenders  and  Noteholders
          possess  10%  of the Company's outstanding Common  Stock
          upon  the  effective date of the Plan of  Reorganization
          and   subsequent  to  the  completion  of  the  offering
          (described   below)  contemplated   by   the   Plan   of
          Reorganization,   (ii)  10,000  shares   of   Series   A
          Preferred  Stock  to the Bank Lenders  and  Noteholders,
          having   a   face  value  of  $10  million,  and   (iii)
          Creditor's  Warrants  to  the  Noteholders  to  purchase
          750,000  shares  of Common Stock.  See  "Description  of
          Other Securities."

          The  issuance  to  Fidenas International,  Elision  and
          GSE, upon the payment to the Company of $30 million, of an aggregate of 90% of the Company's then outstanding shares of Common Stock.

          The transfer by the Company to a liquidating trust established for the benefit of the Bank Lenders and Noteholders of certain assets consisting of real estate in Princeton, Indiana, and the Company's rights with respect to certain anti-dumping duty receivables.

          On  the  effective date of the Plan of  Reorganization,
          all  then existing shares of common stock, stock options
          and    warrants    were   terminated    and    canceled.
          Stockholders  of  the debtor company and  third  parties
          (to  the  extent that the existing stockholders  of  the
          debtor  company  did  not purchase all  of  the  offered
          stock) were given the opportunity to purchase, at  $1.00
          per  share,  up  to 15 million shares of  Common  Stock,
          constituting   approximately  30%  of  the   outstanding
          Common   Stock  of  the  Company,  assuming   a   fully-
          subscribed  offering (6,149,993 shares of  Common  Stock
          were sold in such offering).

          The Company reincorporated under the laws of Delaware.

          The payment of up to an aggregate of $1,850,000 of  the
          net   proceeds  of  the  offering  to  certain  of   the
          Company's creditors.

      The Plan of Reorganization effected a recapitalization of the Company. After giving effect to the Plan of Reorganization:

          The  Company's  total consolidated  institutional  debt
          owed  to  its secured bank lenders and insurance company
          noteholders  was reduced by approximately $203  million,
          from  approximately  $223 million immediately  prior  to
          the   effective  date,  to  approximately  $20   million
          immediately  subsequent  to the  effective  date,  which
          consisted  primarily of advances pursuant to  a  secured
          revolving   credit  facility.   The   holders   of   the
          prepetition  institutional  debt  acquired  10%  of  the
          Common Stock in connection with the Restructuring.

          At   the  Plan  of  Reorganization's  effective   date,
          stockholders'  equity increased to  approximately  $42.6
          million.

       Commencing in early 1993 and continuing through the reorganization proceedings, the Company successfully instituted a series of downsizing and outsourcing measures to reduce the fixed costs of the core consumer electronics business. As a result of the outsourcing of several functions and the elimination of fixed costs associated with such functions, the Company was able to achieve a reduction in annual fixed costs from approximately
$59.1  million  in the fiscal year ended 1993 to  an  anticipated
$25.7 million for the fiscal year ending in 1996, although there can be no assurances that such reductions will be realized.

                        USE OF PROCEEDS

      The  Company will not receive any of the proceeds from  the resale  of any Debentures or sale of the shares of the Underlying
Common  Stock by any of the Selling Securityholders.  The Company
has  and intends to use the proceeds from the initial sale of the
Debentures   by   the  Company  as  described  in   "Management's
Discussion  and Analysis of Results of Operations  and  Financial
Condition - Subsequent Events."

                         CAPITALIZATION

      The following table sets forth the capitalization of the Company as of June 30, 1995, and as adjusted to give effect to the issuance by the Company of $20,750,000 of Debentures and the initial application of $19,373,000 of estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements, set forth elsewhere in this Prospectus.


                                   As of June 30, 1995
                                   Actual      As Adjusted

Short-term debt                    $ 25,677      $   6,304

Long-term debt                     $    193      $  20,943

Shareholders' Equity (1):
  Preferred stock, $0.01 par
   value, 1,000,000 shares
   authorized, 10,000 issued and      9,000          9,000
   outstanding Common stock,
   $0.01 par value,
   75,000,000 shares
   authorized, 40,252,772 shares        403           403
   issued and outstanding;
     Capital in excess of par value 107,969       107,969
     Accumulated deficit            (65,662)      (65,662)
     Cumulative translation             234           234
     adjustment
     Total shareholders' equity      51,944        51,944
Total capitalization               $ 52,137      $ 72,887
________________
(1)  Does  not include an aggregate of 3,550,000  shares  of
     Common Stock issuable upon exercise of (i) 1,890,000
     outstanding options exercisable at a weighted average  exercise price  of  $1.03 per share; (ii) 750,000 outstanding seven-year warrants  exercisable at an exercise price of $1.00  per  share until  March 31, 1997 and escalating $0.10 per share per  annum thereafter  until  expiration (March 31, 2001);  (iii)  410,000 options  available  for  issuance  under  the  Company's  stock option  plans; and (iv) 500,000 outstanding five-year  warrants at  an  exercise  price  of $3.9875 per share  granted  to  the
     Placement  Agent and its authorized dealers in connection  with the  private  placement of Debentures.  Also does  not  include shares  of  Common Stock issuable (i) from and after March  31,
     1997,  upon  conversion of $10 million of  Series  A  Preferred
     Stock at a price equal to 80% of the average market value of  a share of Common Stock at the time of conversion; and (ii)  upon
     Conversion of the Debentures.

                    SELECTED CONSOLIDATED FINANCIAL DATA

      The Company changed its fiscal year end from December 31 to March 31, commencing with the period ended March 31, 1992. Previously, the Company had changed its fiscal year-end from March 31 to December 31, beginning with the period ended December 31, 1990. The following table sets forth selected consolidated financial data of the Company for the years ended
March 31, 1995, 1994 and 1993, the three months ended March 31, 1992, the year ended December 31, 1991 and the nine months ended December 31, 1990.
The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" set forth elsewhere in this Prospectus.

                       Nine               Three                                 Three     Three
                       Months    Year     Months   Year     Year      Year      Months    Months
                       Ended     Ended    Ended    Ended    Ended     Ended     Ended     Ended
                       Dec.31,   Dec. 31, Mar. 31, Mar. 31, Mar. 31,  Mar. 31,  June 30,  June 30,
                       1990      1991     1992     1993     1994      1995      1994      1995
                          (In thousands, except per share and ratio data)
Summary of Operations:
Net Sales:
   Core Business      $528,809  $716,651  $169,936   $741,357  $487,390  $654,671  $137,140  $57,058
   Personal Computers
    and Other           96,609    73,555     1,562       -         -         -          -        -
                       625,418   790,206   171,498    741,357   487,390   654,671   137,140   57,058
Net Earnings (Loss) (1):
 Before Extraordinary $(37,463) $(60,746)  $(6,976) $ (56,000) $(73,654) $  7,375    (2,894)  (1,401)
Extraordinary Gain    ________  ________   _______  _________   129,155    ______    _______  _______
                       (37,463) $(60,746)  $(6,976) $ (56,000)   55,501     7,375    (2,894)  (1,401)
Per Common Share:
Net Earnings (Loss) Per Common
  Share (1) (3):
  Before Extraordinary
    Gain               $(1.03)    (1.60)   $ (0.18)  $  (1.47)    (1.93)  $   0.16     $(0.09)  $ (0.03)
  Extraordinary Gain    _____      _____      _____   _______      3.38    _______     ______   _______
                       $(1.03)    (1.60)   $ (0.18)  $  (1.47)     1.45   $   0.16     $(0.09)    (0.03)
Weighted Average
Number of Common
and Common
Equivalent Shares
Outstanding           $36,519    37,897     37,968     38,179    38,191     46,571     33,333    40,253

Common Shareholders'
Equity (Deficit((4)      1.78      0.12    $ (0.04)   $ (1.52)     0.98       1.08       0.88      1.04

Ratio of Earnings
(Loss) to Combined
Fixed Charges and      ( 1.85)    (2.21)     (0.60)     (2.03)    (6.16)      2.92      (3.74)    (0.86)
Preferred Stock Dividends

Coverage Deficiency    13,978    18,546      4,217     18,257    10,243      --           635       803


                        December 31,          March 31,              June 30, 1995

                      1990     1991     1992        1993      1994     1995   Actual  Adjusted(5)

Balance Sheet Data:
Total Assets          $300,366 $226,131 $ 216,693  $194,510  $119,021  $113,969  $103,422  $104,799
Current Liabilities    232,220  218,504   215,069   249,307    76,083    59,782    50,961    31,588
Long-Term Debt (2)          60      130       157       151       227       214       193    20,943
Shareholders'
Equity (Deficit)        65,139    4,550  (  1,480)  (57,895)   42,617    53,651    51,944    51,944
Working Capital
(Deficit)               31,111  (29,503)  (36,003)  (89,949)   32,248    42,598    39,871    59,244
Current Ratio          1.1 to 1 0.9 to 1  0.8 to 1  0.6 to 1   1.4 to 1  1.7 to 1  1.8 to1   2.9 to 1

______________________________
(1)  The  net earnings for Fiscal 1994 include an extraordinary gain of $129,155,000, or $3.38 per common share, on the extinguishment of debt settled in the Plan of Reorganization. Additionally, the Company recorded reorganization expenses of $17,385,000 relating primarily to the writedown of assets transferred to creditors under the Plan of Reorganization and professional fees and other related expenses incurred during the bankruptcy proceedings. The results of operations for Fiscal 1993, the three months ended March 31, 1992 and the year ended December 31, 1991 include restructuring and other nonrecurring charges aggregating $35,002,000, $3,698,000 and $36,964,000, respectively. These charges represent the cost of discontinuing the personal computer business, professional fees and other expenses related to the Company's financial restructuring, and the up-front costs and writedowns of certain assets associated with implementing long-term cost
     reduction  programs.   Charges for Fiscal  1993  also  include
     costs  related to the Company's proxy contest settled in  June
     1992.   The year ended December 31, 1991 also includes charges
     related  to  the  discontinuance of the  H.H.  Scott  domestic business.
(2)  The  aggregate  outstanding  principal  balance  of   the
     Company's senior notes has been classified as current as of March 31, 1993 and 1992, and December 31, 1991 and 1990.
(3) Net earnings (loss) per common share for all periods, except Fiscal 1995 and the three months ended June 30, 1994 and 1995, are based on the weighted average number of old
     common  shares outstanding during each period.   Net  earnings
     per common share for Fiscal 1995 is based on the weighted average number of shares of new Common Stock and related common stock equivalents outstanding during the year. Common Stock equivalents include 9,081,000 shares assuming conversion of $10 million of Series A Preferred Stock at a price equal to 80% of the weighted average market value of a share of Common Stock, determined on a quarterly basis. Since the Series A Preferred Stock is not convertible into Common Stock until March 31, 1997, the number of shares issuable upon conversion may be significantly different. Net loss per common share for the three months ended June 30, 1994 and 1995 is based on the
     weighted  average  number  of  shares  of  new  Common   Stock
     outstanding during each period. The net loss per share for both periods does not include common stock equivalents assumed outstanding since they are anti-dilutive.
(4)  Calculated  based  on  common  shareholders' equity
     (deficit)   divided   by  actual  shares   of   Common Stock
     outstanding.   Common shareholders' equity at March  31,  1994
     and  1995  and  June  30, 1994 and 1995  are  equal  to  total shareholders' equity less $10 million for the liquidation preference of the Series A Preferred Stock.
(5)  Balance  sheet data is adjusted to give effect  to  the
     initial   application  of  the  estimated   net   proceeds   of
     $19,373,000 from the issuance of $20,750,000 of Debentures.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                RESULTS OF OPERATIONS AND FINANCIAL CONDITION


General

      On March 31, 1994, the Company emerged from bankruptcy pursuant to the Plan of Reorganization which resulted in a net reduction of approximately $203 million in institutional debt, cancellation of the Company's old common stock and other equity, the issuance of 30 million shares of Common Stock for $30 million and the issuance of certain equity securities to certain of the Company's former creditors. The Restructuring substantially reduced the Company's debt service costs and significantly improved the Company's financial condition. The Company experienced a significant improvement in its United States sales in Fiscal 1995 over Fiscal 1994. However, the Company expects sales for Fiscal 1996 to decline from Fiscal 1995 due to a license agreement entered into with the Company's largest supplier (as described below).

      On February 22, 1995, the Company and Otake, the Company's largest supplier, entered into two mutually contingent agreements
(the  "Agreements").   Effective  March  31,  1995,  the  Company
granted a license of certain trademarks to Otake for a three-year
term.   The license permits Otake to manufacture and sell certain
video  products under the "Emerson and G-Clef" trademark to
Wal-Mart, the Company's largest customer, in the United States and Canada. As a result, the Company will receive royalties attributable to such sales over the three-year term of the Agreements in lieu of reporting the full dollar value of such sales and associated costs. Net sales of these products to Wal-Mart accounted for approximately 47% of consolidated net sales for Fiscal 1995. The Company will continue to supply other products to Wal-Mart directly. Further, the Agreements provide that Otake will supply the Company with certain video products for sale to other customers at preferred prices for a three-year term.  Under the terms of the Agreements, the  Company will receive non-refundable minimum annual royalties from Otake to be credited against royalties earned from sales  of
VCRs,  VCPs,  TV/VCR combination units, and color televisions  to
Wal-Mart.   In addition, effective August 1, 1995, Otake  assumed
responsibility  for returns and after-sale and warranty  services on all video products manufactured by Otake and sold to Wal-Mart, including video products sold by the Company prior to August 1,
1995.   As a result, the impact of sales returns on the Company's
net  sales and operating results are expected to be significantly
reduced  commencing with the second quarter of Fiscal 1996.   The
Company has reported lower direct sales in the quarter ended June
30,  1995 and expects to report lower direct sales in Fiscal 1996 as a result of the Agreements, but no negative material impact is expected on its net operating results for such year. The Company expects to realize a more stable cash flow over the three-year
term   of  the  Agreements,  and  expects  to  reduce  short-term borrowings used to finance accounts receivable and inventory, thereby reducing interest costs.

          The Company reported a significant decline in its net direct sales for the first quarter of Fiscal 1996 as compared to the same period in Fiscal 1995 primarily due to the licensed video sales. However, the Company's United States sales to other customers also declined in the current quarter due to increased price competition, primarily in video product categories, higher retail stock levels, a slowdown in retail activity and the higher levels of sales achieved in the first quarter of Fiscal 1995. The Company expects its United States sales for the second quarter of Fiscal 1996 to remain comparable with the second quarter of Fiscal 1995, exclusive of the licensed video sales. Net sales of video product to Wal-Mart in the second quarter of Fiscal 1995 (quarter ended September 30, 1994) were $104,357,000, or 53% of consolidated net sales.

      The Company's operating results and liquidity are impacted by the seasonality of its business. The Company records the majority of its annual sales in the quarters ending September 30 and December 31 and receives the largest percentages of customer returns in the quarters ending March 31 and June 30. Therefore, the results of operations discussed below are not necessarily indicative of the Company's prospective annual results of operations.

Results of Operations  --Three  Months Ended  June  30, 1995
             Compared With Three Months Ended June 30, 1994

     Consolidated net sales for the three month period ended June
30,  1995  decreased $80,082,000 (58%) as compared  to  the  same period  in  Fiscal 1995.  The effects of the Agreements described above  accounted  for approximately 80% (or $64,452,000)  of  the decrease in sales, net of licensing revenues received, and  as  a result, sales to Wal-Mart were reduced to 16% of consolidated net sales  for the first quarter of Fiscal 1996, as compared  to  49%
for  the  same period in Fiscal 1995.  Net sales to  Wal-Mart  of video  products bearing the "Emerson and G-Clef" trademark was reported by Otake  to the  Company  to be $61,307,000 for the first quarter
of  Fiscal 1996.   In addition, the decrease resulted from lower unit
sales of VCRs, televisions and TV/VCR combination units due to higher retail stock levels and increased price competition in these product categories. Furthermore, the Company's European sales decreased $6.5 million relating to the Company's discontinuance of its Spanish branch office, and plan to sell products in Spain through a distributor. See "Certain Relationships and Related
Transactions."

      Cost of sales, as a percentage of consolidated sales, was 89% for the three month period ended June 30, 1995 as compared to 94% for the same period in Fiscal 1995. Gross profit margins in the three month period ended June 30, 1995 were favorably impacted by a change in product mix, the recognition of licensing income, reduced reserve requirements for sales returns due primarily to the Agreements with Otake, and reduced fixed costs associated with the downsizing of the Company's foreign offices, partially offset by lower sales prices.

      Other operating costs and expenses declined $1,135,000 in the three month period ended June 30, 1995 as compared to the same period in Fiscal 1995, primarily as a result of a decrease in compensation expense and other expenses incurred to process product returns, both relating to the Company's downsizing program and change in the resale arrangement for product returns.

     Selling, general and administrative expenses ("S, G & A") as a percentage of sales, was 9% for the three month period ended June 30, 1995, as compared to 6% for the same period in Fiscal 1995. In absolute terms, S,G&A decreased by $2,613,000 in the three month period ended June 30, 1995 as compared to the same period in Fiscal 1995. The decrease was primarily attributable to lower compensation expense relating to the Company's downsizing program in both the United States and in its foreign offices, and lower selling expenses attributable to the lower sales. The increase in the S,G&A percentage of sales is due primarily to the allocation of fixed S,G&A costs over a significantly lower sales base resulting from the licensing of video sales. Additionally, the Company's exposure to foreign currency fluctuations, primarily in Canada and Spain, resulted in the recognition of net foreign currency exchange gains aggregating $432,000 and $401,000 in the three month periods ended June 30, 1995 and 1994, respectively.

      Interest expense increased by $168,000 in the three month period ended June 30, 1995 as compared to the same period in Fiscal 1995. The increase in interest expense in the current quarter was attributable to higher average borrowings and higher interest rates. The average rate in effect for the three month periods ended June 30, 1995 and 1994 was approximately 11.3% and 9.1%, respectively.

     As a result of the foregoing factors, the Company incurred a net loss of $1,401,000 for the three month period ended June 30, 1995, compared to a net loss of $2,894,000 for the same period in Fiscal 1995.

Results of Operations -- Fiscal 1995 Compared with Fiscal 1994

       Consolidated   net   sales  for  Fiscal   1995   increased
$167,281,000 as compared to Fiscal 1994, resulting from a significant increase in unit sales of VCRs, VCPs and TV/VCR combination units, partially offset by a decline in unit sales of color televisions and audio products, as well as lower sales prices for such products. The sales increase for the VCR, VCP and TV/VCR product categories was attributable to significantly higher sales to the Company's two largest customers, resulting from an improved retail climate, low retail stock levels after the 1993 holiday season, and an improved perception of the Company by retailers since its emergence from bankruptcy. Net sales to the Company's largest customer approximated 53% of consolidated net sales for Fiscal 1995. The Company's Canadian operations experienced a decline in net sales for Fiscal 1995 due to declines in unit volume and sales prices (relating to a weak retail climate) and unfavorable foreign currency exchange rates.

      Cost of sales, as a percentage of consolidated sales, was approximately 92% for Fiscal 1995 as compared to approximately 100% for Fiscal 1994. Gross profit margins were favorably impacted by the allocation of fixed overhead costs over a significantly higher sales base, a decline in fixed overhead costs, reduced losses associated with product returns, the recognition of $9.9 million of purchase discounts from a supplier, $1.2 million of licensing income and reduced reserve requirements for sales returns due primarily to an agreement with the Company's largest supplier. See "Liquidity and Capital Resources." This improvement was partially offset by a 1%
decline in gross profit margins attributable to lower sales prices in most product categories resulting from increased price competition, and a change in product mix.

     The Company's margins continue to be impacted by the pricing category of the consumer electronics market in which the Company competes. The Company's products are generally placed in the low-to-medium priced category of the market. These categories tend to be the most competitive and generate the lowest profits. The Company intends to focus on its higher margin products and is reviewing new product categories that can generate higher margins than the current business, either through license arrangements, joint ventures or on its own.

      Other operating costs and expenses declined $3,230,000 in Fiscal 1995 as compared to Fiscal 1994, primarily as a result of a decrease in compensation and other expenses incurred to process product returns, due to the Company's downsizing program and changes in the resale arrangement for product returns. See "Business - Refurbished Products."

      S,G&A, as a percentage of sales, was 5% and 7% for Fiscal 1995 and Fiscal 1994, respectively. In absolute terms, S,G&A decreased $3,505,000 in Fiscal 1995. The decrease was primarily attributable to lower compensation expense relating to the Company's downsizing program, lower selling expenses, including decreases in promotional allowances granted to customers, and improved foreign currency results. The Company's exposure to foreign currency fluctuations, primarily in Canada and Spain, resulted  in  net  foreign  currency exchange  gains  aggregating
$354,000 in Fiscal 1995 as compared to net foreign currency exchange losses of $1,406,000 in Fiscal 1994. In Fiscal 1996, the Company intends to reduce its foreign currency exposure by conducting its European business in U.S. dollars.

      The Company has implemented additional cost reductions in the first quarter of Fiscal 1996 by reducing the infrastructure of its foreign offices, which should improve the Company's operating results in Fiscal 1996.

      Interest expense decreased $7,361,000 in Fiscal 1995 as compared to Fiscal 1994. The decrease was attributable to the extinguishment of approximately $203 million of institutional debt in connection with the Restructuring, effective March 31, 1994, and a moratorium on interest accrued on pre-petition indebtedness during the pendency of the Company's bankruptcy proceedings in Fiscal 1994.

     In Fiscal 1994, the Company recorded reorganization costs of $17,385,000 relating to professional fees and related expenses incurred in the bankruptcy proceedings, and the writedown of certain assets transferred to a liquidating trust pursuant to the bankruptcy settlement.

     The Company recorded an extraordinary gain on extinguishment of debt of $129,155,000 in Fiscal 1994. This gain related to the settlement of the Company's pre-petition liabilities, as a result of the Company's emergence from bankruptcy.

      As  a  result of the foregoing factors, the Company  earned
$7,375,000  and  $55,501,000 for Fiscal  1995  and  Fiscal  1994,
respectively.

Results of Operations -- Fiscal 1994 Compared with Fiscal 1993

       Consolidated   net   sales  for  Fiscal   1994   decreased
$253,967,000 as compared to Fiscal 1993, resulting from a significant decrease in unit sales of VCR/VCP and television products, as well as lower sales prices for the same product categories. The sales decline was attributable to the effect of the Restructuring and the Company's financial condition on the retailers' perception of the Company, a cautious outlook maintained by retailers over inventory levels, excess stock at the retail level and increased price competition in the Company's major product categories.

      Cost of sales, as a percentage of consolidated sales, was approximately 100% for Fiscal 1994 as compared to approximately 91% for Fiscal 1993. Gross profit margins were negatively impacted  by  a  $6.3 million increase in the reserve  for  sales returns and were impacted further by the allocation of fixed overhead costs over a significantly lower sales base, sales price decreases which were in excess of price reductions received from suppliers, and significant costs and inventory writedowns associated with product returns. Additionally, gross margins earned by the Company's foreign operations were adversely impacted by a decline in the Canadian dollar and Spanish peseta of 9% and 16%, respectively, from March 31, 1993 to March 31, 1994. Although the Company entered into foreign currency contracts to minimize its exposure to foreign currency fluctuations in Europe, it lacked the necessary working capital to hedge all its foreign currency commitments.

      Other operating costs and expenses declined $7,025,000 in Fiscal 1994, as compared to Fiscal 1993, primarily as a result of a reduction in compensation costs relating to the Company's downsizing program and lower warranty expenses associated with the decline in the Company's net sales.

      S,G & A, as a percentage of sales, was 7% for Fiscal 1994
and  Fiscal  1993.   In absolute terms, S,G&A  decreased  by
$14,956,000 in Fiscal 1994 as compared to Fiscal 1993. In terms of actual cost, the decrease in Fiscal 1994 was primarily attributable to lower variable selling expenses, including decreases in promotional allowances granted to customers, sales commissions, facility and compensation costs relating to the Company's downsizing program and a decrease in reserves against the Company's accounts receivable.

      Interest expense decreased by $8,014,000 in Fiscal 1994 as compared to Fiscal 1993. The decrease was attributable to the moratorium on interest accrued on pre-petition indebtedness for the six month period ended March 31, 1994. Interest expense was only accrued and paid on the Company's debtor-in-possession financing during the pendency of the bankruptcy proceedings.

      During Fiscal 1993, the Company recorded restructuring and other nonrecurring charges aggregating $35,002,000. The provision included $31.9 million of charges related to the
Company's core business operations of consumer electronics products. These charges are primarily comprised of certain costs associated with the consolidation of facilities, severance of employees ($3,967,000 provision for termination of officers and other employees), the writedown of certain assets, a provision relating to a significant change in the resale arrangement for returned product, and professional fees and other charges related to the Company's proposed financial restructuring and to the proxy contest settled in June 1992. The provision also included $3.1 million in charges relating to the final wind-down of the Company's personal computer business.

     In Fiscal 1994, the Company recorded reorganization costs of $17,385,000 relating to professional fees and related expenses incurred in the bankruptcy proceedings, and the writedown of certain assets transferred to a liquidating trust pursuant to the bankruptcy settlement.

     The Company recorded an extraordinary gain on extinguishment of debt of $129,155,000 in Fiscal 1994. This gain related to the settlement of the Company's pre-petition liabilities, as a result of the Restructuring.

      As  a  result of the foregoing factors, the Company  earned
$55,501,000  for  Fiscal  1994,  compared  to  a  net   loss   of
$56,000,000 for Fiscal 1993.

Liquidity and Capital Resources

     Net cash provided by operating activities was $1,428,000 for the three months ended June 30, 1995. Cash was provided by a decrease in accounts receivable partially offset by a loss from operations. The decrease in accounts receivable was due to a decrease in sales and an increase in cash collections in the current quarter.

     Net cash utilized by investing activities was $1,177,000 for
the  three  months  ended  June 30, 1995.   Investing  activities
consisted primarily of capital expenditures for the purchase of new product molds.

      In the three months ended June 30, 1995, the Company's financing activities utilized $2,797,000 of cash. The Company reduced its borrowings under its United States line of credit facility by $2,077,000 through the collection of accounts receivable.

      Net cash utilized by operating activities was $20,974,000 for Fiscal 1995. Cash was utilized to purchase inventory for sale which resulted in increased sales and accounts receivable. The increase in accounts receivable also reflects sales of returned product to a 50% owned joint venture that has a net payable to the Company of $15,283,000 at March 31, 1995. See "Business - Refurbished Products." Further, a reduction in accounts payable to the Company's largest supplier (as noted below) and a reduction of a large customer's credit balance, negatively impacted cash.

     Net cash provided by investing activities was $5,691,000 for Fiscal 1995. Investing activities consisted primarily of a redemption of pledged certificates of deposit, net of capital expenditures, primarily for new product molds. The redemption of the pledged certificates of deposit relates primarily to a draw-down of an $8 million standby letter of credit by the Company's largest supplier against a certificate of deposit for the same amount, fulfilling commitments made during the Restructuring.

      In Fiscal 1995, the Company's financing activities provided $10,680,000 of cash. The Company increased borrowings under its U.S. line of credit facility by $7,256,000 to finance the higher accounts receivable levels and reduce accounts payable. Additionally, the Company generated net proceeds of $5,692,000 from an initial public offering of Common Stock, as described below.

      On September 29, 1993, the Company and five of its U.S. subsidiaries filed voluntary petitions for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code and operated as debtors-in-possession under the supervision of the Bankruptcy Court while their reorganization cases were pending. The precipitating factor for these filings was the Company's severe liquidity problems relating to its high level of indebtedness and a significant decline in sales from the prior year.

      Effective March 31, 1994, the Bankruptcy Court entered an order confirming the Plan of Reorganization. The Plan of Reorganization provided for the implementation of a recapitalization of the Company. In accordance with the Plan of Reorganization, the Company's pre-petition liabilities (of approximately $233 million) were settled with the creditors in the aggregate, as follows:

           I. The Bank Lenders received $70 million in cash and the right to receive the initial $2 million of net proceeds from the Company's anti-dumping duty receivable.

           II. The Noteholders initially received $2,650,000 in cash and warrants to purchase 750,000 shares of Common Stock for a period of seven years at an exercise price of $1.00 per share, provided that the exercise price shall increase by 10% per year commencing in year four, and further received $1 million, payable $922,498 in cash from the initial public offering of Common Stock and $77,502 in Common Stock calculated on the basis of $1.00 per share.

           III. The Bank Lenders and Noteholders received their pro rata percentage of the following:

              A. $2,350,000 in cash (however $350,000 of this amount was distributable to the holders of allowed unsecured claims);

              B. 10,000 shares of Series A Preferred Stock with a face value of $10 million (estimated fair market value of approximately $9 million at March 31,
              1994);

              C.   4,025,277  shares of Common  Stock,  including
              691,944 shares issued in February 1995 pursuant to an anti-dilution provision;

              D.    The  net  proceeds  from  the  sale  of   the
              Company's Indiana land and building; and

              E. The net proceeds to be received from the Company's anti-dumping duty receivable in excess of $2 million .

           IV. Holders of allowed unsecured claims received a pro-rata portion of the $350,000 distribution and interest bearing promissory notes equal to 18.3% of the allowed claim amount, payable in two installments over 18 months. See "Legal Proceedings."

      In accordance with the Plan of Reorganization, the Company completed an initial public offering of its Common Stock in September 1994 to shareholders of record as of March 31, 1994, excluding Fidenas Investment Limited ("FIL"). The Company sold 6,149,993 shares of Common Stock for $1.00 per share resulting in proceeds to the Company, net of issuance costs, of $5,692,000.

      The Company maintains an asset-based revolving credit facility with a U.S. financial institution (the "Lender"). The facility provides for revolving loans and letters of credit, subject to individual maximums which, in the aggregate, cannot exceed the lesser of $60 million or a "Borrowing Base" amount based on specified percentages of eligible accounts receivable and inventories. Credit extended under the line is secured by the U.S. and Canadian assets of the Company. Until August 24, 1995, the interest rate on these borrowings was 2.25% above the prime rate. "Management's Discussion and Analysis of Results of Operations and Financial Condition - Subsequent Events." At June 30, 1995, the weighted average interest rate on the outstanding borrowings was 11.25%. The facility is also subject to an unused line fee of 0.5% per annum. Pursuant to the terms of this credit facility, the Company is restricted from, among other things, paying cash dividends (other than on the Series A Preferred Stock), redeeming stock, and entering into certain transactions and is required to maintain certain working capital and equity levels (as defined). The Company is required to maintain a minimum net worth of $42,000,000, excluding net proceeds received by the Company from the sale of equity securities, which minimum will increase to $50,000,000, effective January 1, 1996. At June 30, 1995, there was approximately $25.2 million outstanding under the revolving loan facility, and approximately $2.1 million of outstanding letters of credit issued for inventory purchases. Based on the "Borrowing Base" amount at June 30, 1995, $2,939,000 of the credit facility was not utilized.

      The Company's Hong Kong subsidiary maintains various credit facilities aggregating $114.3 million with a bank in Hong Kong consisting of the following: (i) a $12.3 million credit facility which is generally used for letters of credit for a foreign subsidiary's direct import business and affiliates' inventory purchases, (ii) a $2 million standby letter of credit facility, and (iii) a $100 million credit facility, for the benefit of a foreign subsidiary, which is for the establishment of back-to-back letters of credit with the Company's largest customer. At June 30, 1995, the Company's Hong Kong subsidiary had pledged $4 million in certificates of deposit to this bank to assure the availability of these credit facilities. At June 30, 1995, there were $11.9 million and $9.9 million, respectively, of letters of credit outstanding under the $12.3 million and $100 million credit facilities.

      The Company's Hong Kong subsidiary maintains an additional credit facility with another bank in Hong Kong. The facility provides for a $10 million line of credit for documentary letters of credit and a $10 million back-to-back letter of credit line, collateralized by a $5 million certificate of deposit. At June 30, 1995, the Company's Hong Kong subsidiary had pledged $5.1 million in certificates of deposit to assure the availability of these credit facilities. At June 30, 1995, these credit facilities were not utilized.

      Management's strategy to compete more effectively in the highly competitive consumer products market in the United States and Canada, is to combine innovative approaches to the Company's current product line, such as value-added promotions, augment its product line with higher margin complementary products, including personal and home security products, a home theater system, ready-to-assemble furniture, clocks and watches, and car audio products and engage in the sale of distribution, sourcing and other services to third parties. Management believes that these new products and services will contribute to the Company's sales and operating results commencing in the second half of Fiscal 1996. The Company also intends to undertake efforts to expand the international distribution of its products into areas where management believes low to moderately priced, dependable consumer electronics and microwave oven products will have a broad appeal. The Company has in the past and intends in the future to pursue such plans either on its own or by forging new relationships, including through license arrangements, partnerships or joint ventures.

      In Fiscal 1995, the Company concluded licensing agreements for existing core business products and new products. The Company intends to pursue additional licensing opportunities and believes that such licensing activities will have a positive impact on net operating results by generating royalty income with minimal costs, if any, and without the necessity of utilizing working capital or accepting customer returns.

      Short-Term Liquidity. At present, management believes that cash flow from operations, the institutional financing noted above and the sale of Debentures described below will be sufficient to fund all of the Company's cash requirements for the next year for its core business and to exploit new business opportunities. The Company has also restructured its United States secured credit facility as described below. Cash flow from operations will be negatively impacted by any increase in the prime rate of interest and by a decrease in the proportion of the Company's direct import sales to consolidated sales. A lower percentage of direct import sales will require increased use of the Company's United States secured credit facility with the Lender and may restrict growth of the Company's sales.

      The Company's liquidity is also impacted by the seasonality of its business. The Company records the majority of its annual sales in the quarters ending September 30 and December 31. This requires the Company to open significantly higher amounts of letters of credit during the quarters ending June 30 and September 30, therefore significantly increasing the Company's working capital needs during this period. Additionally, the Company receives the largest percentage of customer returns in the quarters ending March 31 and June 30. The high level of returns during this period adversely impacts the Company's collection activity during this period, and therefore its liquidity. The Company believes that its recent Agreements with Otake (as noted above) should favorably impact the Company's cash flow over the three-year term of the Agreements.

     Long-Term Liquidity. The revolving credit facility with the Lender imposes financial covenants on the Company that could materially affect its liquidity in the future. However, management believes that the financing noted above and cash flow from operations will provide sufficient liquidity to meet the Company's operating and debt service cash requirements on a long-term basis for its current core business.

Inflation and Foreign Currency

      Except as disclosed above, neither inflation nor currency fluctuations had a significant effect on the Company's results of operations during the three months ended June 30, 1995, Fiscal 1995, Fiscal 1994 or Fiscal 1993. The Company's exposure to currency fluctuations has been minimized by the use of U.S. dollar denominated purchase orders, and by sourcing production in more than one country. However, the strength of the Japanese Yen in 1995 has raised the costs of certain raw materials and subassemblies of the Company's suppliers which has been passed on to the Company in the form of price increases in Fiscal 1996. There can be no assurance that the Company will be able to recover such price increases from the selling price to its customers. To mitigate the impact of the Yen, the Company has been able to negotiate lower prices from new sources of supply for certain audio products commencing primarily in the second half of Fiscal 1996.

Subsequent Events

      On August 30, 1995, the Company completed its private placement of $20,750,000 aggregate principal amount of Debentures to certain QIBs and institutional Accredited Investors, resulting in net proceeds to the Company of approximately $19,373,000 after the payment of commissions and other expenses of such offering. The proceeds of this offering initially were used to reduce the Company's United States secured credit facility. As of September 15, 1995, there was approximately $19.5 million of such outstanding Senior Indebtedness.

      The Company currently intends to utilize a portion of the net proceeds of such offering or, alternatively, availability under such United States secured credit facility, as follows: (i) repayment of an intercompany balance with a foreign subsidiary;
(ii) finance development of a home theatre system; (iii) finance development of the "H.H. Scott" product line; (iv) finance development of an Emerson mobile audio product line; (v) working capital; and (vi) acquisitions. To date, the Company does not have any signed contracts, letters of intent, or agreements in principle with respect to any acquisitions and is not currently engaged in any significant negotiations to make any such acquisition.

      The allocation of net proceeds from the offering of the Debentures by the Company set forth in this Prospectus represents the Company's current estimates based upon its present plans and certain assumptions, including plans and assumptions regarding the Company's business and assumptions regarding the industry and general economic and other conditions. If any of those factors change, the Company may find it necessary or advisable to reallocate some of the proceeds for other purposes.

      The Company has also amended its United States secured credit facility effective as of August 24, 1995. The amendment includes, among other things, a reduction of 1% in the interest rate charged on borrowings, down to 1.25% above the stated prime rate, an extension on the term of the facility for one additional year to March 1998, an increase in working capital requirements, a reduction of other loan fees and charges under such facility and the release of the Lender's security interests in the trademarks of the Company. The trademarks are subject to a negative pledge covenant. The modifications to its United States secured credit facility, together with the net proceeds from the sale of the Debentures, should enable the Company to significantly reduce its costs of borrowings while permitting the Company to expand its product lines and distribution base as described above.

                        BUSINESS

General

      Emerson, one of the nation's largest volume consumer electronics distributors, directly and through subsidiaries, designs, sources, imports and markets a variety of video and
audio  consumer  electronics and microwave  oven  products.   The
Company distributes its products primarily through mass merchants and  discount  retailers, leveraging on the  strength  of  its
"Emerson and G-Clef" trademark,  a  nationally recognized trade name in  the  consumer electronics industry.  The trade name "Emerson
Radio" dates back to 1912 and is one of the oldest and most well respected names in the consumer products industry. In addition, the Company offers a line of audio products for sale under the
"H.H. Scott"  brand name.   Approximately $15 billion of factory sales
are  generated by  the  industry  in  the market segment in  which  the
Company competes.   In calendar year 1994, Emerson believes it was  among
the top three brand names in unit sales volume of VCRs and TV/VCR combinations and among the top five brand names in unit sales volume of color televisions.

      The Company believes it possesses an advantage over its competitors due to the combination of the Emerson brand recognition, its extensive distribution base and established relations with customers in the mass merchant and discount retail channels of distribution, its sourcing expertise and established vendor relations, and an infrastructure boasting personnel experienced in servicing and providing logistical support to the domestic mass merchant distribution channel. Emerson intends to leverage its core competencies to offer a broad variety of current and new consumer products to retail customers in developing markets worldwide. The Company intends to form joint ventures and enter into licensing agreements which will take advantage of the Company's trademarks and utilize the Company's logistical and sourcing advantages.

     The Company's core business consists of the distribution and sale of various low to moderately priced product categories, including black and white and color televisions, VCRs, VCPs, TV/VCR combination units, home stereo and portable audio products and microwave ovens. The majority of the Company's marketing and sales of these products is concentrated in the United States and, to a lesser extent, Canada and certain other international regions. Emerson's major competition in these markets are foreign-based manufacturers and distributors.

     The Company successfully restructured its financial position through the Plan of Reorganization. Through the Restructuring, the Company reduced its institutional debt by approximately $203 million. Additionally, the Company increased its net sales by 34% in Fiscal 1995, the fiscal year immediately following its emergence from bankruptcy, as compared to Fiscal 1994. Also, since Fiscal 1993, the Company has reduced its annual fixed operating costs by more than 50%. See "The Company - Restructuring of the Company."

Industry

      Consumer electronics products play a major role in the entertainment, information and education industries and provide consumers with affordable options in these areas. Based on industry sources, sales of consumer electronics products set all time sales records in 1994, with estimated factory sales of approximately $55.9 billion.

       The consumer electronics industry comprises over 30 different categories of products. Of these, the largest categories are personal computers, color televisions, auto sound, computer peripherals, electronic software, VCRs, portable audio, batteries, computer software, camcorders, audio systems and telephone products. These categories represent $38.3 billion of factory sales, or approximately 69% of the consumer electronics industry. The specific product categories in which the Company competes represent approximately $15 billion of factory sales, or approximately 25% of the consumer electronics industry.

      The consumer electronics industry factory sales data shown in the table below are based on information provided by the Electronics Industries Association:

                Consumer Electronics Industry
                Annual Factory Sales Dollars
                  Calendar 1991-1995
                      (Billions)
     1991         1992         1993         1994         1995
    Actual       Actual       Actual       Estimated    Projected
    $42.08       $46.2        $51.03       $55.9         $59.8

      Emerson sells a wide range of video, audio and microwave oven products. The Company's significant sales volume is the result of offering what management believes are well featured, value priced products primarily to mass merchants, warehouse clubs and catalog showrooms.

Company Products

      The  Company  directly  and through  subsidiaries  designs, sources,  imports  and  markets a  variety  of  video  and  audio consumer  electronics and microwave oven products,  primarily  on the  strength of its "Emerson and G-Clef" trademark, a nationally
recognized  symbol in   the  consumer  electronics  industry.   The
Company's core business currently consists of the following video and audio product categories as well as microwave ovens:

        Video Products                     Audio Products

        Color Televisions                  Shelf systems
        Black and White Specialty          CD stereo systems
        Televisions
        Color Specialty Televisions        Portable audio,
                                           cassette and CD
                                           systems

        Color TV/VCR Combination Unit     AM/FM Bicycle radios
        Video Cassette Recorders          Personal audio,
                                          cassette and CD
                                          systems

        Speciality Video Cassette Players Digital clock radios

Televisions:

       Management believes that market saturation for color televisions is extensive and that more than one-half of its television sales will be replacement sets. Emerson intends to capitalize on its strength in the small screen categories while moving into the growing and more profitable larger screen sizes. Emerson will continue to offer innovative new features and contemporary styling.

VCRs and Combination Units:

      Approximately 85% of all U.S. households have at least  one
VCR.   Industry  sales  reporting practices  appear  to  indicate modest growth rates in VCRs, with consumers purchasing both stand-
alone  VCRs and the TV/VCR combination product.  Emerson was  one of the first companies to sell VCRs through the discount store channel of distribution. As the category began to mature, the
discount  store  channel  experienced  explosive  sales   growth,
resulting  in  a  large market share for the "Emerson and G-Clef"
brand.   In  1988, Emerson   introduced  the  industry's  first  TV/VCR
combination product  in  the  United States market.   Since  that  time,
the Company  has  remained among the industry leaders.   The  Company
intends   to   maintain  its  leadership  position  through   the
introduction of new, larger screen sizes and trendy fashion colors in small screen models.

Audio:

      Emerson competes in the following product categories within the audio segment:

       Clock  Radios:   In  the  clock  radio  category,  Emerson
maintains a strong market share. The Company was one of the first to offer models with large clock displays and continues to introduce new products.

       Headphone Stereo: Portable headset audio sales have remained flat in the 1990's and this trend is expected to continue. The Company is also developing a line of "active series" products to tap into the fitness trend in the United States.

      Personal CD: With sales increases of 32% in 1994 and 18% projected (based upon management's best estimate) in 1995, the personal compact disc market continues to expand. Beginning in 1995, Emerson will introduce new products and programs to attempt to gain a stronger position in this market.

      Non-CD Portable Stereo: While the total "Boombox" category is growing due to the strong sales of CD units, non-CD sales have been declining rapidly. While maintaining a dominant position in the entry level product area, the Company will attempt to expand its presence in step-up products.

      Portable CD/Radio/Cassette: The Company will increase its emphasis on CD's. Emerson will offer CD combination models with step-up features, while attempting to price such products below its competition.

      Shelf Systems: Shelf systems remain a growth area for the industry. The category has dramatically shifted to digital with 93% of the unit sales in CD based systems in 1994.

Microwave Ovens:

      The  microwave  category allows Emerson to merchandise  its
products and promote its brand name in other departments.   As  a
result, the "Emerson and G-Clef" brand name is known in housewares and appliance departments.

      Emerson will maintain its focus in the under $150 price range. The Company will attempt to gain market share by offering better styled products with more features and greater dealer margin, in conjunction with "Emerson and G-Clef" brand name recognition to enhance sales to entry level purchasers. The Company is also introducing ready-to-assemble furniture and home and personal security products to complement its current product line.

Growth Strategy

      The Company's strategic focus is to develop and expand its distribution of consumer electronics products in the domestic marketplace to new customers and the development and sale of new products, such as ready-to-assemble furniture and home and
personal  security  products;  capitalize  on  opportunities   to
license the "Emerson and G-Clef" and "H.H. Scott" trade names; leverage and exploit its sourcing capabilities, buying power and logistics expertise in the Far East; and expand international sales including not only core consumer electronic products but also other consumer
products  such  as  ready-to-assemble  furniture  and  home   and
personal security products.

      The  Company  believes  that  the  "Emerson and G-Clef"
trademark  is  widely recognized on a world-wide basis.  A principal
component  of  the Company's   growth  strategy  is  to  utilize  this
brand name recognition together with the Company's reputation for quality and cost competitive products to aggressively promote its product lines within the United States and Canada and targeted geographic
areas  on  an  international  basis.   The  Company's  management
believes   that  the  Company  will  be  able  to  compete   more
effectively  in  the highly competitive consumer electronics  and microwave  oven  industries domestically and internationally,  by combining innovative approaches to the Company's current  product line and augmenting its product line with complementary products.
The Company intends to pursue such plans either on its own, or by
forging    new    relationships,   including   through    license
arrangements, partnerships or joint ventures. The Company has successfully negotiated definitive licensing arrangements with its largest supplier, a distributor of consumer electronics accessories, a manufacturer of clocks and watches and the Franklin Mint. See "Business - Licensing." Further, the Company is currently involved in negotiations with different parties with respect to additional similar transactions.

Sales and Distribution

       The Company has implemented an integrated system to coordinate the purchasing, sales and distribution segments of its operations. The Company is equipped to receive orders from its major accounts electronically or by the conventional modes of facsimile, telephone or mail. The Company does not have long-term contracts with any of its customers, but rather receives orders on an ongoing basis. Products imported by the Company (generally from the Far East) are shipped by ocean freight and then stored in contracted public warehouse facilities, for shipment to customers. Products manufactured by vendors in Indiana are stored in public warehouses on an interim basis until shipped to the Company's customers. All merchandise received by Emerson is automatically updated into the Company's on-line inventory system. As a purchase order is received and filled, warehoused product is labeled and prepared for outbound shipment to Company customers by common, contract or small package carriers.

      The Company also makes available to its customers (through subsidiaries) a direct import program, pursuant to which products are imported directly by the Company's customers. In the three months ended June 30, 1995, Fiscal 1995 and Fiscal 1994, products representing approximately 47%, 68% and 52% of net sales, respectively, were imported directly from manufacturers to the Company's customers. If the Company experiences a decline in the percentage of sales effected through direct imports, its working capital and inventory requirements may be incrementally affected. See "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

Domestic Marketing

      In the United States, the Company markets its products primarily through mass merchandisers and discount retailers. Wal-Mart accounted for approximately 16%, 53% and 34%, and Target Stores, Inc., accounted for approximately 10%, 10% and 12% of the Company's net sales in the three months ended June 30, 1995, Fiscal 1995 and Fiscal 1994, respectively. Net sales to Wal-Mart for Fiscal 1995 and Fiscal 1994 include sales of certain video products which are subject to a license/supply arrangement with the Company's largest supplier, effective March 31, 1995. As a result, the Company now reports royalty revenues attributable to such sales, in lieu of reporting the full dollar values of such sales and associated costs. See "Management's Discussion and
Analysis of Results of Operations and Financial Condition."   Net
sales of these products to Wal-Mart accounted for approximately 47% and 21% of consolidated net sales in Fiscal 1995 and Fiscal 1994, respectively. See "Business-Licensing." No other customer accounted for more than 10% of the Company's net sales during these periods.

      A portion of the Company's sales are made through sales representative organizations which receive sales commissions and work closely with Company sales personnel. The remainder of the Company's sales are made to retail customers serviced principally by Company sales personnel. The Company has six sales professionals based in the United States. The domestic sales force is based in the Company's New Jersey corporate headquarters, and in regional offices located in Missouri and California. The sales representative organizations sell, in addition to the Company's products, allied, but generally non-competitive, products. In most instances, either party may terminate a sales representative relationship on 30 days' prior notice in accordance with customary industry practice. The Company utilizes approximately 30 sales representative organizations, including one through which approximately 13% and 10% of the Company's net sales were made in the three months ended June 30, 1995 and Fiscal 1995, respectively. Additionally, one other sales representative organization accounted for 14% of the Company's net sales made in the three months ended June 30, 1995. No other sales representative organization accounted for more than 10% of the Company's net sales in the three months ended June 30, 1995 or Fiscal 1995.

Foreign Marketing

      While the major portion of the Company's marketing efforts are directed toward the United States, approximately 9% and 7% of the Company's net sales in the three months ended June 30, 1995 and Fiscal 1995, respectively, were made to foreign customers in Canada, Central and South America, Spain and the Middle East. See Note M of Notes to Consolidated Financial Statements for Fiscal 1995 and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Company is expanding its marketing and sales activities in certain international geographic regions and has expanded such activities to cover other parts of Europe, South America, the Far East and Mexico.

Licensing

      The Company believes that licensing activities will have  a positive  impact  on net operating results by generating  royalty income  with minimal costs, if any, and without the necessity  of
utilizing  working  capital or accepting customer  returns.   The
Company has successfully concluded licensing agreements with  (i)
Otake for the sale of video products bearing the "Emerson and G-Clef" trademark to Wal-Mart locations in the United States and Canada,
(ii) Jasco Products Co., Inc. ("Jasco"), one of the largest domestic electronics accessory companies, for distribution of electronic accessories in the United States, (iii) Herald Holding Limited
("Herald"),  a  publicly-traded  Hong  Kong  Company,   for   the
distribution  of clocks and watches in the United States  bearing the "Emerson and G-Clef" trademark and (iv) the Franklin Mint for distribution of classic Emerson Radio reproductions. The Company intends  to pursue  additional licensing opportunities.  See  "Risk
Factors" and   "Management's  Discussion  and  Analysis  of   Results
of Operations and Financial Condition."

Design and Manufacturing

      The Company's design team is responsible for product development and operates closely with the Company's manufacturers. The Company's engineers determine the detailed cosmetic and option specifications for new products, which typically incorporate commercially available electronic parts to be assembled according to the Company's designs. Accordingly, the exterior designs and operating features of the Company's products reflect the Company's judgment of current styles and consumer preferences. The Company's designs are tailored to meet the needs of the local market, particularly in the case of international distribution, where products are generally introduced on a country-by-country basis.

      The majority of the Company's products are manufactured by original equipment manufacturers in accordance with the Company's specifications. The manufacturers are primarily located in Hong Kong, South Korea, Taiwan, China, Malaysia and Thailand. Certain of the Company's products are also assembled by a contract manufacturer in Indiana.

     During the three months ended June 30, 1995, Fiscal 1995 and Fiscal 1994, approximately 95%, 89% and 84%, respectively, of the cost value of the Company's purchases consisted of imported finished goods. Otake, a manufacturer headquartered in Japan, supplied approximately 18%, 73% and 59%, respectively, of the Company's total purchases in the three months ended June 30, 1995, Fiscal 1995 and Fiscal 1994. Approximately 52% and 30% of the cost value of the Company's purchases in Fiscal 1995 and Fiscal 1994, respectively, were video products purchased from Otake and sold to Wal-Mart. As a result of the license/supply arrangement with Otake, the Company expects to purchase a significantly lower proportion of its finished goods from Otake over the three-year term of the agreements. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business-Licensing." The license/supply arrangement also provides that Otake will supply the Company with certain video products for sale to other customers at preferred prices for a three-year term. Otake also sells a line of video products under its Orion trademark. Kong Wah, a manufacturer headquartered in Hong Kong, supplied approximately 10% of the Company's total purchases in each of the three months ended June 30, 1995 and Fiscal 1994. Additionally, Daewoo Electronics Co. Ltd., Imarflex, Mfg. Co., Ltd. and Musical Electronics Limited accounted for approximately 22%, 21% and 14%, respectively, of the Company's purchases during the three months ended June 30, 1995. No other supplier accounted for more than 10% of the
Company's  total  purchases during these  periods.   The  Company
believes that, barring any unusual shortages or economic conditions, it could develop alternative sources for any of the products it currently purchases. Except with respect to the Agreements with Otake, the Company does not have a contractual agreement with any of its suppliers and no assurance can be given that certain short-term shortages of product would not result if the Company were required to seek alternative sources of supply without adequate notice by the supplier or a reasonable opportunity to seek alternate production facilities and component parts. See "Risk Factors."

Warranties

      The Company offers its United States and Canadian consumers limited warranties comparable to those offered to consumers by its competitors and accepts returns from its customers in accordance with customary industry practices. Warranties for products sold internationally are, in certain cases, provided on a region-by-region basis through local entities retained by the Company.

Refurbished Products

      The Company's customers return product to the Company for a variety of reasons, including liberal retailer return policies, damage to goods in transit and occasional cosmetic imperfections and mechanical failure.

      To improve profitability, effective April 1, 1994, the Company formed a partnership ("Partnership") with Hopper Radio of Florida, Inc. ("Hopper"), a major independent reseller of consumer electronics products. The Company and Hopper each own a 50% interest in the Partnership. The Partnership was formed to purchase (i) all returned consumer electronics products from the Company, refurbish them, if feasible, and sell them refurbished or "As-Is", on a worldwide basis in all countries where the Company has trademark rights and (ii) new consumer electronics products from manufacturers sourced through a subsidiary of the Company or through third parties, if such new products could be obtained on more favorable prices and terms, for sale in Mexico and Central and South America.

      The Partnership with Hopper has enabled the Company to control the costs associated with product returns, by providing a stable selling price for returned products and increased inventory turnover, by utilizing the distribution network of Hopper to sell products, and by potentially increasing the Company's sales of new products to Mexico and Central and South America. The Partnership's profits and losses are allocated evenly. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources." The general managerial activities are under the control of Barry Smith, who is also the President of Hopper. The Company previously refurbished certain products which were either sold as refurbished or, if not refurbished, sold "As-Is". See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     In forming the Partnership, the Company contributed returned product  to  the  Partnership equal in value  to  the  amount  of
Hopper's initial cash contribution of $500,000.  The Company also
agreed   to  (i)  sell  additional  returned  products   to   the
Partnership,  pursuant  to the terms of a sales  agreement,  (ii)
license   to  the  Partnership  its "Emerson and G-Clef"  trademark
for sale of refurbished product worldwide and for sale of new products in Mexico, Central and South America, (iii) provide the Partnership with  access to its vendors, (iv) relinquish its territories  for refurbished  merchandise and (v) lease  to  the  Partnership  the equipment to refurbish the returned merchandise.  The partnership agreement  of the Partnership similarly provides that  Hopper  is required  to provide the Partnership with (i) the set price  list at which all merchandise shall be sold, to be approved in advance by both partners, (ii) financing on terms to be agreed to by both
parties,   and  (iii)  the  physical  location  for  refurbishing
activities at a rental rate of $2.00 per square foot, or as otherwise agreed to by the parties.

     The Company filed suit on July 5, 1995 in the State Court of New Jersey alleging that Hopper, Barry Smith and three former employees of the Company (collectively, the "Defendants") have formed a business entity for the purpose of engaging in the distribution of consumer electronics and that the action of the Defendants in connection therewith violated certain duties owed to and rights of the Company. The Partnership has continued to operate since the filing of the lawsuit. The Company cannot predict at this time how this suit will, if at all, affect the Partnership or the Company.

Backlog

      From time-to-time, the Company has substantial orders from customers on hand. Management believes, however, that backlog is not a significant factor in its operations. The ability of management to correctly anticipate and provide for inventory requirements is essential to the successful operation of the Company's business.

Trademarks

      The  Company owns the "Emerson and G-Clef" "H.H. Scott" and
"Scott" trademarks for certain of its home entertainment and electronic products in the United States, Canada, Mexico and various other countries. Of the trademarks owned by the Company, those registered in the
United States must be renewed at various times from 1996 to  2008 and  those registered in Canada must be renewed at various  times from  1995  to 2007. The Company's trademarks are also registered on  a  worldwide basis, which registrations must  be  renewed  at various times.  The Company intends to renew all such trademarks.
The   Company  considers  the "Emerson and G-Clef"  trademark  to
be  of  material importance   to  its  business.   The  Company
also  owns the "Electrophonic"  trademark and is studying  the introduction  of this  trademark  on value priced audio products in
fiscal  year 1996.   The Company owns several other trademarks, none
of which is currently considered by the Company to be of material importance to its business. The Company has licensed certain applications of the "Emerson and G-Clef" trademark to Otake, Jasco, Herald and the Franklin Mint on a limited basis. See "Business - Licensing." The Company may not pledge the "Emerson and G-Clef" trademark to secure indebtedness under its United States secured credit facility or under the Indenture. See "Description of Debentures."

Competition

      The market segment of the consumer electronics industry in which the Company competes generates approximately $15 billion of factory sales annually and is highly fragmented, cyclical and very competitive, supporting major American, Japanese and Korean companies, as well as numerous small importers. The industry is characterized by the short life cycle of products which requires continuous design and development efforts. Market entry is comparatively easy because of low initial capital requirements.

      The  Company primarily competes in the low to medium-priced sector  of the consumer electronics market.  Management estimates that the Company has several dozen competitors, many of which are much  larger  and  have  greater  financial  resources  than  the
Company.    Emerson's   major   competitors   are   foreign-based
manufacturers  and distributors.  The Company competes  primarily on  the  basis of its products' reliability, quality,  price  and design,  the "Emerson and G-Clef" trademark and service  to  retailers
and  their customers.   The Company's products also compete  at  the
retail level for shelf space and promotional displays, all of which have an impact on the Company's established and proposed distribution
channels.   See "Management's Discussion and Analysis of  Results
of Operations and Financial Condition."

Government Regulation

      Pursuant to the Tariff Act of 1930, as amended, the Trade Act of 1974 and regulations promulgated thereunder, the United States government charges tariff duties, excess charges, assessments and penalties on many imports. These regulations are subject to constant change and revision by government agencies and by action by the United States Trade Representative and may have the effect of increasing the cost of goods purchased by the Company or limiting quantities of goods available to the Company from its overseas suppliers. A number of states have adopted statutes regulating the manner of determining the amount of payments  to  independent  service  centers  performing  warranty service on products such as those sold by the Company. Additional Federal legislation and regulations regarding the importation of consumer electronics products, including the products marketed by the Company, have been proposed from time-to-time and, if enacted into law, could adversely affect the Company's results of operations.

Employees

      As  of  September 15, 1995, the Company had 173  employees.
The Company considers its labor relations to be generally satisfactory.

Properties

      The Company, directly and through its subsidiaries, leases warehouse and office space in New Jersey, California, Canada, Georgia, Missouri, the Far East and Spain under leases expiring at various times from calendar 1995 to 1998, at minimum aggregate rentals as follows:

      Year Ending
       March 31,                                   (In Thousands)

          1996                                        $1,507
          1997                                         1,484
          1998                                         1,071
          1999                                           271
                                                      $4,333

       In the past several years, the Company has closed substantially all of its leased or owned warehouse facilities in favor of utilizing public warehouse space as part of the
Company's effort to convert fixed costs to variable costs. The cost for the public warehouse space is based on a fixed percentage of the Company's sales from each respective location. Such amounts are not included in the above table.

                     LEGAL PROCEEDINGS

Bankruptcy Claims

      Pursuant to the Plan of Reorganization and the Bankruptcy Code, all claims against the Company existing as of September 29, 1993, were discharged, except as specifically set forth in the
Plan of Reorganization. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Plan of Reorganization provides that unsecured creditors other than the Bank Lenders and the Noteholders holding pre-petition claims which are allowed, will receive unsecured promissory notes in the principal amount equal to 18.3% of the allowed amount of the claim; the notes will bear interest at a rate based on the LIBOR rate for one year obligations, and are due and payable as follows: (i) 35% of the outstanding principal is due 12 months from the date of issuance, and (ii) the remaining balance is due 18 months from the date of issuance. The Company is presently contesting claims submitted by several creditors.

      The largest claim was filed on July 25, 1994 in connection with the rejection of certain executory contracts with two
Brazilian entities, Cineral Electronica de Amazonia Ltda. and Cineral Magazine Ltda. (collectively, "Cineral"). The contracts were executed in August 1993, shortly before the Company's filing for bankruptcy protection. The amount claimed was $93,563,457, of which $86,785,000 represents a claim for loss of profits and $6,400,000 for plant installation and the establishment of offices, which were installed and established prior to execution of the contracts. The claim was filed as an unsecured claim and, therefore, will be satisfied, to the extent the claim is allowed by the Bankruptcy Court, in the manner other allowed unsecured claims were satisfied. The Company believes the Bankruptcy Court will separately review the portion of the claim for lost profits from the substantially smaller claim for actual damages. The Company has objected to the claim, intends to vigorously contest such claim and believes it has meritorious defenses to the highly speculative portion of the claim for lost profits and the portion of the claim for actual damages for expenses incurred prior to the execution of the contracts. Additionally, the Company has instituted an adversary proceeding in the Bankruptcy Court asserting damages caused by Cineral. A motion filed by Cineral to dismiss the adversary proceeding has been denied. The adversary proceeding and claim objection have been consolidated into one proceeding. An adverse final ruling on the Cineral claim could have a material adverse effect on the Company, even though liability of the Company would be limited to 18.3% of the final claim determined by a court of competent jurisdiction; however, with respect to the claim for lost profits, in light of the foregoing, the Company believes the chances for recovery on the Cineral claim for lost profits are remote.

Teletech Litigation

      In  December 1990, an action entitled Emerson  Radio  (Hong
Kong) Limited (a wholly- owned subsidiary of the Company) and Teletech (Hong Kong) Limited was commenced in the Supreme Court of Hong Kong High Court (the "Teletech Action") by Emerson Radio (Hong Kong) Limited ("Emerson (H.K.)") against Teletech (Hong
Kong) Limited ("Teletech"). The Statement of Claim (the "Claim"), filed and served in March 1991, alleges that Teletech breached its agreements to sell cordless telephones and telephone answering machines to Emerson (H.K.). The Claim seeks damages of approximately $1,000,000.

       In   March  1991,  Teletech  filed  a  counterclaim   that
essentially denies the allegations and alleges that Emerson (H.K.) breached its agreement to purchase cordless telephones and telephone answering machines arising from wrongful cancellation of placed orders. The counterclaim seeks damages of approximately $1,700,000. In May 1991, Emerson (H.K.) filed a reply to the counterclaim denying the allegations in the counterclaim. Discovery is currently proceeding. This litigation was not affected by the bankruptcy proceedings.

Tax Matters

      In June and October 1988, the Franchise Tax Board of the State of California issued Notices of Proposed Assessment to the Company proposing additional state income tax of approximately $501,000 in the aggregate, plus interest, for the fiscal years 1980, 1985 and 1986. In August and November 1988, the Company filed protests with the Franchise Tax Board taking exception to the Notices of Proposed Assessment. After disallowing the Company's protest, on July 24, 1992, the Franchise Tax Board issued a formal Notice of Action assessing a deficiency in the aggregate of approximately $664,000, which includes interest through July 24, 1992. On August 24, 1992, the Company filed an appeal with the California State Board of Equalization. The Franchise Tax Board filed a response on April 29, 1993, and the Company filed its reply on July 16, 1993.

      On March 9, 1994, the Company filed an adversary complaint with the Bankruptcy Court, to obtain a declaratory judgment against the Franchise Tax Board with regard to this matter. The Franchise Tax Board filed its response on April 6, 1994.
Discovery is proceeding. The Franchise Tax Board moved to dismiss the adversary proceeding and requested the Bankruptcy Court to abstain. On October 19, 1994, the Bankruptcy Court entered an order of abstention which directed the parties to litigate in California. The Company appealed to the District Court of New Jersey. The District Court affirmed the order of the Bankruptcy Court and the Company has filed a notice of appeal with the Third Circuit. Subsequent to entry of the District Court order, the California State Board of Equalization advised the Company and the Franchise Tax Board of the opportunity and deadlines to file additional papers with respect to the Notice of Action.

     On February 15, 1994, the Franchise Tax Board issued Notices of Proposed Assessment to the Company proposing additional state income tax of approximately $382,000 in the aggregate, plus interest, for the fiscal years 1987, 1988 and 1989. The Company filed its protest with the Franchise Tax Board on April 15, 1994, taking exception to the Notices of Proposed Settlement.

      Management  believes that adequate amounts of tax  reserves have been provided for any adjustments which may result from  the
above   assessments  and  any  additional  adjustments  for   the
remaining years under examination.

Litigation Regarding Certain Outstanding Common Stock

      Subsequent to confirmation of the Plan of Reorganization, litigation arose among the principal shareholders of FIL, the Company's largest shareholder prior to confirmation of the Plan of Reorganization, with respect to various business relations and transactions entered into between the shareholders, certain affiliates and their principals, including Geoffrey Jurick, the Company's Chairman and Chief Executive Officer, and Donald Stelling, the former Chairman. Mr. Stelling resigned on December 2, 1993 from the Company's Board of Directors creating uncertainty about the ability of FIL to honor its commitment to the Company and the Bank Lenders to satisfy its obligations to infuse $75 million in funds for the purpose of financing the Restructuring. The $75 million commitment was made available by Mr. Jurick and related companies, which utilized approximately $15.2 million in funds which had been deposited by FIL into an escrow account for the purpose of securing the Company's Debtor-in-Possession financing obtained in connection with the Restructuring. Management believes that, at the date of this Prospectus, Messrs. Jurick and Peter Bunger, directors of the Company, comprise the Board of Directors of FIL. The utilization of the $15.2 million has been challenged by various Stelling interests in three countries.

      Proceedings were commenced in the Commonwealth of Bahamas for the winding-up of FIL. The proceeding was brought by one of its shareholders, a Bahamian entity controlled by Petra Stelling, wife of Donald Stelling. The liquidator appointed by the Bahamian Court for the winding-up of FIL commenced litigation against Fidenas International and Mr. Jurick with respect to claims arising from the acquisition of the Company's Common Stock by GSE and Fidenas International.

     The liquidator commenced ancillary proceedings in the United States Bankruptcy Court pursuant to authorization granted by the Bahamian Court for the purposes of, among other things, (i) conducting discovery regarding the issuance of the shares of Common Stock to Fidenas International, GSE and Elision and utilization of the $15.2 million in funds which secured the Company's Debtor-in-Possession Financing and (ii) restraining the transfer, disposition or further encumbrance of any shares of the Company owned by Fidenas International, GSE, and Elision issued pursuant to the Plan of Reorganization. The ancillary proceeding was dismissed by the Bankruptcy Court on February 16, 1995.

     In addition to the litigation pending in the Bahamas and New York, the Stelling interests have pursued Mr. Jurick and certain business associates and affiliates in civil and criminal actions in Switzerland for various claims relating to their business relationships and transactions. Based on certain charges raised by the Stellings, the Swiss authorities have commenced investigations of Messrs. Jurick, Bunger and Jerome Farnum (also a director of the Company). In addition, the Swiss authorities have questioned Messrs. Jurick and Farnum as part of an investigation of possible violations by them of certain Swiss bank licensing laws. While the investigation is still pending, none of Messrs. Jurick, Farnum or Bunger have been charged or indicted by the Swiss authorities. The Federal Banking
Commission of Switzerland has issued a decree purporting to determine that certain entities affiliated with Messrs. Jurick and Farnum are subject to Swiss banking laws and have engaged in banking activities without a license; the Commission has ordered
(i)  the  liquidation of one affiliate and the assets of another,
(ii) the appointment of a Swiss accounting firm to conduct the decreed liquidation and (iii) certain preliminary measures providing for the appointment of the Swiss accounting firm to act as an observer with special supervisory powers. The Company has been informed by counsel to those entities that an appeal has been filed with respect to the decree and that during the appeal, if timely filed, the provisions of the decree providing for the liquidation shall not be implemented.

      Though the Company is not a party to any of the proceedings in Switzerland or in the Commonwealth of Bahamas, the Company intends to monitor the litigation. An order of a court of competent jurisdiction requiring the turnover of all or a substantial portion of the Common Stock may result in a default under the terms of the Company's United States secured credit facility and/or the Indenture. See "Risk Factors - Litigation Relating to Common Stock." Additionally, such a change in control could result in a second ownership change further limiting the Company's ability to use its NOLs and TCCOs.
See "Certain Federal Income Tax Considerations."

      The Official Liquidator appointed in the Commonwealth of Bahamas for Fidenas International Bank Limited (which management believes to be a holder of approximately 18% of the shares of Elision and approximately 11% of the shares of GSE) has filed an action in the Bahamas concerning the ownership by Fidenas International of certain shares of Common Stock. Transfer of the stock has been enjoined by the Bahamian courts. The Official Liquidator has also filed an action in the United States District Court on behalf of Fidenas International Bank Limited with respect to certain shares of Common Stock issued to Fidenas
International in conjunction with the Restructuring. As of the date hereof, the transfer of such shares has been restrained and discovery in the action has been commenced.

       A creditor of Elision has requested and obtained a preliminary injunction issued by a state court in Massachusetts which enjoins Elision from conveying, pledging, hypothecating or transferring any interest in assets of the corporation, including securities registered in the name of the corporation, other than in the usual course of business, until November 8, 1995. On that date, a hearing is scheduled for further consideration of the relief sought by such creditor. The order has the effect of prohibiting transfers of any shares of Common Stock of the Company owned by Elision.

Stelling Litigation

      The Company filed a suit in federal court in New Jersey on July 14, 1994, naming Mr. Stelling and his spouse as defendants alleging, among other things, breaches by Mr. Stelling of fiduciary duties and breaches of contract by Mr. Stelling, as agent, and Mrs. Stelling, as principal. The suit sets forth requests for monetary damages as well as declaratory judgments that the provisions of the Plan of Reorganization providing for releases do not apply to the Stellings and that they are estopped from claiming any interest in the Company. The Stellings have filed a motion to dismiss the suit. As of the date hereof, no ruling has been made with respect to such motion.

Other Litigation

      The Company is involved in other legal proceedings and claims of various types in the ordinary course of business. While any litigation to which the Company is a party contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position.

                            MANAGEMENT

Officers and Directors

     The following table sets forth certain information regarding the officers and directors of the Company as of the date hereof:

Name                     Age  Position


Geoffrey P.               54  Chairman of the Board and Chief
Jurick(1)                     Executive Officer, Director
Eugene I. Davis(1)        40  President and Interim Chief Financial
                              Officer, Director
John P. Walker            32  Senior Vice President - Finance
Albert G. McGrath, Jr.    38  Senior Vice President, Secretary and
                              General Counsel
Eddie Rishty              35  Vice President - Controller
Merle W. Eakins           48  Vice President - Sales
Andrew Cohan              40  Vice President - Merchandising
John J. Raab              59  Vice President - Far East Operations
Frank L. Guerriero        51  Vice President - Logistics
Stuart D. Slugh           40  Vice President - Engineering/After
                              Sales Service
Elizabeth J. Calianese    37  Vice President - Human Resources
William A. Parks          56  Vice President - Home Products
                              Division
Robert H. Brown, Jr.(2)(3)42  Director
Peter G. Bunger(2)        54  Director
Jerome H. Farnum          59  Director
Raymond L. Steele(2)(3)   60  Director

_____________________________
(1)Member of Executive Committee
(2)Member of Audit Committee
(3)Member of Compensation and Personnel Committee


Geoffrey P. Jurick has served as Director since September 1990, Chief Executive Officer since July 7, 1992 and Chairman since December 22, 1993. Mr. Jurick served as President from July 1993 to October 1994. Since March 1990, he has been President and Director of FIL. Since December 1993, Mr. Jurick has served as a Director of Fidenas International, and since May 1994, as an officer and general manager of Fidenas International and as a Director, Chairman and Chief Executive Officer of GSE, which is traded on the pink sheets of the over-the-counter market. For more than the past five years, Mr. Jurick has held a variety of senior executive positions with several of the entities comprising the Fidenas group of companies ("Fidenas Group"), whose activities encompass merchant banking, investment banking, investment management and corporate development.

Eugene I. Davis has served as President since October 1994, Interim Chief Financial Officer since February 7, 1993 and a Director since September 1990. Mr. Davis served as Executive Vice President from July 7, 1992 to October 1994. From June 1989 to July 1992, Mr. Davis was a shareholder and director of the law firm of Holmes Millard & Duncan, P.C., in Dallas, Texas. From February 1988 to June 1989, he was a partner in the law firm of Arter & Hadden, P.C., in Dallas, Texas. Since August 1992, Mr. Davis has served as a director of Tipperary Corporation, which is traded on the American Stock Exchange, and, from October 1993, until January, 1995 he was a director of Crandall Finance Corporation, which is traded on the pink sheets of the over-the-counter market. From May 1995, Mr. Davis has also served as Director of Beth Israel Health Care Services, a private corporation.

John P. Walker has served as Senior Vice President since April 1994. Mr. Walker was Vice President - Finance from February 1993 to April 1994, Assistant Vice President - Finance from June 1991 to January 1993 and Director of Financial Management from September 1990 to May 1991. Prior thereto, Mr. Walker was Supervising Senior Accountant with KPMG - Peat Marwick.

Albert G. McGrath, Jr. has served as Secretary and General Counsel since August 1992 and Senior Vice President since July 1993. Prior thereto, Mr. McGrath was a shareholder of Holmes Millard & Duncan, P.C., in Dallas, Texas, from January 1990 through August 1992.

Eddie Rishty has served as Vice President - Controller since July
1993 and was Corporate Controller from October 1991 to June 1993.
Prior  thereto,  Mr. Rishty was Assistant Controller  from  April
1989 to September 1991.

Merle  W. Eakins joined the Company as Vice President - Sales  in
July  1993.   Since  1976, Mr. Eakins was with  Philips  Consumer
Electronics Company in a variety of positions, most recently as Vice President, National Accounts.

Andrew Cohan joined the Company in October 1994 as Vice President-
Merchandising.   Prior thereto, he was an independent  consultant
from August 1993 until October 1994, and was employed as Senior Vice President - Retail Stores for McCrory Stores Corporation from June 1992 to July 1993 and as Vice President - Retail Stores for Ames Department Stores, Inc. from February 1984 to June 1992. Prior thereto and for more than the past five years, Mr. Cohan was employed by Ames Department Stores, Inc. in a variety of
positions.    Each  of  McCrory  Stores  Corporation   and   Ames
Department Stores, Inc. filed for relief under the United  States
Bankruptcy Code.

John J. Raab joined the Company in March 1995 as Vice President - Far East Operations. Prior thereto, he was President and Chief Operating Officer of Robeson Industries Corp. from March 1990 to March 1995. Robeson Industries Corp. has filed for relief under the United States Bankruptcy Code.

Frank L. Guerriero has served as Vice President - Logistics since September 1994. Prior thereto, Mr. Guerriero was Assistant Vice President - Operations and Logistics from April 1994 until September 1994, and was the Director of Transportation and Distribution for the Company from July 1981 until April 1994.

Stuart D. Slugh has served as Vice President - Engineering and After Sales Service since September 1994. Prior thereto, Mr. Slugh was Assistant Vice President - Engineering and After Sales Service from April 1994 until September 1994, and was Director of Technical Sales Services for the Company from May 1993 until April 1994. Prior thereto and for more than the past five years, Mr. Slugh was National Parts Manager for the Company.

Elizabeth J. Calianese has served as Vice President - Human Resources since May 1995. Since April 1991, Ms. Calianese has served as Assistant General Counsel. Prior thereto, from June 1989 until March 1991, Ms. Calianese was a corporate attorney with the Company.

William A. Parks has served as Vice President - Home Products Division since August 1995. Since 1991, Mr. Parks has been President of William A. Parks & Assoc., Inc., a sales and marketing consulting firm based in Newport, North Carolina. Prior thereto, Mr. Parks served as President of Hamilton Beach, Inc. in Washington, North Carolina.

Robert H. Brown, Jr. has been a Director since July 7, 1992. Since February 1994, he has been Executive Vice President of Capital Markets of Rauscher Pierce Refsnes, Inc. ("Rauscher") in Dallas, Texas. From January 1990 until February 1994, Mr. Brown was Senior Vice President and Director of the Corporate Finance Department of Rauscher. Since May 1993, Mr. Brown has served as a director of Stevens Graphics Corp., which is traded on the American Stock Exchange.

Peter G. Bunger has been a Director since July 7, 1992. Since October 1992, Mr. Bunger has served as Director of Savarina AG, engaged in the business of portfolio management monitoring in Zurich, Switzerland and since 1992, as director of ISCS, a computer software company. From December 1991 until December 1993, he was Vice Chairman of Montcour Bank and Trust Company Limited, a bank organized in the Bahamas and an affiliate of Fidenas International. Montcour Bank and Trust Company Limited is the subject of liquidation proceedings in Nassau, Bahamas. From 1981 until 1992, Mr. Bunger was owner and Managing Director of Peter G. Bunger Investment Consulting, a firm which supervises, controls, and analyzes investments for individuals.

Jerome H. Farnum has been a Director since July 7, 1992. Since July 1994, Mr. Farnum has been an independent consultant. From
1979 until 1994, Mr. Farnum served as a senior executive with several of the entities comprising the Fidenas Group, in charge of legal and tax affairs, accounting, asset and investment management, foreign exchange relations and financial affairs.

Raymond L. Steele has been a Director since July 7, 1992. Mr. Steele has been retired since September 1993. From August 1990 until September 1993, Mr. Steele served as Executive Vice President of Pacholder Associates, Inc., a company providing investment management and other financial advisory services to institutional clients. Mr. Steele is a member of the Board of Directors of Orion Pictures Corporation, whose common stock is traded on NASDAQ, and Pharmhouse, Inc., a publicly-traded retail drug chain.

      The terms of the Debentures require that, for their term, the Company shall cause one-third of the Board of Directors to be comprised of independent directors. Certain actions in connection with the potential settlement of the litigation described in "Legal Proceedings - Litigation Regarding Certain Outstanding Common Stock" will require the approval of three members of the Board of Directors, including the independent Board members and Mr. Eugene I. Davis. See "Description of Debentures." The terms of the Series A Preferred Stock provide that the holders shall have the right to appoint two directors to the Company's Board of Directors if dividends are in default for six quarters. See "Description of Other Securities."

Director Compensation

      Independent directors are entitled to an annual retainer of $20,000. Committee chairmen who are independent directors receive an annual retainer of $10,000. Each of the Company's current independent directors received cash compensation of $20,000 (excluding the Committee Chairmen who each received $27,500) in connection with serving on the Company's Board of Directors during the fiscal year ended March 31, 1995. Directors who are officers or employees of the Company are not compensated for serving as directors or for attending meetings. The Company maintains directors and officers liability insurance policies it deems satisfactory for such purposes.

            EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Executive Officers

      The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Company and its subsidiaries to those persons who were, at March 31, 1995, the Chief Executive Officer ("CEO") of the Company and the other four most highly compensated executive officers of the Company ("Named Executives") for the periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

     Three Year Compensation Summary

      The following table summarizes for the years indicated  the
compensation  awarded  to,  earned  by  or  paid  to  the   Named
Executives  for  services  rendered  in  all  capacities  to  the
Company:

                          SUMMARY COMPENSATION TABLE

                       Annual Compensation          Long-Term Compensation
                                                Awards                  Payouts
                                                OTHER                                                  ALL
                                                ANNUAL                       SECURITIES                OTHER
Name and Principal      FISCAL                  COMPENS-     RESTRICTED      UNDERLYING    LTIP        COMPENS-
Position(s)             YEAR   SALARY   BONUS   ATION        STOCK AWARDS    OPTIONS       PAYOUTS     ATION
                                        (3)     (1)                          (6)                       (4)

GEOFFREY P. JURICK      1995   378,333  275,000  78,702         -             600,000        -         $ 311
CHAIRMAN OF THE         1994   250,000  195,000     -           -               -            -
BOARD AND CHIEF         1993   187,500    -       5,589         -               -            -
EXECUTIVE
OFFICER (2) (5)

EUGENE I. DAVIS         1995   360,000  175,000 102,024         -             600,000        -           6,986
PRESIDENT AND           1994   360,000  150,000 102,385         -                -           -           5,524
INTERIM CHIEF           1993   261,692  161,290 172,281         -                -           -           5,473
FINANCIAL OFFICER
(2) (5)

ALBERT G. MCGRATH, JR.  1995   175,000   75,000  19,958        -              200,000        -           5,451       5,451
SENIOR VICE PRESIDENT,  1994   175,000  100,000  18,462        -                -            -           4,671
SECRETARY AND           1993   107,693   29,166  21,273        -                -
GENERAL COUNSEL (5)

MERLE W. EAKINS         1995   193,077    40,000 89,175        -               40,000        -           5,950
VICE PRESIDENT-         1994   130,577    40,000 45,870        -                  -          -             621
SALES (5)               1993      -          -     -           -                  -          -              -

JOHN P. WALKER          1995   110,000    75,000  20,420       -               200,000       -            3,841
SENIOR VICE             1994   110,000   100,000   9,483       -                 -           -            1,918
PRESIDENT-FINANCE       1993    96,625    18,000     700       -                 -           -            2,406

(1) Consists of (i) car allowance and auto expenses afforded to the listed Company executive officers, including $26,947 and $17,277 paid to Messrs. Davis and Walker, respectively, in Fiscal 1995, (ii) tax preparation services provided to Mr.
     Davis, (iii) expenses paid by the Company on behalf of Mr. Davis, covering his club membership, and (iv) relocation and temporary lodging expenses and associated tax gross-ups in the amount of $73,394, $0 and $0 for Mr. Jurick, $43,002, $64,643 and $132,270 for Mr. Davis, $0, $9,137 and $16,249
     for Mr. McGrath, and $80,784 and $39,570 for Mr. Eakins paid by the Company in Fiscal 1995 and 1994, respectively. See "Certain Relationships and Related Transactions."

(2) Does not include Director's fees of $5,000 received by each of Messrs. Jurick and Davis prior to becoming officers for Fiscal 1993.

(3) In the case of Messrs. Davis and McGrath consists of one-time bonus payments upon joining the Company in Fiscal
     1993.

(4)  Consists  of  the  Company's  contribution  to  its   401(k)
     employee   savings  plan,  life  insurance  and,  disability
     insurance.

(5) Messrs. Jurick and Davis became executive officers of the Company in July 1992, Mr. McGrath became an executive officer of the Company in August 1992 and Mr. Eakins became an executive officer of the Company in July 1993.

(6) In July 1994, the Company granted stock options to purchase 600,000, 600,000, 200,000, 200,000 and 30,000 shares of
     Common  Stock  to  each of Messrs. Jurick,  Davis,  McGrath,
     Walker and Eakins respectively, exercisable at an exercise price of $1 per share (except $1.10 in the case of Mr.
     Jurick). In September 1994, Mr. Eakins was granted an additional option to purchase 10,000 shares of common stock at an exercise price of $1 per share. The options vest in annual increments of one-third, commencing one year from the date of grant, and their exercise is contingent on continued employment with the Company.

     Stock Options

      The following table sets forth information regarding the grant of stock options during Fiscal 1995 to the Named Executive
Officers:

                                                                         Potential Realizable
                                                                         Value at  Assumed
                                                                         Annual Rates of Stock
                                                                         Price Appreciation
Individual Grants                % of Totals                             for Option Term(2)


                        Number      Options Granted   Exercise
                        of Options  to Employees      Price Per   Expiration
Name                    Granted     in Fiscal 1995    Share       Date(1)       5%          10%

GEOFFREY P. JURICK      600,000           32%          $1.10        7/7/04     $317,337     $896,245
EUGENE I. DAVIS         600,000           32%          $1.00        7/7/04     $377,337     $956,245
ALBERT G. MCGRATH       200,000           11%          $1.00        7/7/04     $125,779     $318,748
JOHN P. WALKER          200,000           11%          $1.00        7/7/04     $125,779     $318,748
MERLE W. EAKINS          30,000            2%          $1.00        7/7/04     $ 18,867     $ 47,812
                         10,000            1%          $1.00        9/6/04        6,289       15,937

(1) The options were issued under the 1994 Stock Compensation Program, and are exercisable commencing one year after the grant date in three equal annual installments, with full vesting occurring on the third anniversary of the date of the grant.

(2) The dollar amounts under these columns are the result of calculations at the assumed compounded market appreciation rates of 5% and 10% as required by the Securities and Exchange Commission over a ten-year term and therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

     Option Exercises And Holdings

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during Fiscal 1995 and unexercised options held at March 31, 1995:

                    OPTION EXERCISES IN FISCAL 1995
                     AND MARCH 31, 1995 OPTION VALUES
                                                  Number of        Value of Unexercised
                                                  Unexercised      In-the-Money
                     Number of                    Options at       Options at
                     Shares                       March 31, 1995   March 31, 1995
                     Acquired on    Value         Exercisable/     Exercisable
   Name              Exercise      Realized       Unexercisable    Unexercisable(1)

GEOFFREY P. JURICK      0           $-           0/600,000          $0/$1,215,000
EUGENE I. DAVIS         0           $-           0/600,000          $0/$1,275,000
ALBERT G. MCGRATH       0           $-           0/200,000          $0/$  425,000
JOHN P. WALKER          0           $-           0/200,000          $0/$  425,000
MERLE W. EAKINS         0           $-           0/ 40,000          $0/$   85,000


(1) Calculated based on the difference between the aggregate fair market value of the shares subject to options at March 31, 1995 and the aggregate option exercise price.

Certain Employment Contracts

      On August 13, 1992, the Board of Directors of the Company approved the Employment Agreements of certain of the Company's senior management, including certain of the senior management included in the table set forth above. A description of the material terms of such employment agreements, each of which is effective as of July 7, 1992 (unless stated to the contrary) follows.

      Geoffrey P. Jurick, Chairman and Chief Executive Officer of the Company, entered into five year employment agreements ("Jurick Employment Agreements") with the Company and two of its wholly-owned subsidiaries, Emerson Radio (Hong Kong), Limited and Emerson Radio International Ltd. (formerly Emerson Radio
(B.V.I.), Ltd.) (hereinafter, collectively the "Companies"), providing for an aggregate annual compensation of $250,000, which was increased to $390,000 in May 1994 and to $490,000 effective April 1, 1995. In addition to his base salary, Mr. Jurick is entitled to an annual bonus upon recommendation by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

     Subject to certain conditions, each of the Jurick Employment Agreements grants to Mr. Jurick severance benefits, through expiration of the respective terms of each of such agreements, commensurate with Mr. Jurick's base salary, in the event that his employment with the Companies terminates due to permanent disability, without cause or as a result of constructive discharge (as defined therein). In the event that Mr. Jurick's employment with the Companies terminates due to termination for "cause," because Mr. Jurick unilaterally terminates the agreements or for reasons other than constructive discharge or permanent disability, Mr. Jurick shall only be entitled to base salary earned through the applicable date of termination.
Similar provisions are set forth in each of the contracts described below.

      Eugene I. Davis, President and Interim Chief Financial Officer entered into a five year Employment Agreement ("Davis Employment Agreement") with the Company providing for an annual compensation of $360,000, which was increased to $450,000 effective April 1, 1995. In addition to his base salary, Mr. Davis is entitled to an annual bonus equal to an amount up to 30% of Mr. Davis' base salary, based upon attainment of objectives identified in the Company's five-year business plan ("Business Plan"). Mr. Davis may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

      Pursuant to the Davis Employment Agreement, the Company granted to Mr. Davis an option to purchase 500,000 shares of Common Stock. Such option was cancelled pursuant to the Plan of Reorganization; however, the Company subsequently granted Mr.
Davis options to purchase 600,000 shares of Common Stock. The Company has also agreed for the term of the Davis Employment Agreement and three years thereafter, to pay for and maintain legal malpractice insurance covering Mr. Davis for occurrences and actions taken by him at any time prior to or during the term of such agreement on behalf of the Company or its employees. The Company has also agreed to pay all sums which may be deductible amounts not otherwise paid by such insurer.

      Upon execution of the Davis Employment Agreement, the Company provided Mr. Davis with a one-time lump sum payment of $100,000, which figure is net of applicable taxes and withholdings. In connection with Mr. Davis' relocation to New Jersey, the Company assumed certain relocation expenses and associated tax gross-ups on Mr. Davis' behalf aggregating $239,915. See "Summary Compensation Table."

      Albert G. McGrath, Jr., General Counsel, Senior Vice President and Secretary, entered into a five-year Employment Agreement ("McGrath Employment Agreement") with the Company providing for an annual compensation of $175,000, which was increased to $210,000 effective April 1, 1995. In addition to his base salary, Mr. McGrath is entitled to an annual performance bonus to be recommended by the Compensation and Personnel
Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

      Upon execution of the McGrath Employment Agreement, the Company provided Mr. McGrath with a one-time lump sum payment of $29,166, which figure is before applicable taxes and withholdings. In connection with Mr. McGrath's relocation to New Jersey, the Company assumed relocation expenses and associated tax gross-ups on Mr. McGrath's behalf aggregating $25,386. See "Summary Compensation Table."

     Merle W. Eakins, Vice President-Sales, entered into a three-year employment agreement with the Company providing for an annual compensation of $175,000; which was increased to $195,000 effective May 1, 1994. In addition to his base salary, Mr. Eakins is entitled to an annual bonus equal to an amount up to 30% of Mr. Eakins' base salary, upon attainment of objectives identified by the Board of Directors. In connection with Mr. Eakins' employment in New Jersey, the Company assumed relocation expenses and associated tax gross-ups on Mr. Eakins' behalf aggregating $120,354. See "Summary Compensation Table."

      John P. Walker, Senior Vice President-Finance, entered into a three-year employment agreement with the Company providing for an annual compensation of $110,000, which was increased to $165,000 effective April 1, 1995. In additional to his base salary, Mr. Walker is entitled to an annual bonus equal to an amount up to 30% of Mr. Walker's base salary; upon attainment of objectives identified by the Executive Committee. Mr. Walker may also receive an additional annual performance bonus to be recommended by the Compensation and Personnel Committee of the Company's Board of Directors, subject to the final approval of the Company's Board of Directors.

     In the event that Messrs. Jurick, Davis, McGrath, Eakins and Walker were to be terminated due to permanent disability, without cause or as a result of constructive discharge, the estimated dollar amount to be paid after March 31, 1995 to each such individual, based on the terms of their respective contracts, would be $1,112,000, $1,021,000, $501,000, $263,000 and $330,000,
respectively.

Emerson Employee Savings Plan

      The Emerson Radio Corp. Employee Savings Plan (the "Savings Plan") is a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code. Generally, a full-time salaried employee who has completed three months of service may elect to make basic contributions to the Savings Plan of up to 6% of his or her compensation, commencing on the first day of the Savings Plan year or the seventh month of such year subsequent to satisfying such eligibility requirement. These contributions are partially matched by the Company. In addition, the employee may elect to contribute up to an additional 4% of his or her compensation (for a total of 10%), which amount will not be matched by the Company. All employee contributions (plus related earnings and increased value) are 100% vested. Generally, Company contributions become 50% vested after an employee has satisfied one year of service and 100% vested after two years of service. If the employee's employment terminates for any reason, the employee's total vested plan account will be distributed to him or her within a reasonable period of time after termination of employment. If any nonvested account balance is forfeited, the nonvested amount of any forfeiture remains in the Savings Plan to be used as Company contributions. The amounts credited to individual accounts are invested by the Savings Plan trustee as directed by Savings Plan participants, and any gain or loss from investments is credited to, or charged against, the individual account of each participant.

Stock Plans

      In July 1994, the Company's Board of Directors adopted, and the stockholders subsequently ratified, a Stock Compensation Program ("Program") intended to secure for the Company and its stockholders the benefits arising from ownership of the Company's Common Stock by those selected directors, officers, other key employees, advisors and consultants of the Company who are most responsible for the Company's success and future growth. The maximum aggregate number of shares of Common Stock available pursuant to the Program is 2,000,000 shares and the Program is comprised of 4 parts -- the Incentive Stock Option Plan, the Supplemental Stock Option Plan, the Stock Appreciation Rights Plan and the Stock Bonus Plan. The Program is administered by the Company's Compensation and Personnel Committee. Each of the Plans provides for vesting of grants or awards in equal thirds on the first three anniversaries after grant, unless the Compensation and Personnel Committee otherwise provides, and that the term of options granted thereunder may not exceed ten (10) years. The Program also provides that the purchase price of stock options granted under the Program shall not be less than the fair market value of the Common Stock on the date of grant, except that the purchase price with respect to an option granted to a holder of at least 10% of the Company's outstanding securities must be equal to at least 110% of the fair market value of the Common Stock on the date of grant.

      In July 1994 the Company's Compensation and Personnel Committee granted options to purchase an aggregate of 1,630,000 shares of Common Stock to Messrs. Jurick (600,000), Davis (600,000), McGrath (200,000), Walker (200,000) and Eakins
(30,000). The options granted to Messrs. Davis, McGrath, Walker and Eakins are all exercisable at $1.00 a share and the options granted to Mr. Jurick are exercisable at $1.10 a share. The Compensation and Personnel Committee subsequently granted options to purchase an aggregate of 170,000 shares of Common Stock to various employees, each exercisable at $1.00 per share, in September 1994 and also granted an aggregate of 60,000 options to various employees, each exercisable at $1.00 per share, in October 1994, for an aggregate of options on 230,000 shares (143,333 net of cancellations).

      In October 1994, the Company's Board of Directors adopted, subject to stockholder approval, the 1994 Non-Employee Director Stock Option Plan. The Committee authorized and appointed pursuant to such plan, consisting of Messrs. Jurick and Davis, has granted options to purchase an aggregate of 175,000 shares (150,000 net of cancellations) of Common Stock to certain non-employee directors of the Company at an exercise price of $1.00 per share. The maximum aggregate number of shares of Common Stock available under such plan is 300,000. Each option granted provides for vesting in equal thirds on the first three anniversaries after the date of grant and has a term of ten (10) years.

                       PRINCIPAL STOCKHOLDERS

     The table below sets forth as of September 15, 1995, certain information regarding the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director of the Company and by all officers and directors as a group:

      Name and Address of     Amount and                   Percent of
      Beneficial Owner    Nature of Beneficial  Percent     Class as
                              Ownership(3)      of Class   Adjusted(6)


    Geoffrey P. Jurick(1)(5)  30,200,100         74.7%        66.1%
    Nine Entin Road
    Parsippany, NJ 07054

    Fidenas International    30,000,000          74.5%        66.0%
      Limited, L.L.C. (2)
        831 Route 10
        Suite 38, #113
        Whippany, NJ   07981

      Elision International, 1,600,000            4.0%        3.5%
      Inc.(4)
        275 Wyman Street
        Waltham, MA  02154

      GSE Multimedia        12,000,000           29.8%      26.4%
        Technologies
      Corporation(4)
        Kostheimer Landstrasse 36
        Mainz-Kostheim
        Germany D6502

      Eugene I. Davis(5)       290,000            (7)      (7)
      Robert H. Brown, Jr.(8)   16,667            (7)      (7)
      Peter G. Bunger(9)         8,333            (7)      (7)
      Jerome Farnum(9)           8,333            (7)      (7)
      Raymond L. Steele(8)      16,667            (7)      (7)
      All Directors and     30,720,100          75.1%     66.7%
      Officers as a Group
      (16 persons) (10)(11)

_______________
(1)Consists  of  16,400,000, 1,600,000 and 12,000,000  shares  of
   Common Stock held by Fidenas International, Elision and GSE, respectively, including 847,458 shares of Common Stock held by Fidenas International, as nominee, as to which Fidenas International and Mr. Jurick disclaim beneficial ownership. All of such shares, except those for which Fidenas
   International holds as nominee, will be subject to certain lockup agreements. See "Plan of Distribution - Certain
   Restrictions on Offering, Directors and Certain Stockholders." Mr. Jurick indirectly owns, through a controlled  holding  company,  approximately  80%  of  Fidenas
   International. In addition, Mr. Jurick is an officer and director of Fidenas International. Fidenas International owns approximately 14.3% of Elision. Mr. Jurick indirectly owns, through certain holding companies and beneficial interests in affiliates, a controlling interest in each of GSE and Elision. The shares of Common Stock issued to GSE, Fidenas International and Elision in connection with the Restructuring are the subject of certain legal proceedings in the Commonwealth of the Bahamas and the United States. In connection with settlement negotiations related thereto, the Company has been advised that the parties to such negotiations may desire a portion of these shares to be sold in furtherance of a settlement of such litigation. See "Legal Proceedings - Litigation Regarding Certain Outstanding Common Stock".

(2)Includes 12,000,000 shares of Common Stock owned by GSE and 1,600,000 shares of Common Stock owned by Elision. Fidenas International, GSE and Elision may be deemed to be under common control. Also includes 847,458 shares held by Fidenas International, as nominee, as to which Fidenas International disclaims beneficial ownership.

(3)Based on 40,252,772 shares of Common Stock outstanding as of September 15, 1995 plus shares of Common Stock under option of any director or executive officer, exercisable within 60 days. Does not include (i) shares of Common Stock issuable upon conversion of 10,000 shares of Series A Preferred Stock
   (ii) Common Stock issuable upon exercise of the Creditor's Warrants (iii) Common Stock issuable upon conversion of the Debentures; (iv) Common Stock issuable upon exercise of outstanding options, which are not currently exercisable within 60 days; or (v) shares of Common Stock issuable upon exercise of warrants granted to the Placement Agent and its authorized dealers in connection with the private placement of the Debentures.

(4)A petition for the winding-up of Fidenas International Bank Limited, a holder of 18% of the shares of Elision and 11% of the shares of GSE, was filed by the majority of the shareholders of the bank in the Commonwealth of Bahamas on July 29, 1994.

(5)Includes  options  exercisable  within  60  days  to  purchase
   200,000 shares of Common Stock. Does not include options to purchase an aggregate of 400,000 shares of Common Stock not currently exercisable.

(6)Assumes conversion of all $20,750,000 aggregate principal amount of Debentures at the initial Conversion Price of $3.9875 per share into 5,203,761 shares of Common Stock.

(7)Represents less than 1% of the outstanding Common Stock.

(8)Includes  options  exercisable  within  60  days  to  purchase
   16,667 shares of Common Stock. Does not include options to purchase an aggregate of 33,333 shares of Common Stock not currently exercisable.

(9)Includes options exercisable within 60 days to purchase  8,333 shares of Common Stock. Does not include options to purchase an aggregate of 16,667 shares of Common Stock not currently exercisable.

(10) Includes  630,000  shares of  Common  Stock  subject  to unexercised stock options which were exercisable within 60 days under the Company's Stock Compensation Program.

(11) Does not include options to purchase an aggregate of 1,260,000 shares of Common Stock not currently exercisable within 60 days.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Plan of Reorganization

     Debtor-in-Possession Financing

      During the pendency of the Company's Restructuring, the Company obtained Debtor-in-Possession financing ("DIP Financing") from its present secured lender. Fidenas Investment Limited, of which Mr. Jurick is President and a director, which is also an affiliate of Fidenas International, guaranteed payment of the DIP Financing. In April 1994, in connection with the DIP Financing, the Company paid (i) $187,000 as a cumulative credit enhancement fee which accrued commencing October 1, 1993 and (ii) $208,000 for reimbursement of various legal, accounting and filing fees at the direction of the President of Fidenas Investment Limited to its designee.

     Capital Infusion at Confirmation of the Plan

      To fund the Plan of Reorganization, Fidenas International, Elision and GSE provided to the Company an aggregate of approximately $30 million, for which they collectively received 30 million shares of Common Stock. See "Principal Stockholders." Certain of the officers and directors of the Company are affiliated with Fidenas International, Elision and GSE. See "Management." In connection with the capital infusion, reimbursements of $568,000 for various legal, accounting and filing fees were paid at the direction of the President of Fidenas International to its designee.

Other Transactions

      The law firm of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., was retained as the Company's outside counsel following the settlement of a proxy contest conducted in 1992. Payments aggregating approximately $1,070,000 were made by the Company for Fiscal 1994. The firm was retained by the Company as special corporate counsel during the Restructuring proceedings and received payment for services rendered and expenses incurred during such proceedings. In addition, the firm provides ongoing services for the Company, including representing the Company in this Offering. The firm received approximately $182,000 and $737,000 during the three months ended June 30, 1995 and Fiscal 1995, respectively. A brother of Mr. Davis joined such law firm subsequent to its retention by the Company and serves of counsel to such law firm.

      In connection with the execution of their respective employment agreements with the Company, each of Messrs. Martin Holleran (a former officer of the Company), Davis, and Alex Wijnen (a former officer of the Company) agreed to relocate their respective residences to the general locality of the Company's principal executive offices. To assist in such relocation, in the fiscal year ended March 31, 1993, the Company provided to Messrs. Holleran, Davis and Wijnen interest-free bridge loans of $140,000, $120,000 and $130,000, respectively. In connection with the resignations of Messrs. Holleran and Wijnen from the Company, and the settlement of claims under their respective employment contracts, Mr. Holleran's obligation to repay such loans was discharged and Mr. Wijnen's loan will be repaid through consulting services to be rendered in calendar year 1995. The maturity date of Mr. Davis' loan has been extended and is due in the fiscal year ending March 31, 1996.

     Mr. Pablo Bunger, the brother of Peter Bunger, a director of the Company, was the Managing Director of the Company's Spanish branch. Pursuant to a consulting arrangement, Mr. Bunger received compensation and reimbursement of expenses aggregating $23,000 and $118,000 in the three months ended June 30, 1995 and Fiscal 1995, respectively. The Company will be closing the Spanish branch and has assigned the exclusive distribution rights for Emerson brand products in Spain to a corporation controlled by Mr. Pablo Bunger.

      The Company is in the process of reorganizing its Canadian operations. In connection with such reorganization, Emerson's Canadian subsidiary has entered into a series of agreements with Tammy Venator, doing business as Venator Electronics Sales and Service Ltd. ("Venator"). Ms. Venator is the daughter of Theo Heuthorst, former President of Emerson's Canadian subsidiary, and she was formerly the National Service Manager of such subsidiary. Effective April 1, 1995, Emerson's Canadian subsidiary entered into several three-year agreements with Venator providing for (i) Venator receiving returned products, (ii) Venator purchasing returned products on an "as-is" basis for refurbishing and resale by Venator, (iii) Venator processing warranty claims submitted by service centers authorized to engage in warranty service of Emerson products sold in Canada, (iv) Venator distributing parts to customers and service centers for Emerson products, which it will purchase from the Company's Canadian subsidiary at a premium over their costs, and (v) Venator maintaining an effective service center network to accommodate all customers of Emerson's Canadian subsidiary, maintaining a factory service center, and maintaining a parts distribution center, and providing other after sale services. The Company was billed $8,323 for services provided with respect to the above-mentioned agreements during the three months ended June 30, 1995. In addition, the Company billed Venator approximately $24,000 for spare parts purchases over the same period. The Company was owed approximately $24,000 for these purchases as of June 30, 1995. Through these agreements, the Company believes it will be able to reduce its costs of operations in Canada, while maintaining its market presence in Canada. The Company believes that the terms on which it has entered into the agreements with Venator described above are no less favorable than could have been obtained from an unrelated third party.

      In the three months ended June 30, 1995 and in Fiscal 1995, the Company sold finished goods and spare parts to GSE for $114,000 and $341,000, respectively, on terms no more favorable than those available to third parties. The Company was owed $277,000 for these purchases as of June 30, 1995.

      Rauscher was retained by the Company, for a fee of $20,000, to make offers in connection with the public offering of the Company's Common Stock authorized by the Plan of Reorganization in those states requiring that all sales in such states be made through broker/dealers. Robert H. Brown, Jr., a Director of the Company, is Executive Vice President of Capital Markets of Rauscher. See "Management."

      At March 31, 1994, Emerson Radio (Hong Kong) Ltd., a wholly owned subsidiary of the Company, had $1 million on deposit with Fidenas International Bank Limited. The deposit was returned shortly after March 31, 1994.

      In October 1994 and February 1995, the Company employed two professional advisers of Mr. Jurick and certain entities with which Mr. Jurick is affiliated or associated. One individual was paid $29,615 and $52,885 by the Company in the three months ended June 30, 1995 and Fiscal 1995, respectively, as well as receiving automobile benefits and related expenses in the amount of $1,256 and $3,027, respectively. The other individual was paid $20,865 and $6,856 by the Company for the three months ended June 30, 1995 and Fiscal 1995, respectively, as well as receiving automobile benefits in the amount of $897 and $1,295, respectively. The services of one individual were terminated as of July 31, 1995 and the other will continue to be employed by the Company until September 22, 1995 and to receive the benefits described herein until such date. In addition to services rendered to the Company, each of the individuals, while employed by the Company, devoted substantial amounts of time to services for Mr. Jurick and his associated or affiliated entities, and consequently, Mr. Jurick may be deemed to receive an indirect benefit from the payment by the Company of the salary and other expenses of these two individuals.

     Peter G. Bunger, a Director of the Company, has been engaged as a consultant to two foreign subsidiaries of the Company. The agreements, effective as of October 1, 1994, provide for aggregate annual compensation of $140,000, have terms of two years and authorize reimbursement for reasonable travel and business expenses. Mr. Bunger has agreed to terminate the agreements as of September 30, 1995.

      Emerson Radio (Hong Kong) Ltd. retained Roger Vickery as a consultant for a period of five months during Fiscal 1995. Mr. Vickery, formerly a director of certain entities with which Mr. Jurick was affiliated or associated, received $70,000 for services rendered and $75,841 was paid for expenses incurred in connection with such services.

      In Fiscal 1995, the Company paid Elision the sum of $34,275 for  consulting  services with respect to management  information
services.   Elision owns 1,600,000 shares of Common  Stock.   Mr.
Jurick indirectly owns a controlling interest in Elision.

     In May 1995, the Company and Elision organized Merchandising Information Systems, L.L.C. ("MIS"), with equal ownership, for the purpose of conducting a feasibility study to determine the marketability of certain of Emerson's software applications and know-how associated therewith through Elision's communications and marketing services, to provide an on-line bureau administration service for sourcing and distribution in the consumer electronics industry. Initially, each of Emerson and Elision has contributed $22,500 to MIS for purposes of conducting such study. Further financing from each of Emerson and Elision will be necessary if they determine to pursue the marketing of such technology. The President of Elision will initially serve as the President and Manager of MIS, and two of Emerson's employees will also serve as officers of MIS.

      The Company has adopted a policy that all future affiliated transactions and loans will be made or entered into on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions. Certain restrictions have also been imposed on transactions between the Company and its affiliates in the Indenture for the Debentures. See "Description of Debentures."

                          DESCRIPTION OF DEBENTURES

General

            The Debentures were issued under an Indenture (the "Indenture"), dated as of August 17, 1995, between the Company and Bank One, Columbus, NA, as trustee (the "Trustee"). The following statements are summaries of certain provisions of the Debentures and the Indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms (generally capitalized when used herein), which provisions and definitions are incorporated herein by reference.

            The Company has issued $20,750,000 aggregate principal amount of Debentures under the Indenture. They are unsecured obligations of the Company and do not have the benefit of a sinking fund for the retirement of principal. The Debentures are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. See "Description of Debentures - Subordination." At September 15, 1995, the Company had $19.5 million of Senior Indebtedness outstanding under its United States secured credit facility. See "Risk Factors - Risks associated with the Company's Secured Indebtedness and Financing". The Debentures will mature on August 15, 2002. Each Debenture bears interest from the closing date applicable to such Debenture in the Company's private placement of such Debentures, at the rate per annum stated on the front cover of this Prospectus, payable quarterly on March 15, June 15, September 15 and December 15 in each year commencing September 15, 1995, to the person in whose name the Debenture is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest payable on each December 15, March 15, June 15 and September 15 after September 15, 1995 will amount to $21.25 per $1,000 aggregate principal amount of Debentures. The interest rate payable on the Debentures shall be increased by 0.5% if the Company fails to cause the Registration Statement to become effective by December 21, 1995 or if the Company fails to maintain such effectiveness for the required three-year period; provided, however, that such increased interest rate shall only apply during the periods when such Registration Statement is not effective in accordance with the terms of the Registration Rights Agreement. Principal and interest will be payable at the office or agency to be maintained by Emerson in New York, New York (initially the office of the Trustee in New York).

            The Company will issue the Debentures only in fully registered form, without coupons, in denominations of $1,000 with a minimum initial purchase of $25,000, subject to modification. The Company will not assess a service charge for any transfer or exchange of the Debentures, but it may require payment of a sum sufficient to cover the tax or governmental charge payable in connection therewith. Holders may transfer the Debentures by surrendering them for transfer at the office of the Trustee. The Company is not required to transfer or exchange any Debenture (i) during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption and ending at the close of business on the date of such mailing or (ii) selected for redemption, in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

            All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

Conversion

            Each $1,000 principal amount of Debentures is convertible at any time and from time to time, prior to redemption or maturity, at the option of the Holders, into approximately 251 shares of Common Stock of the Company (a conversion price of $3.9875 per share). The right to convert Debentures which have been called for redemption will terminate at the close of business on the last business day prior to any Redemption Date. Emerson has reserved a sufficient number of shares of Common Stock for issuance upon conversion.

            The Conversion Price is subject to adjustment in certain events as more fully described in the Indenture, including: (i) issuances or distributions of Common Stock or the issuance of rights, warrants or options entitling the holder to subscribe for or purchase Common Stock at less than the Current Market Price (as defined in the Indenture) (except that no adjustment of the Conversion Price shall be made as a result of Permitted Transactions), (ii) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company or any Subsidiary; (iii) subdivisions, combinations or reclassifications of Common Stock; (iv) dividends and distributions to holders of Common Stock generally or to holders (other than the Company or its Subsidiaries) of capital stock of any Subsidiary of evidences of indebtedness of the Company or assets (including shares of capital stock or other securities, but excluding those dividends, rights, warrants, options and distributions for which adjustments are made as described above and dividends and distributions on the Series A Preferred Stock in accordance with the terms thereof paid exclusively in cash out of retained or current earnings), (v) upon a decrease of 35% (a "Price Decrease") or more in the weighted average Closing Price of the Common Stock in any forty-day period commencing ten days prior to: (a) the disclosure (by press release or otherwise) of a settlement, judgment, court order, disposition or other event relating to the Litigation (relating to Geoffrey P. Jurick and related entities and affiliates and described herein); or (b) whether singly or in the aggregate and whether or not in the public markets, (x) the offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, assignment, hypothecation, transfer or other encumbrance or disposition of, any securities of the Company, or (y) the entry into any swap or similar arrangement that transfers, in whole or in part, the economic risk of ownership of the Company's securities whether any such transaction described in clause (x) or (y) above (any such transaction being referred to herein as a "Transfer") is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, which Transfer is directly or indirectly related to, or for the benefit of, the settlement or other disposition of the Litigation, provided, however, no adjustment will be made with respect to those Debentures held by a Holder who has engaged in open-market sales of Debentures or underlying securities with the sole intent of manipulating the price of the Common Stock in order to cause such Price Decrease. The adjustment resulting from the occurrence of a Price Decrease shall only be in effect for a period of 90 days commencing upon the mailing of a notice of such Price Decrease in accordance with the Debenture. For the purposes of adjustments to the Conversion Price, "Permitted Transaction" means an issuance by the Company of Capital Stock or the issuance of rights, warrants or options entitling the holder thereof to subscribe for or purchase Common Stock, in a single or series of arms'- length acquisition transactions, at a maximum discount of 15% to the average Closing Price for 20 consecutive Trading Days immediately prior to such issuance, provided (i) such issuance is not otherwise prohibited by the terms of the Indenture, (ii) no Default or Event of Default shall have occurred or be continuing, (iii) all such transactions aggregate not more than ten percent (10%) of the Company's then outstanding voting stock while any Debentures are Outstanding, (iv) such transaction(s) is in furtherance of a bona fide business purpose of the Company and is in exchange for valuable consideration, (v) such transaction(s) does not involve an Affiliate Transaction, (vi) after giving pro forma effect to the transaction(s), there will not exist a Default or an Event of Default, and
(vii) such transaction(s) will not have a Material Adverse Effect.

            In certain circumstances it may be unclear as to whether a Price Decrease has occurred or the cause thereof. The determination of whether a Price Decrease has occurred is a determination based on the facts and circumstances of the subject transaction. No fractional shares will be issued upon conversion, but the Company will pay cash in lieu thereof.

            The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction to the registered Holders of the Debentures, if the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company.

            In addition, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the Holders of Common Stock. Under certain circumstances, a decrease in the Conversion Price of the Debentures may be considered as resulting in the distribution of a dividend to Holders of the Debentures for federal income tax purposes.

            Subject to any applicable right of the Holders of the Debentures to cause the Company to purchase the Debentures upon a Designated Event (as described below), in case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation or other entity (including any exchange effected in connection with a merger of a third corporation or other entity into the Company), there will be no adjustment of the Conversion Price, but the Holder of each Debenture then outstanding will have the right to convert such Debenture only into the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company with another corporation or other entity or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the Conversion Price then in effect into the same amount of cash that such holder would have received had such holder converted the Debentures into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.

            Fractional shares of Common Stock will not be issued upon conversion, but in lieu thereof, the Company will pay cash equal to the market value of such fractional share computed with reference to the Closing Price of the Common Stock on the last business day prior to conversion. Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Debentures whose maturity is prior to such Interest Payment Date and Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon to be paid on such Interest Payment Date (provided, however, that if the Company shall default in payment of such interest, such payment shall be returned to the payor thereof). Except for Debentures surrendered for conversion which must be accompanied by payment as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion.

            The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures.

            The Company will use its reasonable best efforts to cause all registrations with, and to obtain any approvals by, any governmental authority under any state law of the United States that may be required in connection with conversion of the Debentures into Common Stock and the resale thereof. If at any time during the three year period following the effective date of the Registration Statement the Registration Statement is not effective, shares of Common Stock issued upon conversion of Debentures ("Restricted Shares") may not be sold or otherwise transferred except in accordance with Regulation S thereunder or pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act and, if such Registration Statement under the Securities Act is not effective at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration of transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been compiled with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent.

Redemption at the Option of the Company

            The Debentures are subject to redemption at the option of the Company, in whole or in part, in cash, from time to time, commencing on August 15, 1998 upon not less than 30 nor more than 45 days' notice mailed to the Holders thereof, at the Redemption Prices established for the Debentures, together, in each case with interest accrued and unpaid to the date fixed for redemption (subject to the right of a Holder on the Regular Record Date for an interest payment to receive such interest). The Redemption Prices for the Debentures (expressed as a percentage of the principal amount) shall be as follows for Debentures redeemed in the 12-month period beginning August 15:

            Year                                        Percentage
            1998                                             104%
            1999                                             103%
            2000                                             102%
            2001                                             101%

and at maturity at 100% of principal, together in the case of any such redemption with accrued interest to the redemption date.

            The Company may elect to redeem less than all of the Debentures. If the Company elects to redeem less than all of the Debentures, the Trustee will select which Debentures to redeem, using such method as it shall deem fair and appropriate, which may include the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Debentures of a denomination larger than $1,000.

Certain Rights to Require Repurchase of Debentures

            Each Holder of a Debenture has the right, at such Holder's option, to cause the Company to repurchase all or any part of such Debenture, at a price equal to 100% of the principal amount, together with accrued and unpaid interest to the repurchase date, if any Change of Control (as defined below) which constitutes a Designated Event occurs or has occurred after the date of issuance of the Debentures and on or prior to maturity. Notice with respect to the occurrence of a Designated Event will be given as described in the Indenture and not later than 15 days after the date of the occurrence of such Designated Event. Such notice shall include among other things the repurchase price; the date fixed for repurchase; and the instructions which a Holder must follow in order to exercise a repurchase right. The date fixed for such purchase will be the date 30 days after notice of the occurrence of a Designated Event is given (except as otherwise required by law). To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of the Trustee not later than the fifth day prior to the date fixed for such repurchase. All Debentures purchased by the Company will be canceled. Such written notice shall be irrevocable following the close of business on the fifth day prior to the repurchase date, except in the discretion of the Company.

            A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates), becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total permitted voting power of the Company's Common Stock, (ii) Permitted Holders shall cease to own beneficially at least 51% of the total voting power of the Company's Common Stock, (iii) any Person (including a Person's Affiliates and associates) becomes the beneficial owner of more than 30% of the total voting power of the Company's Common Stock, and Jurick beneficially owns, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other Person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, (iv) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) beginning the date of the Indenture, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company; provided, however, in any such event, a Change of Control shall not be deemed to have occurred if Mr. Jurick ceases to own beneficially 51%, but not less than 25%, of the total voting power of the Company's Common Stock as a direct result of an Approved Settlement and there is no other Person which beneficially owns or controls a percentage of total voting power of the Company's Common Stock equal to or greater than Mr. Jurick. "Permitted Holders" means (i) Mr. Jurick, Fidenas International, Elision or GSE, but, in the case of Fidenas International, Elision or GSE, only if such entity is controlled (as defined in the Indenture) by Mr. Jurick and (ii) the heirs, executors, administrators testamentary, trustees, legatees or beneficiaries of Mr. Jurick.

            The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control provisions will not prevent a leveraged buyout led by the Company's management or a recapitalization of the Company. In certain circumstances it may be unclear as to whether a Change of Control has occurred. The determination of whether a Change of Control has occurred is a determination based on the facts and circumstances of the subject transaction.

            The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of Holders upon a Change in Control. The Change in Control purchase feature is not, however, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

            A "Designated Event" means the right to request the Company to repurchase the Debentures and a Change of Control shall constitute a Designated Event unless (i) the Closing Price of the Common Stock is at least equal to 105% of the Conversion Price of the Debentures in effect immediately preceding the time of such Change of Control; (ii) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change of Control to the holders of Common Stock consists of shares of Common Stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Debentures become convertible solely into such Common Stock; or (iii) all of the consideration in the transaction giving rise to such Change of Control to the holders of Common Stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Price of such securities during the ten consecutive Trading Days commencing with the sixth Trading Day following consummation of such transaction) is at least 105% of the Conversion Price of the Debentures in effect on the date immediately preceding the closing date of such transaction.

            The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control under the Debentures, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. The Company's ability to create any additional Senior Indebtedness or additional Subordinated Indebtedness is limited as described in the Debentures and the Indenture although, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change in Control purchase price for all Debentures tendered by the Holders thereof. A default by the Company on its obligation to pay the Change in Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

            Certain of the Company's existing and future agreements relating to its indebtedness could prohibit the purchase by the Company of the Debentures pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Debentures. See
"Description of the Debentures - Subordination."

Subordination

            The payment of the principal of, premium, if any, and interest on, the Debentures is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or marshalling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before any payment is made on account of the principal of, any premium, if any, or interest on the indebtedness evidenced by the Debentures or on account of any other monetary claims, including such monetary claims as may result from rights to repurchase or rescission, under or in respect of the Debentures, before any payment is made to acquire any of the Debentures for cash, property or securities. No payments on account of principal of sinking fund requirements, if any, or premium, if any, or interest on the Debentures shall be made, and no Debentures shall be redeemed or repurchased, if at the time thereof; (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness; or
(ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated, provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated.

            The Holders of the Debentures are subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures.

            By reason of such subordination, in the event of insolvency, creditors of the Company, who are not holders of Senior Indebtedness or of the Debentures, may recover less, ratably, than holders of Senior
Indebtedness, but may recover more, ratably, than the Holders of the Debentures.

            Senior Indebtedness is defined in the Indenture as (i) the principal of all Indebtedness, now existing or hereafter created, of the Borrower under or evidenced by the Senior Credit Agreement (as defined in the Indenture); (ii) all interest with respect to principal described in the foregoing clause (i) and obligations described in clause (iii) of this definition (including, without limitation, any interest accruing subsequent to the commencement of any proceeding against or with respect to the Company under federal bankruptcy law or any other proceedings in insolvency, bankruptcy, receivership, reorganization, dissolution, assignment for the benefit of creditors or other similar case or proceeding whether or not such interest constitutes an allowed claim in any such proceeding); and (iii) all other Obligations (as defined in the Senior Credit Agreement) then due and payable, now existing or hereafter arising under the Senior Credit Agreement other than amounts referred to in clause
(i) of this definition, including, without limitation, premiums, commitment, agency and other fees, expenses (including reasonable and documented attorney's fees and disbursements payable thereunder or in connection therewith) and indemnities then due and payable thereunder; provided, however, Senior Indebtedness shall not include (i) Indebtedness of the Company to a Subsidiary or an Affiliate of the Company (including but not limited to Jurick and his Affiliates), (ii) Indebtedness to, or guaranteed on behalf of, any individual stockholder, director, officer, employee or consultant of the Company (including, but not limited to, Jurick and his Affiliates), or any of the Company's Subsidiaries, and (iii) trade payables and other Indebtedness and other amounts incurred in connection with obtaining goods, materials or services.

            The Debentures are obligations exclusively of the Company. Except as described hereinafter, the Subsidiaries are separate distinct entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures. In addition, the payment of dividends, interest and the repayment of certain loans and advances to the Company by the Subsidiaries may be subject to certain statutory or contractual restrictions and are contingent upon the earnings of such Subsidiaries. Moreover, the right of the Company and, therefore, the right of creditors of the Company (including Holders of Debentures) to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary or otherwise will be effectively subordinated to the claims of the Subsidiaries' creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

Certain Covenants

            Limitations on Dividends and Redemptions

            Under the terms of the Indenture, Emerson has agreed not to, and not to permit any Subsidiary to (a) declare or pay any dividend, or make any other distribution on any Capital Stock, except (i) dividends or distributions payable in Capital Stock, (ii) dividends and distributions payable by the Subsidiaries to the Company or its Wholly Owned Subsidiaries (as defined in the Indenture), and (iii) that so long as no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the payment or distribution, the Company may declare and pay during any fiscal year cash dividends to the holders of the Series A Preferred Stock in accordance with the terms of its Certificate of Designation, or (b) purchase, redeem or otherwise acquire or receive for value any Capital Stock acquired upon conversion thereof into other Capital Stock, if, upon giving effect to such dividend, distribution, purchase, redemption, retirement or other acquisition, a Default or Event of Default shall have occurred and be continuing.

            Limitation on Consolidation, Merger and Sale or Acquisition of
Assets.

            Under the Indenture, the Company has agreed not to, and except for Permitted Subsidiary Transactions, not to permit any of its Subsidiaries, without the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debentures to: (i) consolidate with or merge into any other Person or (ii) sell, lease, convey, or transfer, in a single transaction or through a series of transactions, its properties and assets substantially as an entirety to any Person or Persons, or (iii) adopt a Plan of Liquidation, unless: (a) either
(x) the Company or such Subsidiary, as the case may be, is the continuing surviving corporation or transferee or (y) the corporation or other Person formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or the Person which acquires by sale, lease, conveyance, transfer or other disposition, the properties and assets of the Company or such Subsidiary shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Debentures and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (b) the Person (or, in the case of (ii), one Person to which property and assets are transferred) formed by such consolidation or surviving such merger or to which the properties and assets of the Company or such Subsidiary, as the case may be, are sold, transferred, conveyed or leased as an entirety or substantially as an entirety or pursuant to a Plan of Liquidation shall have a Consolidated Net Worth immediately after such transaction, equal to or greater than that of the Company or such Subsidiary, as the case may be, immediately preceding, and without giving effect to, such transaction; (c) immediately after giving effect to such transaction, no Default or Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; (d) such transaction shall be on such terms as shall not impair the rights and powers of the Trustee or the Holders of Debentures or have a Material
Adverse Effect; and (e) certain other conditions are met.

            Limitations on Additional Indebtedness

            The Company has agreed in the Indenture not to, and not to permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (other than Permitted Indebtedness) unless, after giving pro forma effect to the Incurrence thereof, (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence (as defined in the Indenture) of the Incurrence of such Indebtedness, (ii) the Consolidated Interest Coverage Ratio (as defined in the Indenture) of the Company and its consolidated Subsidiaries is greater than 1.75 to 1, and
(iii) such Indebtedness constitutes Subordinated Indebtedness.

            Contingency for Sinking Fund Under Certain Circumstances

            If the Company provides for one or more sinking funds for securities representing indebtedness for money borrowed ranking equal or junior to the Debentures, and such indebtedness has a maturity or weighted average time to maturity which is on or prior to the maturity date of the Debentures, the Company will provide a sinking fund for the Debentures calculated to retire that amount of Debentures equal to the lesser of (i) the same percentage of outstanding Debentures prior to maturity as the percentage of the principal amount of such other indebtedness to be retired prior to maturity on the same payment schedule as such other indebtedness or (ii) such amount of Debentures necessary to result in the Debenture having the same weighted average time to maturity as other indebtedness. Except as set forth herein with respect to the credit against mandatory sinking fund payments, the redemption price and other terms of the sinking fund applicable to the Debentures shall be the same as those applicable to the relevant indebtedness, except that the redemption price of the Debentures in connection with the sinking fund shall be 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption. The Company may, at its option, receive credit against mandatory sinking fund payments for the principal amount of (i) Debentures acquired by the Company and surrendered for cancellation, (ii) Debentures previously converted into Common Stock and (iii) Debentures redeemed or called for redemption otherwise than through the operation of the sinking fund.

            Limitations on Liens

            The Company has agreed not to, and, except for Permitted Subsidiary Transactions, not to permit any of its Subsidiaries to, directly or indirectly, Incur (as defined in the Indenture) any Lien (as defined in the Indenture) upon any of the property or assets (tangible or intangible) of the Company or any of its Subsidiaries or any shares of stock or debt of any Subsidiary which owns property or assets, now owned or hereafter acquired (including Capital Stock (as defined in the Indenture)), other than Permitted Liens (as defined in the Indenture). Permitted Liens is defined in the Indenture to exclude any Lien of any nature whatsoever on trademarks, service marks, copyrights, tradenames, or application for the foregoing, of any of the Company or its Subsidiaries.

            Limitations on Sales of Assets

            The Company has agreed not to and not to permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale or otherwise permit an Asset Sale to occur, as the case may be, (A) unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the property or other assets subject to such Asset Sale (as determined in good faith by a majority of the Independent Directors of the Company, as evidenced by a Board Resolution, or as determined based upon an opinion letter from an Independent Appraiser, which opinion letter shall identify such Independent Appraiser as such and shall be dated within 30 days of such Asset Sale), (ii) the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents, (iii) the fair market value of the property or other assets sold or otherwise disposed of does not exceed $4,000,000 individually or in the aggregate, during any consecutive 12 month period for all Asset Sales, and (iv) such Asset Sale shall not have a Material Adverse Effect, or (B) except (i) for sales of the Company's Common Stock (not exceeding, singly or in the aggregate, 15% of the Company's then outstanding voting stock) pursuant to an offering on behalf of the Company effected at a discount of not more than seven percent (7%) from the then Closing Price, (ii) if after giving pro forma effect to the such offering, no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the offering, and (ii) not involving an Affiliate Transaction.

            Not later than 10 business days prior to the occurrence of any Asset Sale by the Company or any of its Subsidiaries that will cause the aggregate amount of all Net Proceeds of Asset Sales by the Company and/or its Subsidiaries in any year to exceed $4,000,000, the Company shall notify the Trustee in writing of the occurrence of such Asset Sale.

            Limitation on Sale or Issuance of Capital Stock of Subsidiaries

            Except for Permitted Subsidiary Transactions the Company has agreed not to (a) sell or otherwise convey or dispose of any Capital Stock of any of its Subsidiaries, except to a Wholly-Owned Subsidiary of the Company, or (b) permit any Subsidiary to issue or sell to any Person, except the Company or a Wholly-Owned Subsidiary, (A) any preferred stock of such Subsidiary or (B) any other Capital Stock of Subsidiaries.

            Limitations on Investments, Loans and Advances

            Except for Permitted Subsidiary Transactions, the Company has agreed not to make, and not to permit any of its Subsidiaries to make, any capital contributions, advances or loans to (including any guarantees of loans to), or investments or purchases of Capital Stock in, any Person (collectively, "Investments"), except: (i) Investments represented by accounts receivable created or acquired in the ordinary course of business;
(ii) advances to employees in the ordinary course of business not exceeding $50,000 per employee in any 12-month period and not exceeding $250,000 in aggregate advances for all employees in any 12-month period; (iii) certain Investments arising in connection with Indebtedness permitted pursuant to the Indenture; and (iv) cash and Cash Equivalents.

            Limitation on Transactions with Affiliates

            Under the terms of the Indenture, the Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, but not limited to, the sale, purchase, exchange, lease, transfer or other disposition of any properties, assets or services to, or the purchase of any property, assets or services from, or the entry into any contract, agreement, undertaking, loan, advance or guarantee) with, or for the benefit of, an Affiliate (an "Affiliate Transaction"), or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the date of issuance of the Debentures unless (i) such Affiliate Transaction is between or among the Company and its Wholly-Owned
Subsidiaries, or (ii) the terms of such Affiliate Transaction are fair and reasonable and at least as favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable arm's length transaction by the Company or such Subsidiary with an unrelated Person, and such Affiliate Transaction is entered into in the ordinary course of business of the parties thereto; provided, however, notwithstanding anything to the contrary contained in this paragraph, the Company may issue securities pursuant to the exercise of outstanding options and warrants on the terms in effect and described in this Prospectus. All Affiliate Transactions must be approved in good faith by the Board of Directors of the Company and majority of the Independent Directors thereof, and such approval evidenced by a Board resolution that such transaction meets the criterion set forth in (i) or (ii) above.

            Limitation on Prepayments

            Neither the Company nor any of its Subsidiaries shall voluntarily prepay any outstanding Indebtedness (as defined in the Indenture), whether or not permitted by the terms of such outstanding Indebtedness or by the agreement, indenture or instrument creating or evidencing such outstanding Indebtedness; provided, however, the Company and the Subsidiaries may prepay any Senior Indebtedness to the extent permitted thereunder.

            Independent Directors

            Under the terms of the Indenture, prior to the Closing Date, the Company has agreed to use its best efforts to cause at least one-third of the members constituting the Company's entire Board of Directors to be Independent Directors (as defined in the Indenture) for the term of the Debentures. Any settlement or other disposition of the litigation involving Mr. Jurick and related entities and affiliates requires the approval of a majority of three members of the Board of Directors (including the Independent Directors and Mr. Eugene Davis) to the extent such settlement or other disposition (i) includes the grant of registration rights of any kind, and/or (ii) contemplates a Transfer (as defined in the Indenture) of any securities which might adversely impact the market price of the Common Stock. In the context of any such Board vote, the Indenture requires the Company to expressly instruct the Independent Directors to consider the interests of the Holders.

            Payments for Consent

            The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Debentures unless such consideration is offered to be paid or agreed to be paid to all Holders of the Debentures which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

            The Company has also covenanted and agreed to be bound by certain other restrictive covenants, as more fully described in the Indenture.

Events of Default

            The Indenture defines the following as "Events of Default":
(1) default for a period of 30 days in the payment of any interest on any Debenture when it becomes due and payable, whether or not such payments are prohibited by the subordination provisions of the Indenture; or (2) default in the payment of the principal of (or premium, if any, on) any Debenture at its Maturity, whether or not such payments are prohibited by the subordination provisions of the Indenture; or (3) default in the payment of the Repurchase Price or Redemption Price on any Debentures, whether or not such payments are prohibited by the subordination provisions of the Indenture; or (4) default in the performance, or breach, of any covenant or warranty of the Company in the Debentures or the Indenture, and continuance of such default or breach for a period of 60 days after the Trustee has given the Company, or the Holders of at least 25% in principal amount of Outstanding Debentures have given the Company and the Trustee, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or (5) default on any Indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 which results in such Indebtedness being declared due and payable after the expiration of any applicable grace period or becoming due and payable; or (6) an "Event of Default" as defined in the Senior Credit Agreement resulting in such Senior Indebtedness being declared due and payable after the expiration of any applicable grace period or becoming due and payable; or (7) the entry of one or more judgments (not paid or fully covered by insurance) against the Company or any of its Subsidiaries in an aggregate amount in excess of $1,000,000 (after deduction for the applicable insurance coverage), which judgments are not vacated, discharge or stayed or bonded pending appeal within 30 days from the entry thereof; or (8) certain events of bankruptcy, insolvency, or reorganization; or (9) the failure by the Company to have in place for any consecutive seven day period an effective and enforceable Senior Credit Facility.

            If an Event of Default shall occur and be continuing (other than an Event of Default resulting from certain events of bankruptcy, insolvency, reorganization or the Company's failure to have in place an effective and enforceable Senior Credit Facility as described in clause (8) of the immediately preceding paragraph) either the Trustee or the Holders of not less than 25% in aggregate principal amount of Outstanding Debentures may accelerate the maturity of all such Outstanding Debentures. Prior to acceleration of maturity of such Debentures, the Holders of at least 66-2/3% in aggregate principal amount of Outstanding Debentures may waive any past defaults under the Indenture, except for default in the payment of principal (or premium, if any) or interest on any Debenture or in the payment of any Repurchase Price or Redemption Price which may be due and payable and except for certain covenants as provided in the Indenture. The Holders of at least 66-2/3% in principal amount of Outstanding Debentures may waive an Event of Default resulting in acceleration, and annul the acceleration, of such Debentures, but only if all the Events of Default have been remedied and all payments (other than those due as a result of acceleration) have been made.

            The Company must furnish the Trustee annually with a statement of certain officers of the Company as to their knowledge of defaults.

Modification, Waiver and Satisfaction of Indenture

            With certain exceptions that permit modifications of the Indenture by Emerson and the Trustee only, the Indenture, the rights and obligations of Emerson and the rights of Holders of Debentures may be modified by the Company with the consent of Holders of not less than 66-2/3% in aggregate principal amount of Outstanding Debentures affected thereby; provided that Emerson may make no such modification without the consent of the Holder of each Debenture affected thereby if such modification would:

                  (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the time or place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof
            (or, in the case of redemption, on or after the Redemption
            Date or, in the case of a repurchase, on or after 10 days following the Repurchase Date), or adversely affect the right to convert any Debenture (except as permitted by subparagraph
            (4) hereof);

                  (2) reduce the percentage in principal amount of the Outstanding Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture;

                  (3) modify any of the provisions of this covenant or the provisions regarding waiver of past defaults, except to increase the percentage of Holders required to waive a past default under the Indenture or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debenture affected thereby;

                  (4) modify or impair the absolute and unconditional right of the Holder of any Debenture to receive payment of the principal of (and premium, if any) and interest on such Debenture on the respective Stated Maturities expressed in such Debenture (or, in the case of redemption, on the Redemption
            Date) and to convert such Debenture pursuant to the Indenture and to institute suit for the enforcement of any such payment and right to convert without the consent of such Holder;

                  (5) waive a Default or Event of Default in the payment of principal of (and premium, if any) or interest on, or redemption payment with respect to, any Debenture (other than a Default or Event of Default in the payment of an amount due as a result of an acceleration if the Holders rescind such acceleration); or

                  (6) adversely modify or affect (in any manner adverse to the Holders) the terms and conditions of the obligations of the Company under the Indenture to repurchase the Debentures.

No supplemental indenture shall affect adversely the rights of the holders of Senior Indebtedness without the consent of such holders.

            The Holders of at least 66-2/3% in aggregate principal amount of Outstanding Debentures may waive Emerson's compliance with certain restrictive provisions of the Indenture.

            Upon cancellation of all of the Debentures or, with certain limitations, upon Emerson's deposit with the Trustee of funds sufficient therefor, Emerson may satisfy and discharge the Indenture.

The Trustee

            Bank One, Columbus, NA, is the Trustee under the Indenture.


                    DESCRIPTION OF OTHER SECURITIES

      The Company's authorized capital stock consists of 75,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. The Company intends to request stockholder approval to increase the authorized number of shares of Preferred Stock to 10,000,000.

Outstanding Common Stock

      As of September 15, 1995, 40,252,772 shares of Common Stock are outstanding. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable. Each share of Common Stock has one vote on all matters to which stockholders are entitled or permitted to vote upon, including the election of directors. There are no cumulative voting rights. Shares of Common Stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of the Company subject to prior distribution rights of any shares of Preferred Stock then outstanding. The Common Stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to the Common Stock. Subject to the rights of the holders of the Series A Preferred Stock, holders of Common Stock are entitled to participate in dividends if and when declared by the Company's Board of Directors out of funds legally available therefor. The Company's ability to pay cash dividends is subject to certain restrictions. See "Description of Debentures" and "Description of Other Securities - Dividend Policy Regarding Common Stock."

      The transfer agent and registrar for the Common Stock is the American Stock Transfer & Trust Company.

Outstanding Preferred Stock

      The Certificate of Incorporation provides that the Board of Directors of the Company may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights and such preferences, including dividend and liquidation preferences, as the Board may determine without any further action by the stockholders of the Company which could adversely affect the voting rights of the holders of Common Stock.

      There are currently 10,000 shares of Series A Preferred Stock outstanding, $10 million face value in the aggregate, which were issued pursuant to the Plan of Reorganization and are held as of the date hereof by 21 holders. Series A Preferred Stock is convertible into Common Stock of the Company at any time during the period beginning on the third anniversary of the issuance date of the Series A Preferred Stock, March 31, 1994 (the "Issuance Date"), and ending on the eighth anniversary thereof. The Series A Preferred Stock will be convertible into Common Stock at a price per share of Common Stock equal to 80% of the then market value of a share of Common Stock (determined on a 60 day average prior to conversion). The Series A Preferred Stock bears dividends as described below, prohibits Common Stock dividends unless Series A Preferred Stock dividends are paid or set aside, provides for the appointment of two directors if Series A Preferred Stock dividends are in default for six consecutive quarters and has other customary priorities. In the event of liquidation, dissolution or winding-up of the Company, the Series A Preferred stockholders are entitled to receive an amount equal to $1,000 per share, plus a sum equal to cumulative dividends accrued and unpaid, prior to any payment or distribution to any other class or series of stock ranking junior.

Dividend Policy Regarding Common Stock

      The Company's policy has been to retain all available earnings, if any, for the development and growth of its business. The Company has never paid cash dividends on its common stock. In deciding whether to pay dividends on the Common Stock in the future, the Company's Board of Directors will consider factors it deems relevant, including the Company's earnings and financial condition and its working capital and anticipated capital expenditures. The Company's existing United States secured credit facility contains and, if consummated, the terms of the contemplated Facility will contain, and the Indenture relating to the Debentures will contain, certain dividend payment restrictions on the Company's Common Stock. Also, the Company's Certificate of Incorporation defining the rights of the Series A Preferred Stock prohibits Common Stock dividends unless Series A Preferred Stock dividends are paid or put aside.

Dividend Policy Regarding Series A Preferred Stock

      The Company's Series A Preferred Stock earns dividends based on a $1,000 per share stated value commencing June 30, 1994, payable on a quarterly cumulative basis at (i) a 7% dividend rate during the period beginning on the Issuance Date, and ending on the day before the third anniversary thereof, (ii) a 5.6% dividend rate during the period beginning on the third anniversary of the Issuance Date and ending on the day before the fourth anniversary thereof, (iii) a 4.2% dividend rate during the period beginning on the fourth anniversary of the Issuance Date and ending on the day before the fifth anniversary thereof, (iv) a 2.8% dividend rate during the period beginning on the fifth anniversary of the Issuance Date and ending on the day before the sixth anniversary thereof, (v) a 1.4% dividend rate during the period beginning on the sixth anniversary of the Issuance Date and ending on the day before the seventh anniversary thereof, and (vi) a 0% dividend rate thereafter.

Potential Anti-Takeover Implications

      Under certain circumstances, an increase in the number of shares of Common Stock or the authorization of a new series of preferred stock could provide corporate management with a means to discourage a change of control, such as through the issuance to stockholders of rights to purchase shares of preferred stock or additional shares of Common Stock at prices below the then current market price. Such intentions to prevent or to discourage changes of control could be accomplished without further stockholder approval. However, the Board of Directors has no present intention of using the preferred stock or the additional shares of Common Stock for such a purpose and is not aware that any takeover or similar action is contemplated.

Certain Provisions of Governing Documents

      The Company's Certificate of Incorporation contains an express election not to be governed by Section 203 of the Delaware General Corporation Law ("Delaware Law"). Section 203 provides generally that a corporation may not engage in certain transactions with an "interested stockholder" (as defined) within a period of three years after the interested stockholder becomes such, unless certain conditions are met. Because Fidenas International may be deemed to be an "interested stockholder" within the meaning of Section 203, the effect of such election is to permit certain transactions between the Company and Fidenas International, including certain business combinations and issuances of securities, which would not be permitted (unless certain conditions are met) were Section 203 to apply. No transactions or business combinations to which Section 203 would apply are currently contemplated by the Company, but for the Company's election not to be governed by such section.

      In addition, certain provisions of the Company's Certificate of Incorporation and By-Laws, including provisions (i) authorizing the Board of Directors to create new series of preferred stock, (ii) providing that any action requiring stockholder consent must be effected at a meeting as opposed to by consent in writing and (iii) setting forth that directors may only be removed for cause, upon the affirmative vote of at least 80% of the voting securities then outstanding, voting together as a single class, may make it more difficult for a third party to make, or may discourage a third party from making, an acquisition proposal for the Company or initiating a proxy contest and may thereby inhibit a change in control of the Company or the removal of incumbent management or directors.

      The Company has included in its Certificate of Incorporation and By-Laws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware Law or for any transactions from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Price Range of the Company's Common Stock

      The Company's Common Stock has traded on the AMEX since December 22, 1994 under the symbol MSN. The Common Stock began trading publicly on September 1, 1994 in the over-the-counter market. Prior thereto, there was no established public trading market for the Common Stock.

      Prior to the consummation of the Restructuring, there were approximately 4,500 shareholders of record of the common stock of the Company's predecessor. The shares of such shareholders were terminated and canceled on the effective date of the confirmed Plan of Reorganization. Such shares had been traded on the New York Stock Exchange until trading was suspended on October 6, 1993 and the shares delisted on April 15, 1994.

      The following table sets forth the range of high and low closing bid prices for the Company's Common Stock as reported by the National
Quotations Bureau for the period September 1, 1994 through December 21, 1994 and the range of high and low last reported sales prices as reported by the AMEX from December 22, 1994.

                                      High                     Low
Fiscal 1995
Second Quarter                      $ 1-1/2               $      1
Third Quarter                         2-7/8                  15/16
Fourth Quarter                        3-3/8                      2

Fiscal 1996
First Quarter                      $  3-1/8                $  2-1/4
Second Quarter (through
   September 15, 1995)                3-3/4                   2-1/4


      On September 15, 1995, the last sale price of the Common Stock as reported by the AMEX was $3.3125 per share. As of September 15, 1995, there were approximately 459 stockholders of record.

Common Stock Eligible for Future Sale

      As of March 31, 1995 the Company has 40,252,772 shares of Common Stock outstanding, in addition to the Creditor's Warrants and the Series A Preferred Stock. Of the outstanding shares of Common Stock, an aggregate of 3,333,333 shares initially issued to the Bank Lenders and the Noteholders, in addition to the 769,446 Shares issued in February 1995, are freely tradeable without restriction or further registration under the Securities Act. In addition, the Creditor's Warrants, shares of Common Stock underlying the Creditor's Warrants, Series A Preferred Stock, and Common Stock underlying the Series A Preferred Stock and the 6,149,993 shares sold in the public offering authorized by the Plan of Reorganization are freely tradeable. All of the securities issued pursuant to the Plan of Reorganization described above are deemed to be freely tradeable by virtue of Section 1145 of the Bankruptcy Code, provided the holders thereof are not deemed affiliates of the Company. Also, the Company has outstanding options to acquire 1,890,000 shares of Common Stock, granted in accordance with Rule 701 of the Securities Act, which may be sold under certain conditions. The 30 million shares issued pursuant to the Plan of Reorganization to Fidenas International, Elision and GSE, and currently outstanding, are "restricted securities" within the meaning of Rule 144 and are eligible for sale in the public market in reliance upon Rule 144 commencing April 1996, subject to applicable volume restrictions, to the extent that Fidenas International, Elision and GSE are deemed to be "affiliates" of the Company, as that term is defined under the Securities Act. The Placement Agent has agreed, subject to the granting of registration rights in accordance with the requirements of the Indenture and applicable law, to permit the registration of up to 5,000,000 shares of Common Stock owned by GSE, Fidenas International and Elision, which registration rights were subsequently approved by the Board of Directors of the Company. The Company intends to file a registration statement related thereto with the commission in the near future. Also, the holders of such shares of Common Stock and the officers and directors of the Company, with certain exceptions, have agreed to additional restrictions on the transfer of their shares for a period of 12 months. See "Description of Debentures."

      In addition, the Company has been advised by Mr. Jurick that current settlement discussions regarding the litigation described under "Legal Proceedings - Litigation Regarding Certain Outstanding Common Stock" include discussions regarding the possible sale of a portion of the shares of Common Stock beneficially owned by him to fund settlement payments. In this regard, it is anticipated that the Company may be requested in the future, subject to the restrictions described in the Indenture, to register the resale of certain of such shares. The Placement Agent has, pursuant to an agreement with Mr. Jurick and certain affiliated entities, an exclusive right to sell a certain number of these shares in furtherance of the settlement. See also "Plan of Distribution - Certain Restrictions on Officers, Directors and Certain Stockholders." There can be no assurance that a settlement will be reached or consummated or on favorable terms. Moreover, any settlement and/or sales of Common Stock thereunder may have an adverse effect on the market for the Company's securities. See "Risk Factors - Litigation Relating to Common Stock."

      In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company, as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then outstanding Common Shares, or (ii) the average weekly trading volume in the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

Creditor's Warrants

      The Company has issued 750,000 Creditor's Warrants to the Noteholders in connection with the consummation of the Plan of Reorganization, which are held as of the date hereof by 11 holders. Each Creditor's Warrant entitles the holder thereof to acquire one share of Common Stock at an exercise price of $1.00 per share until March 31, 1997, and escalating $0.10 per share per annum thereafter until the expiration of the Creditor's Warrants on March 31, 2001, subject in all events to standard anti-dilution adjustments. All of these Creditor's Warrants are currently exercisable, and the Company believes that the Creditor's Warrants and the shares of Common Stock underlying them are freely tradeable by virtue of Section 1145 of the Bankruptcy Code, provided the holders thereof are not deemed affiliates of the Company. See "Description of Other Securities - Common Stock Eligible for Future Sale." In connection with the granting of the Creditor's Warrants, the Company granted the holders thereof certain demand and incidental registration rights, to the extent that the underlying shares of Common Stock may not be freely tradeable by virtue of Section 1145 of the Bankruptcy Code.

Placement Agent's Warrants

      The Company has issued to the Placement Agent and its authorized dealers five year warrants (the "Warrants") to purchase 500,000 Shares of Common Stock, subject to adjustment under certain circumstances. The Warrants shall be exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance and sale at a price equal to 100% of the initial Conversion Price subject to adjustment under certain circumstances. The Company has granted certain customary "piggyback" and "demand" registration rights with respect to the Warrants.

                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following summary is a general discussion of certain of the Federal income tax consequences of the Restructuring to the Company and the purchase of Debentures to prospective investors. The summary is based upon relevant provisions of the Code, the applicable Treasury Regulations promulgated thereunder (the "Treasury Regulations" or "Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to these matters.

Tax Consequences of the Restructuring to the Company

      Discharge of Indebtedness

      Under the Code, a taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year. No income is recognized, however, where a taxpayer has a discharge of indebtedness while under Chapter 11 of the Bankruptcy Code, provided the taxpayer is under the jurisdiction of the court and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. However, the Code generally provides that the amount so excluded from income reduces the tax attributes (see below) of the taxpayer. The Code, as in effect on the date of the Restructuring, contained an exception to the rule requiring reduction of tax attributes (the "Stock-for-Debt Exception") for a debtor corporation that transfers its own stock to a creditor in satisfaction of its indebtedness while such corporation is under Chapter 11 of the Bankruptcy Code.

      The Stock-for-Debt Exception does not apply when, among other tests, "nominal or token" shares are issued in exchange for debt (the "Nominal/Token Rule"). The Nominal/Token Rule has only been in the Code since 1980 and the Code does not define the term "nominal or token" shares. There were no reported cases interpreting the Nominal/Token Rule, nor were Treasury Regulations or Revenue Rulings in effect at the time of the Restructuring that governed the tax consequences of this aspect of the Restructuring (although Regulations were promulgated by the Treasury Department prior to the Restructuring, they are only effective with respect to debt restructuring that occurred after the Restructuring was completed).

      If the Stock-for-Debt exception does not apply to the Company's issuance of stock to creditors in satisfaction of Company indebtedness (the "Exchange"), the Company's NOLs and TCCOs would be eliminated. In addition, the Company's tax basis in its assets would be reduced, but not below the aggregate liabilities of the reorganized Company immediately after the discharge of indebtedness.

      The courts have not yet ruled on what factors should be considered in determining whether stock issued to creditors is nominal or token. Over the years the Service has proposed various methods of applying the Nominal/Token Rule, and, in 1994, it adopted a safe harbor ("Rev. Proc. 94-26") agreeing not to treat the issuance of common stock as nominal or token if the value of common stock issued to creditors for unsecured debt is at least 15% of the value of all stock (including preferred stock) outstanding after that exchange. The Exchange did not satisfy that safe harbor. The Service also has issued Regulations that generally are unfavorable to the Company, in part because they treat preferred stock less favorably than common stock in applying the Nominal/Token Rule. Neither Rev. Proc. 94-26 nor the Regulations govern the Exchange, since by their terms they do not apply to a plan of reorganization confirmed by a bankruptcy court before May 18, 1994 and, in any event, Rev. Proc. 94-26 only sets forth a safe harbor for taxpayers that meet its test. Although no assurance can be given that a court would reject the Service's interpretation of the Nominal/Token Rule and although there is no definitive applicable precedent, counsel believes that the better view is that the stock issued to creditors in satisfaction of Company indebtedness was not nominal or token and thus the Exchange should qualify for the Stock-for-Debt Exception. In rendering its opinion, counsel relied on certain factual representations made by the Company about the value of stock and other consideration received by creditors and others under the Plan and about the amount of unsecured debt held by creditors at the time of the Exchange. The balance of the description of Tax Consequences to the Company assumes that the Stock-for-Debt Exception applies to the Exchange.

      Tax Attributes

      For Federal income tax purposes, the Company has substantial consolidated NOLs and consolidated TCCOs. As of March 31, 1995, the Company had approximately $95 million of NOLs. The Company's ability to utilize the NOLs is materially limited under Section 382 of the Code, as discussed below.

      As of March 31, 1995, the Company had approximately $1.1 million of TCCOs, which all expire in 1996. The Company's ability to utilize the TCCOs is limited under Section 383 of the Code, which applies rules similar to those limiting NOLs under Section 382, as discussed below.

      Sections 382 and 383 of the Code provide rules governing the utilization of a corporation's NOLs and TCCOs following an "ownership change." An ownership change occurs, in general, if the percentage of stock owned by one or more "5-percent stockholders" has increased, in the aggregate, by more than 50 percentage points relative to the lowest percentage of stock owned by such 5-percent stockholders during a specified period. For this purpose, all stock owned by persons who own less than 5% of a corporation's stock is generally treated as stock owned by a single 5-percent stockholder.

      An ownership change occurred with respect to the Company on March 31, 1994 as a result of the Restructuring. Accordingly, the amount of the Company's taxable income in any year ending after the ownership change that may be offset by its prechange NOLs (or TCCOs), in general, is limited to an amount (the "Section 382 Limitation") equal to the product of (i) the value of the Company's outstanding stock immediately after the Restructuring and (ii) 5.15%, the long-term tax exempt rate (as published by the Treasury Department) for ownership changes occurring during March 1994. The Company estimates that the annual Section 382 Limitation will be approximately $2,200,000. In addition, if the Company had either net built-in gains or net built-in losses (as defined in the Code) above certain threshold levels, and those gains or losses are actually recognized within a five year period, the effect would be to either increase the
Section 382 Limitation by such gains recognized, or treat those losses recognized as pre-change losses, respectively.

      In addition to this Debenture Offering, the Company is considering a number of other transactions, and there are certain other possible transactions beyond the Company's control, which, in the aggregate, may trigger a second, future, ownership change within the meaning of Section
382. A second ownership change could cause the amount of the Section 382 Limitation to be reduced below $2,200,000, thereby reducing the value of the NOLs to the Company.

      However, in the Company's opinion, if an ownership change were to occur as of the date of this Prospectus, such a further reduction in the annual Section 382 Limitation would not result. While the Section 382 Limitation must be re-calculated after each ownership change, in the case of successive ownership changes, the smallest of the Section 382 Limitations will be applicable. The Company's market value and the long term tax exempt rate have both increased since the initial ownership change.

      The Section 382 Limitation is reduced to zero if a corporation does not continue its business enterprise (i.e., maintain a significant line of business) for the two-year period following the ownership change. In addition, a corporation's ability to utilize its NOLs and TCCOs will be disallowed if the corporation is acquired for the principal purpose of tax avoidance (see the discussion below relating to Section 269 of the Code).

      Section 269 of the Code authorizes the Service to disallow any deduction, credit, or other allowance of a corporation if control (i.e., ownership of stock having at least 50% of the voting power or value of all of the corporation's outstanding stock) of the corporation is acquired principally for the purpose of evading or avoiding Federal income taxes by securing the benefit of such deduction, credit, or other allowance. While the existence of a principal tax-avoidance purpose is purely a question of fact, and thus not one on which counsel can opine, the Company believes that Section 269 of the Code should not apply to the transactions provided for under the Plan of Reorganization.

      Tax-free Reorganization

      Code section 368(a)(1)(G) classifies as a "reorganization" (a "(G) reorganization") a transfer by a corporation (e.g., the predecessor Company) of all or a part of its assets to another corporation (e.g., the post-merger Company, sometimes referred to as "Emerson (Del)") in a Chapter 11 case, but only if, in pursuance of the plan, stock or securities of the transferee (e.g., Emerson (Del)) are distributed in a transaction which qualifies under Code sections 354, 355 or 356 (the "Distribution Requirement"). In addition, a so-called "continuity of interest test" must be satisfied. As a tax-free reorganization, the Company would not recognize gain or loss as a result of the Restructuring and the Company would succeed to the predecessor Company's tax attributes.

      If a court were to find that the Restructuring did not constitute a reorganization within the meaning of Section 368(a)(1) of the Code, the principal tax consequence would be that the Company would not succeed to the predecessor Company's tax attributes (so that, for example, the Company could not use the predecessor Company's NOL carryforward or TCCO carryforward); further, the Company's tax basis in certain of the assets it acquired from the predecessor Company as part of the Restructuring would be less than the predecessor Company's tax basis in those assets immediately before the Restructuring was consummated, so that the Company's taxable income could be greater than it would be if the Restructuring constituted a tax-free reorganization.

      To satisfy the aforementioned continuity of interest test, the equity owners of a corporation generally must receive a substantial portion of their total consideration in stock. It is not certain who is treated as an equity owner in a (G) reorganization, or what percentage of the consideration given to those equity owners must be in the form of stock, to establish continuity of interest. Based on the Company's representation that more than 38.5% of the consideration received by certain claimants under the Plan of Reorganization was in the form of stock, and the fact that no stock was issued to any creditor on account of claims in classes more senior than such aforementioned claimants, counsel believed that it was more likely than not that the continuity of interest test was met in the Restructuring. That conclusion was based in part on the Bankruptcy Court's determination that the Company's former shareholders received no property for their Old Common Stock under the Plan of Reorganization.

      To satisfy the Distribution Requirement of a (G) reorganization, Company stock must have been distributed to a creditor in exchange for a security. While there is no bright line test of what constitutes a "security" for this purpose, counsel was of the opinion, based on applicable case law, that it was more likely than not that the distribution requirement was satisfied in the Restructuring by the distribution of Company stock to certain of the creditors in exchange for notes they held of the predecessor Company.

      The Company believes that the Restructuring is a tax-free reorganization and has obtained an opinion of counsel that it is more likely than not that the Restructuring constituted a (G) reorganization. That opinion relied on certain assumptions and representations of the Company (as to valuation, business matters, and the intentions of certain parties to the Restructuring).

      Personal Holding Company Status

      Under the Code, a corporation will be designated as a "Personal Holding Company," and taxed at 39.6% of its "undistributed personal holding company income," if (in general) at any time during the last half of the taxable year more than 50% in value of its outstanding stock is owned by, or on behalf of, five or fewer individuals, and at least 60% of the corporation's adjusted ordinary gross income consists of "personal holding company income." Personal holding company income is defined to include such passive types of income as dividends, interest, royalties, annuities, and certain rents, among others. Undistributed personal holding company income is defined as the undistributed (i.e. dividend distributions) portion of taxable income, with certain adjustments; the most notable is the allowance of a deduction for Federal income tax, but there also is an elimination of NOL carryforwards, other than the immediately preceding year's NOL (i.e., the excess of deductions over income). The tax imposed on the personal holding company is in addition to the regular income tax and alternative minimum tax.

      The Company expects that the stock ownership test described above may be met indirectly by reason of the ownership of Common Stock by Fidenas International, Elision and GSE. However, it also is the Company's expectation, based on the type and amount of income the Company expects to generate, that the personal holding company tax described above will not be applicable.

      Alternative Minimum Tax

      Under the corporate alternative minimum tax, a 20% tax is imposed on a corporation's alternative minimum taxable income if such tax exceeds the regular Federal income tax otherwise payable by the corporation. The Company believes that the consummation of the Plan of Reorganization should not have a material effect on the Company's alternative minimum tax liability.

      If the Company had a net unrealized built-in loss (as described above) at the time of the ownership change, the basis of each of the Company's assets will be written up or down to its fair market value in computing the Company's alternative minimum tax liability. A write-down may trigger additional alternative minimum tax as assets are depreciated or sold.

      State Taxes

      The merger of the predecessor of the Company into a Delaware subsidiary may cause the Company to lose certain of its state NOLs for state income tax purposes.


Certain Federal Income Tax Consequences to Investors in Debentures

      The following discussion, which summarizes various United States federal income tax consequences of ownership and disposition of the Debentures to purchasers thereof, is for general information only. This summary deals only with Debentures held as capital assets within the meaning of Section 1221 of the Code by holders who are purchasers of the Debentures. The discussion assumes that the Debentures will constitute debt rather than equity for federal income tax purposes. No assurance can be given that the tax treatment described below to holders of the Debentures will be accepted by the Service or a court of competent jurisdiction. The following summary does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to a decision to purchase Debentures.

      This discussion does not address all aspects of federal income taxation that may be relevant to particular investors in light of their personal circumstances, or to certain types of investors subject to special treatment under the Code (for example, foreign individuals or entities, S corporations, certain estates and trusts, insurance companies, tax exempt organizations, taxpayers subject to the US alternative minimum tax, financial institutions, brokers, dealers or holders that own 10% or more of the voting power of the Company) and does not address any aspect of state, local or foreign tax laws or any estate tax, gift tax or generation-skipping tax considerations.

      Prospective investors are urged to consult their own tax advisors concerning the tax consequences of acquiring, owning, converting and disposing of Debentures.

Distribution of Stock and Stock Rights

      Although Code Section 305 generally provides that gross income does not include the amount of a corporation's pro-rata distribution of stock to its shareholders (i.e., a stock dividend), under certain circumstances, such as a disproportionate distribution or certain distributions of preferred stock, stock distributions may be taxable as a dividend. In addition, Sections 301 and 305 provide that certain changes in the conversion ratio or redemption price of, for example, convertible securities, that have the effect of increasing the proportionate interest of certain shareholders in the assets or earnings and profits of the corporation (which for these purposes includes owners of convertible debt securities), may be taxable as a dividend to those shareholders. Treasury Regulations explain that where there is a "full adjustment" to a conversion ratio by reason of a stock dividend to the shareholders of a corporation, in general, an increase in the proportionate interest will not be deemed to have occurred. Furthermore, a change in the conversion ratio or conversion price of convertible securities made pursuant to a bona fide, reasonable, adjustment formula, which has the effect of preventing dilution of the interest of the holders of such securities, generally will not be considered to result in a deemed distribution of stock. However, an adjustment in the conversion ratio to reflect changes in the market price of the common stock may have the effect of increasing the proportionate interest of the convertible securities owners, as that concept is explained in the Treasury Regulations.

      The Indenture provides that the Conversion Price will be adjusted upon the occurrence of certain circumstances, or if the Company deems such adjustments advisable so that an event, otherwise treated as a taxable stock distribution, will not be taxable to the shareholders of Common Stock. There can be no assurance that some of the adjustments, more fully described in the Indenture, would not result in a deemed taxable dividend to the Holders under Sections 301 and 305. In such case, Holders may recognize income as a result of an event pursuant to which they receive no cash or property that could be used to pay the related income tax. Holders of the Debentures are advised to consult with their tax advisors to more fully appreciate the potential of taxable dividend distributions upon such conversion price modifications (but see "Taxation of Debenture Holders" below, including the discussion regarding the requirement that a company have undistributed current or accumulated earnings and profits for a distribution to be taxable as dividend).

      Taxation of Debenture Holders

      Stated Interest: Interest on a Debenture will be taxable to a holder as ordinary income in accordance with the holder's method of accounting at the time that such interest is either accrued or received.

      Market Discount: Subject to a statutory de minimis rule, if a Holder purchases a Debenture for an amount that is less than its principal amount, the Debenture generally will be considered to bear "market discount" in the hands of such holder. In such case, gain realized by such holder on the disposition of the Debenture generally will be treated as ordinary interest income to the extent of the market discount that accrued while held by such holder (to the extent not previously included in income by such holder pursuant to an election to include such market discount in income as it accrues). Any accrued market discount not previously included in income as of the date of conversion of a Debenture will carry over to the Common Stock received on conversion and generally any gain recognized upon the subsequent disposition of the Common Stock will be treated as ordinary income to the extent of such market discount. Market discount on a Debenture will be treated as accruing ratably over the remaining term of the Debenture, or at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction. Deferral of the deduction is not required, however, if the holder elects to include accrued market discount in income currently.

      Bond Premium: If, as a result of purchasing a Debenture at a premium or otherwise, a holder's adjusted tax basis in a Debenture exceeds its stated principal amount, such excess may constitute amortizable bond premium that the holder may elect to amortize, using a constant yield method, over the remaining term of the Debenture. Special rules apply which may require the amount of the premium and the amortization thereof to be determined with reference to the optional redemption price and data of the Debentures. Amortizable bond premium does not include any amount attributable to the conversion feature of the Debentures. The amount attributable to the conversion feature of the Debentures is determined by reference to the market price of comparable instruments not having conversion features.

      Conversion of Debenture into Common Stock: A holder generally will not recognize gain or loss on the conversion of a Debenture into Common Stock, except with respect to cash received in lieu of a fractional share. The holding period of the Common Stock received by the holder upon conversion of a Debenture generally will include the period during which the Debenture was held prior to the conversion. The holder's aggregate tax basis in the Common Stock received upon conversion of a Debenture generally will equal the holder's aggregate tax basis in the Debenture exchanged (reduced by the portion allocable to cash received in lieu of a fractional share).

      A holder generally will recognize taxable gain or loss in connection with any cash received in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the holder's tax basis in the fractional share.

      Sale, Exchange or Retirement of a Debenture or Common Stock: A holder of a Debenture (or the Common Stock into which it was converted) generally will recognize capital gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Debenture (or the Common Stock) measured by the difference between the amount realized (except to the extent the amount is attributable to accrued interest income, which is taxable as ordinary income) and the holder's tax basis in the Debenture (or the Common Stock). The gain or loss on such disposition will be long term capital gain or loss if the Debenture (or the Common Stock) has been held for more than one year at the time of such disposition.

       Distributions made by the Company with respect to Common Stock will constitute dividends for US federal income tax purposes to the extent of the Company's undistributed current or accumulated earnings and profits. Distributions in excess of the Company's current or accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the holder's tax basis in the Common Stock. Any such distributions in excess of the holder's basis in the Common Stock will be treated as capital gain to the holder. There can be no assurance as to the characterization of any distribution for US federal income tax purposes.

      Distributions paid on the Common Stock that are treated as dividends for US federal income tax purposes will be includable in the holder's income as ordinary income. A corporate shareholder that receives a dividend may be eligible to claim a dividends received deduction. Further, the dividends received deduction will be limited to specific percentages of the corporate shareholder's taxable income and may be reduced or eliminated if the corporate shareholder has indebtedness "directly attributable" (as defined in the Code) to such holder's investment in the stock. Further, a corporate shareholder may be required to reduce its basis in the Common Stock by an amount generally equal to the dividends received deduction allowable with respect to an "extraordinary dividend" (generally, a dividend or aggregate successive dividends greater than or equal to 10% of a corporate shareholder's basis in Common Stock) paid with respect to such stock if such shareholder has not held the stock for more than two years before the dividend announcement date.

      Backup Withholding: A holder may be subject to "backup withholding" at the rate of 31% with respect to interest (or dividends), or the proceeds from a sale, exchange or redemption of a Debenture (or Common Stock into which the Debenture was converted). Such withholding generally applies only if the holder (i) fails to furnish a social security number or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed to properly report payments of interest or dividends and the Service has notified the Company that the holder is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the holder's correct number and that the holder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability.

      Certain US Holders are exempt from backup withholding if their exempt status is established properly. Holders of Debentures should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

      The Company will report to holders and the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Debentures or Common Stock.

               SELLING SECURITYHOLDERS

     The table below lists all holders of Debentures as of the date hereof (the "Selling Securityholders") and sets forth certain information with respect to the ownership of the Debentures prior to any sales of Debentures or underlying shares of Common Stock hereunder by the Selling Securityholders. All outstanding Debentures are covered by this Prospectus. To the knowledge of the Company, none of the Selling Securityholders has had any position, office, or other material relationship with the Company within the past three years, except as a securityholder of the Company. This Prospectus also covers the Common Stock issuable upon the conversion of the Debentures. None of the Selling Securityholders, except Guardian Life Insurance Co. which beneficially owns approximately 1.8% of the Common Stock assuming conversion of all Debentures, beneficially owns 1.0% or more of the Common Stock.

                                      AGGREGATE             PERCENTAGE OF
                                   PRINCIPAL AMOUNT              CLASS
NAME OF SELLING SECURITYHOLDER     OF DEBENTURES OWNED      ON DATE HEREOF

Michaelangelo, L.P.                      $200,000                  *
Raphael, L.P.                             200,000                  *
Angelo, Gordon & Co., L.P.                100,000                  *
International Forest Products              50,000                  *
Holy Cross                                 50,000                  *
Brandeis University                        50,000                  *
Boston College                            100,000                  *
ECH Fund                                   50,000                  *
Chestnut Hill Fund L.P.                   700,000                 3.4%
Credit Suisse-Zurich                    1,000,000                 4.8
Kinder Investments L.P.                   500,000                 2.4
Bancroft Convertible Fund                 750,000                 3.6
Ellsworth Convertible Fund                750,000                 3.6
Deltec Asset Management Corporation       400,000                 1.9
Deutsche Bank AG London                   500,000                 2.4
F. Barry, M. Ferrigno, and B. Allen
  DVMS Profit Sharing Plan Dated 7/1/73    50,000                  *
Forest Fulcrum Fund L.P.                  500,000                 2.4
Investors Bank & Trust Company            300,000                 1.4
Chase Manhattan Bank for Jack
  Sater Corp.                             200,000                  *
Guardian Life Insurance Co.             3,200,000                15.4
Guardian Pension Trust Fund               300,000                 1.4
John N. Kapoor Trustee for
  John N. Kapoor                           50,000                  *
Virginia Retirement System                226,000                 1.1
Montgomery Value                          281,000                 1.4
Outboard Marine                           236,000                 1.1
Donaldson Company                          54,000                  *
Schwan's Profit Sharing Trust              89,000                  *
Wacker Chemical                            10,000                  *
City of New Haven                          35,000                  *
Oklahoma Law Enforcement                   71,000                  *
Michigan Municipal Employees
  Retirement System                       305,000                 1.5
Monsanto Master Trust                     193,000                  *
Offshore Strategies, L.P.                 500,000                 2.4
Laterman Strategies 90's, L.P.            300,000                 1.4
Laterman & Co., L.P.                      200,000                  *
Nicholas Applegate Income
  & Growth Fund                         1,000,000                 4.8
San Diego County                        1,000,000                 4.8
Prospect Street High Income Portfolio     750,000                 3.6
Putnam Global Growth Fund               1,500,000                 7.2
Putnam Capital Appreciation Fund          500,000                 2.4
Putnam Capital Manager Trust - PCM
  Global Growth Fund                      500,000                 2.4
Robertson Stephens Growth & Income Fund   500,000                 2.4
The Bond Fund for Growth                1,500,000                 7.2
Catholic Pension                          200,000                  *
Zazove Convertible Fund                   650,000                 3.1
United National Insurance Co. Convertible
  Non-Investment Grade                    150,000                  *

__________
*Less than 1.0%

     From time to time this Prospectus may be supplemented and amended as required by the Securities Act of 1933, and during any time when a supplement or amendment is so required, the Selling Securityholders will cease sales until the Prospectus is so supplemented or amended.

                        PLAN OF DISTRIBUTION

     The distribution of the Debentures and/or underlying of Common Stock by the Selling Securitholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the American Stock Exchange or such other national security exchange on which the Company's securites are listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (ii) in the over-the-counter market, or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the Selling Securityholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Securitholders may effect such transactions by selling the Debentures and/or underlying shares of Common Stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Securityholders any may receive commissions from the purchasers of such securities for whom they may act as agent (which discounts or commissions from the Selling Securityholders or such purchasers will not exceed those customary in the type of transactions involved).

     Any broker-dealers that participate with the Selling Securityholders in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts received by such broker-dealers and any profit on the resale of such securities by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

     Pursuant to Registration Rights Agreements with the initial holders of the Debentures, the Company is obligated to file with the Commission and cause to become effective by December 21, 1995 a Registration Statement on such form as the Company deems appropriate covering resales of the Debentures (and resales of the securities issuable upon conversion thereof) by the holders of the Debentures. The Company shall use its best efforts to keep the Registration Statement continuously effective for a period of three years from the effective date of the Registration Statement or such shorter period that will terminate when all of the Debentures (and the securities issuable upon conversion of the Debentures) covered by the Registration Statement have been sold pursuant to such Registration Statement. In the event the Company fails to cause the Registration Statement to become effective by December 21, 1995, or fails to maintain the effectiveness of such Registration Statement under the Securities Act during the three year period from the effective date of the Registration Statement, then the Indenture provides for an increase in the interest rate payable on the Debentures and the Debentures and underlying securities may not be sold or otherwise transferred except in limited circumstances.

Certain Restrictions on Officers, Directors and Certain Stockholders

     Except upon the prior written consent of the Company and the Placement Agent, all officers, directors and stockholders beneficially owning five percent or more of the Common Stock (including, but not limited to Mr.
Jurick and each of Fidenas International, Elision, and GSE (collectively, the "Affiliated Companies")), have agreed not to sell, offer to sell, or otherwise transfer or dispose of, directly or indirectly (either pursuant to Rule 144 under the Securities Act or otherwise) (the "Lock-up") any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock owned by them for a period of not less than twelve months following the effective date of the Registration Statement
(the "Lock-up Period"); provided, however, that (i) Mr. Eugene I. Davis may sell up to an aggregate 90,000 shares of Common Stock; (ii) Mr. Jurick or the Affiliated Companies may (a) sell, in accordance with applicable law, up to an aggregate maximum of 2,000,000 shares of Common Stock to a Company-sponsored qualified Employee Stock Ownership Plan, (b) transfer or pledge for the benefit of the plaintiffs in the litigation described at "Legal Proceedings - Litigation Relating to Outstanding Common Stock" up to an additional 3,000,000 shares of Common Stock (the "Settlement Shares"); provided, however, that the Placement Agent will act as the exclusive placement agent in connection with any such transfer of Settlement Shares, with the Placement Agent receiving a cash commission of $0.10 per Settlement Share sold, and further provided, that the proceeds from the sale or transfer of the Settlement Share sold, and further provided, that the proceeds from the sale or transfer of the Settlement Shares shall be used for the sole purpose of final settlement of the above-referenced litigation and payment of legal fees in connection therewith;
and (c) upon prior written notice to the Placement Agent, enter into transactions during such period which would otherwise be prohibited up to an aggregate maximum of 1,000,000 shares of Common Stock provided that
(A) with respect to a sale, the purchaser agrees in writing with the Placement Agent to be bound by the Lock-up or (B) with respect to any transfer other than an unconditional sale, all shares not subject to such transfer not be finally transferable to the transferee until the expiration of the Lock-up Period; and (iii) the shares of Common Stock as to which Fidenas International holds as nominee shall not be subject to the Lock-up. The parties subject to the Lock-up have consented to the placing of certain legends and stop transfer instructions.

                        EXPERTS

     The consolidated financial statements of Emerson Radio Corp. and Subsidiaries at March 31, 1995 and 1994, and for the years ended March 31, 1995, 1994 and 1993, appearing in the Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         LEGAL MATTERS

     Certain legal matters in connection with this Prospectus will be passed for the Company by Lowenstein, Sandler, Kohl, Fisher &
Boylan, P.A., of Roseland, New Jersey.

                       AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 or at the regional offices, located at 7 World Trade Center, Suite 1300, New York, NY 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock is listed with the American Stock Exchange, and certain reports and other information concerning the Company may be inspected at the offices of the American Stock Exchange at 86
Trinity Place, New York, New York 10006-1881.

                    Index to Consolidated Financial Statements

Audited Consolidated Financial Statements:
Report of Ernst & Young LLP                                           F-2
Consolidated Statements of Operations
  for the years ended March 31, 1995,
  1994 and 1994                                                       F-3
Consolidated Balance Sheets at March 31, 1995 and 1994                F-4
Consolidated Statements of Changes in Shareholders
  Equity for the years ended March 31, 1995,
  1994 and 1993                                                       F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1995, 1994 and 1993                                       F-6
Notes to Consolidated Financial Statements                            F-7
Schedule VIII -- Valuation and Qualifying Accounts and Reserves      F-27

Unaudited Consolidated Financial Statements

Consolidated Statements of Operations for the
  three months ended June 30, 1995 and 1994                          F-28
Consolidated Balance Sheets at June 30, 1995
  and March 31, 1995                                                 F-29
Consolidated Statements of Cash Flows for the
  three months ended June 30, 1995 and 1994                          F-30
Notes to Consolidated Financial Statements                           F-31


     ALL OTHER SCHEDULES ARE OMITTED BECAUSE THEY ARE NOT APPLICABLE OR THE REQUIRED INFORMATION IS SHOWN IN THE FINANCIAL STATEMENTS OR NOTES THERETO.


                   REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Emerson Radio Corp.

We have audited the accompanying consolidated balance sheets of Emerson Radio Corp. and Subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Any audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emerson Radio Corp. and Subsidiaries at March 31, 1995 and 1994 and the consolidated results of its operations and cash flows for the years ended March 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

As discussed in Note H to the financial statements, in the year ended March 31, 1994, the Company changed its method of accounting for income taxes.


                                                ERNST & YOUNG LLP

New York, New York
May 24, 1995





                    EMERSON RADIO CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)

                                               Years Ended March 31,
                                            1995         1994       1993

Net sales                                $  654,671  $ 487,390  $ 741,357
Costs and expenses:
Costs of sales                              604,329    486,536    674,855
Other operating costs and expenses            8,771     12,001     19,026
Selling, general and administrative expenses 31,047     34,552     49,508
Restructuring and other nonrecurring charges                       35,002
                                            644,147    533,089    778,391
Operating profit (loss)                      10,524    (45,699)   (37,034)
Interest expense                              2,882     10,243     18,257
Earnings (loss) before reorganization
  costs and taxes                             7,642    (55,942)   (55,291)
Reorganization items:
Writedown of assets                                     12,914
Professional fees and other related expenses             4,545
Interest earned on accumulated cash                        (74)
                                                 -      17,385          -
Earnings (loss) before income taxes
  and extraordinary gain                      7,642    (73,327)  (55,291)
Provision for income taxes                      267        327       709
Earnings (loss) before extraordinary gain     7,375    (73,654)  (56,000)
Extraordinary gain on extinguishment of debt           129,155
Net earnings (loss)                        $  7,375  $  55,501 $ (56,000)

Net earnings (loss) per common share:
Before extraordinary gain                  $   0.16 ($    1.93) ($  1.47)
Extraordinary gain                                        3.38
Net earnings (loss)                        $   0.16  $    1.45  ($  1.47)
Weighted average number of common and
  common equivalent shares outstanding       46,571     38,191    38,179
Pro Forma:
Loss per common share                                 $  (1.51)
Weighted average number of
  common shares outstanding                             33,333

The accompanying notes are an integral part of the consolidated financial statements.



                       EMERSON RADIO CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                          March 31,

                  ASSETS                            1995            1994

Current Assets:
  Cash and cash equivalents                       $  17,020      $  21,623
  Accounts receivable (less allowances
    of $9,350 and $6,442,
    respectively)                                    34,309         20,131
  Inventories                                        35,336         45,980
  Prepaid expenses and other current assets          15,715         20,597
      Total current assets                          102,380        108,331
Property and equipment, net                           4,676          5,256
Other assets                                          6,913          5,434
Total Assets                                       $113,969      $ 119,021

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Notes payable                                    $  27,296      $  20,040
  Current maturities of long-term debt                   508          1,498
  Accounts payable and other current liabilities      18,982         37,378
  Accrued sales returns                               12,713         16,634
  Income taxes payable                                   283            533
      Total current liabilities                       59,782         76,083
Long-term debt                                           214            227
Other non-current liabilities                            322             94

Shareholders' Equity:
Preferred stock -- $.01 par value,
  1,000,000 shares authorized, 10,000
  issued and outstanding                               9,000          9,000
Common stock -- $.01 par value,
  75,000,000 shares authorized;
  40,252,772 and 33,333,333 shares
  issued and outstanding, respectively                   403            333
Capital in excess of par value                       107,969        103,427
Accumulated deficit                                  (64,086)       (70,761)
Cumulative translation adjustment                        365            618
       Total shareholders' equity                     53,651         42,617
       Total Liabilities and Shareholders' Equity  $ 113,969     $  119,021

The accompanying notes are an integral part of the consolidated financial statements.

                       EMERSON RADIO CORP. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           (In thousands, except share data)

                              Common Shares Issued                    Capital                    Cumulative
                             Preferred    Number          Par         in Excess    Accumulated   Translation
                               Stock      of Shares       Value       of Par Value   Deficit     Adjustment
Balance - March 31, 1992                 37,978,119       $  3,798       $  63,881    $ (70,262)   $   1,103
  Issuance of shares upon
    exercise of stock options
    and distribution of stock
    grants                                   59,333               6             113
  Issuance of stock and warrants to
    Semi-Tech                               153,847              15             (15)
  Redemption of stock purchase rights                                           (271)
  Other                                                                           22                      (285)
  Net Loss                    _______       __________          _______        _______     (56,000)       ______
Balance - March 31, 1993                   38,191,299         3,819           63,730     (126,262)        818
  Cancellation of common stock            (38,191,299)       (3,819)           3,819
  Issuance of common stock                 30,000,000           300           29,700
  Issuance of preferred and
    common stock and warrants
    pursuant to bankruptcy
    settlement              $  9,000        3,333,333            33            6,192
  Other                                                                           (14)                    (200)
  Net earnings               ________       _________        _______         ________      55,501        _________
Balance - March 31, 1994       9,000       33,333,333           333          103,427      (70,761)        618
  Issuance of common stock
  in public offering, net
  of expenses                               6,149,993            62            5,630
  Issuance of common stock to
    former creditors                          769,446             8               (8)
  Payment to former creditors                                                    (922)
  Preferred stock dividends                                                                   (700)
  Other                                                                          (158)                    (253)
  Net earnings               ________        _________        ________        ________       7,375      _________
Balance - March 31, 1995   $  9,000         40,252,772      $   403       $  107,969     $(64,086) $      365

The accompanying notes are an integral part of the consolidated financial statements.

                         EMERSON RADIO CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                              Years Ended March 31,
                                          1995         1994       1993

Cash flows from Operating Activities:
  Net earnings (loss)                  $   7,375   $  55,501  $ (56,000)
  Adjustments to reconcile
    net earnings (loss) to net
    cash provided (used) by operating
    activities:
    Depreciation and amortization          3,876       7,327      6,419
    Extraordinary gain                              (129,155)
    Restructuring and other
      nonrecurring charges                  (237)     (9,711)    16,350
    Reorganization expenses                           12,914
    Asset valuation and loss reserves     (2,031)      8,415      6,495
    Other                                   (969)      2,643      1,570
    Changes in assets and liabilities:
      Accounts receivable                (14,805)     12,081     26,769
      Inventories                         11,032      34,942    (28,884)
      Prepaid expenses and other
         current assets                   (5,598)      6,181      4,694
      Other assets                          (605)         89       (498)
      Accounts payable and other current
        liabilities                      (18,633)     27,287      2,981
      Income taxes payable                  (379)       (924)      (194)
Net cash provided (used) by operations   (20,974)     27,590    (20,298)

Cash Flows from Investing Activities:
  Additions to property and equipment (2,874) (3,552) (4,859) Redemption of (investment in) certificates
    of deposit                             8,455        (500)    (4,000)
  Other                                      110         114       (134)
Net cash provided (used)
  by investing activities                  5,691      (3,938)    (8,993)

Cash Flows from Financing Activities:
  Net borrowings under line of
    credit facility                        7,256      20,040     25,366
  Proceeds from issuances of common stock  5,692      30,000        125
  Retirement of long-term debt              (500)        (30)      (600)
  Payment of former creditors               (922)
  Payment of preferred stock dividends      (525)
  Redemption of stock purchase rights       (271)
  Payment of pre-petition obligations                (75,000)
  Payment of debt costs                               (2,139)
  Other                                     (321)        (83)       (49)
Net cash provided (used)
  by financing activities                 10,680     (27,212)    24,571
Net decrease in cash and cash equivalents (4,603)     (3,560)    (4,720)
Cash and cash equivalents
  at beginning of year                    21,623      25,183     29,903
Cash and cash equivalents
  at end of year                      $   17,020  $   21,623  $  25,183

The accompanying notes are an integral part of the consolidated financial statements.


                    EMERSON RADIO CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               March 31, 1995

Note A -- Significant Accounting Policies:

(1)  Basis of Presentation:

      The consolidated financial statements include the accounts of Emerson Radio Corp. and its majority-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated. A 50% ownership of a domestic joint venture is accounted for by the equity method (see Note N). Historical cost accounting was used to account for the plan of reorganization (the "Plan of Reorganization") (see Note B) since the transaction did not meet the criteria required for fresh-start reporting.

      Certain prior year information has been reclassified to conform with the current year presentation.

(2)  Cash and Cash Equivalents:

      Short-term investments with original maturities of three months or less at the time of purchase are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

(3)  Inventories:

      Inventories are stated at the lower of cost (first-in, first-out) or market.

(4)  Property and Equipment:

      Property and equipment, stated at cost, is being depreciated for financial accounting purposes on the straight-line method over its estimated useful life. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Upon the sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are included in income. The cost of repairs and maintenance is charged to expense as incurred.

(5)  Warranty Claims:

      The Company provides an accrual for future warranty costs when the product is sold.

(6)  Income Taxes:

      Deferred income taxes are accounted for on the liability method in accordance with Statement of Financial Accounting Standards No. 109. Provision is made for federal income tax which may be payable on earnings of foreign subsidiaries to the extent that the Company anticipates they will be remitted.

(7)  Earnings (Loss) per Share:

      Net earnings per common share for the year ended March 31, 1995 is based on the weighted average number of shares of Common Stock and common stock equivalents outstanding during the year. Common stock equivalents include shares issuable upon conversion of the Company's Series A Preferred Stock, exercise of stock options and warrants, and shares issued in the year ended March 31, 1995 primarily to satisfy an anti-dilution provision. The Series A Preferred Stock is not convertible into Common Stock until March 31, 1997, and the shares of Common Stock issuable upon conversion is dependent on the market value of the Common Stock at the time of conversion (See Note J(6)). Net earnings (loss) per common share for the years ended March 31, 1994 and 1993 are based on the weighted average number of shares of Common Stock outstanding prior to confirmation of the Plan of Reorganization (See Note B) and cancelled as a part thereof, and do not include common stock equivalents assumed outstanding since they were not dilutive.

      Pro forma loss per common share for the year ended March 31, 1994 gives effect to the bankruptcy restructuring and is based on the number of shares of Common Stock issued and outstanding at March 31, 1994. The pro forma loss per common share does not include common stock equivalents assumed outstanding since they are anti-dilutive. The pro forma loss per common share also gives effect to the following adjustments:

            (i) Elimination of extraordinary gain of $129,155,000 and reorganization expenses of $17,385,000;

            (ii) Reduction of $6,666,000 in interest expense to give effect to the reorganized debt structure. The pro forma interest expense is based on the maximum amount of borrowings ($45 million) permitted under the new credit facility at the interest rate that would have been in effect for the year ended March 31, 1994 (8.25%). Additionally, the amortization of closing fees on the credit facility is included in the pro forma interest expense above;

            (iii) Assumed dividends on the Series A Preferred Stock aggregating $700,000 for the year ended March 31, 1994.

(8)  Foreign Currency:

      The assets and liabilities of foreign subsidiaries have been translated at current exchange rates, and related revenues and expenses have been translated at average rates of exchange in effect during the year. Related translation adjustments are reported as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Operations and amounted to a gain of $220,000 and losses of $1,489,000 and $1,073,000 for the years ended March 31, 1995, 1994 and 1993, respectively.

      The Company entered into foreign currency exchange contracts to hedge exposures related to foreign currency fluctuations for its European operations. Gains and losses were recognized in the same period as the transactions being hedged. At March 31, 1995, the Company has no forward exchange contracts outstanding. In the fiscal year ending March 31, 1996, the Company intends to reduce its foreign currency exposure by conducting its Canadian and European businesses in U.S. dollars.

Note B -- Reorganization:

      On September 29, 1993, the Company and five of its U.S. subsidiaries filed voluntary petitions for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code and operated as debtors-in-possession under the supervision of the Bankruptcy Court while their reorganization cases were pending. The precipitating factor for these filings was the Company's severe liquidity problems relating to its high level of indebtedness and a significant decline in sales from the prior year.

      Effective March 31, 1994, the Bankruptcy Court entered an order confirming the Plan of Reorganization. The Plan of Reorganization provided for the implementation of a recapitalization of the Company. In accordance with the Plan of Reorganization, the Company's pre-petition liabilities (of approximately $233 million) were settled with the creditors in the aggregate, as follows:

            I. The Company's bank group (the "Bank Lenders") received $70 million in cash and the right to receive the initial $2 million of net proceeds from the Company's anti-dumping duty receivable (see
      Note I (3)).

            II.  The institutional holders of the Company's senior notes
      (the "Noteholders") initially received $2,650,000 in cash and warrants to purchase 750,000 shares of Common Stock for a period of seven years at an exercise price of $1.00 per share, provided that the exercise price shall increase by 10% per year commencing in year four, and further received $1 million, payable $922,498 in cash from the initial public offering of Common Stock (see Note J(8)) and $77,502 in Common Stock calculated on the basis of $1.00 per share.

            III. The Bank Lenders and Noteholders received their pro rata percentage of the following:

                A. $2,350,000 in cash (however $350,000 of this amount was distributable to the holders of allowed unsecured claims);

                B. 10,000 shares of Series A Preferred Stock with a face value of $10 million (estimated fair market value of approximately $9 million at March 31, 1994);

                C. 4,025,277 shares of Common Stock, including 691,944 shares issued in February 1995 pursuant to an anti-dilution provision;

                D. The net proceeds from the sale of the Company's Indiana land and building; and

                E. The net proceeds to be received from the Company's anti-dumping duty receivable in excess of $2 million (see
                Note I (3)).

            IV. Holders of allowed unsecured claims received a pro-rata portion of the $350,000 distribution and interest bearing promissory notes equal to 18.3% of the allowed claim amount, payable in two installments over 18 months (see Note G).

      Pursuant to the provisions of the Plan of Reorganization, as of March 31, 1994, the equity of the Company's stockholders, and the equity interest of holders of stock options and warrants were cancelled.

      Based on the settlement of the Chapter 11 proceedings, the Company recognized an extraordinary gain of $129.2 million from the extinguishment of debt. Additionally, the Company recognized a writedown of $12.9 million to estimated fair market value on the assets transferred for the benefit of the Bank Lenders and Noteholders.

      Pursuant to the Plan of Reorganization, and in consideration for $30 million, the reorganized Company issued 30 million shares of Common Stock, currently held by the following parties:

                                                             Number of Shares

Fidenas International Limited L.L.C. ("Fidenas International")     16,400,000
Elision International, Inc. ("Elision")                             1,600,000
GSE Multimedia Technologies Corporation ("GSE")                    12,000,000

      The Company's Chairman and Chief Executive Officer is an officer and beneficial owner of 40% of Fidenas Investment Limited ("FIL"), the Company's largest shareholder prior to confirmation of the Plan of Reorganization with an approximate 20% ownership interest.

      This officer has a controlling beneficial ownership interest in each of the three entities listed above which purchased the Company's Common Stock, and therefore holds an approximate 75% interest in the Company's outstanding Common Stock at March 31, 1995.

Note C -- Restructuring and Other Nonrecurring Charges:

      During the year ended March 31, 1993, the Company recorded restructuring and other nonrecurring charges aggregating $35,002,000. The provision included $31.9 million of charges related to the Company's core business operations of consumer electronics products. These charges were comprised primarily of certain costs associated with the consolidation of facilities, severance of employees ($3,967,000 provision for termination of officers and other employees), the writedown of certain assets, a provision relating to a significant change in the resale arrangement for returned product, and professional fees and other charges related to the Company's proposed financial restructuring and to a proxy contest settled in June 1992. The provision also included $3.1 million in charges relating to the final wind-down of the Company's personal computer business.

Note D -- Inventories:

      Inventories are comprised primarily of finished goods. Spare parts inventories, net of reserves, aggregating $2,763,000 and $4,140,000 at March 31, 1995 and 1994, respectively, are included in "Prepaid expenses and other current assets".

Note E -- Property and Equipment:

      Property and equipment is comprised of the following:

                                                             March 31,
                                                         1995        1994
                                                        (In thousands)

Furniture and fixtures                              $  5,854    $  6,025
Molds and tooling                                      3,806       2,948
Machinery and equipment                                1,847       2,509
Leasehold improvements                                   271         454
                                                      11,778      11,936
Less accumulated depreciation and amortization         7,102       6,680
                                                    $  4,676    $  5,256

      Depreciation and amortization of property and equipment amounted to $3,267,000, $6,679,000 and $5,062,000 for the years ended March 31, 1995,
1994 and 1993, respectively.

      Pursuant to the Plan of Reorganization, the Company transferred its land and building in Indiana to a liquidating trust established for the benefit of the Bank Lenders and Noteholders. In connection with this transfer, the Company recorded a writedown of approximately $2.3 million to reduce the carrying value to estimated fair market value at March 31, 1994.

Note F -- Notes Payable:

      Effective March 31, 1994, the Company entered into a three year Loan and Security Agreement with a U.S. financial institution (the "Lender") providing for an asset-based revolving credit facility. The facility provides for revolving loans and letters of credit, subject to individual maximums and, in the aggregate, not to exceed the lesser of $60 million or a "Borrowing Base" amount based on specified percentages of eligible accounts receivable and inventories. All credit extended under the line of credit is secured by the U.S. and Canadian assets of the Company. The interest rate on these borrowings is 2.25% above the prime rate. At March 31, 1995 and 1994, the weighted average interest rate on the outstanding borrowings was 11.25% and 8.5%, respectively. The facility is also subject to an unused line fee of 0.5% per annum. Pursuant to the Loan and Security Agreement, the Company is restricted from, among other things, paying cash dividends (other than on the Series A Preferred Stock), redeeming stock, and entering into certain transactions and is required to maintain certain working capital and equity levels (as defined). At March 31, 1995, there was $27,296,000 outstanding under the revolving loan facility and approximately $3,622,000 of outstanding letters of credit issued for inventory purchases. The fair market value of the short-term notes payable to the Lender at March 31, 1995 and 1994 is estimated to be $27,296,000 and $20,040,000, respectively, which is the historical cost.

      During the pendency of the bankruptcy proceedings, the Company obtained debtor-in-possession financing ("DIP Financing") from the Lender. The terms of the DIP Financing provided for a revolving credit facility in an aggregate principal amount of $14.9 million and bore interest at the prime rate plus 0.5% per annum. Repayment of the proceeds was guaranteed by FIL. All principal and accrued interest on the DIP Financing was paid and the DIP Financing was terminated as of March 31, 1994.

      Cash paid for interest was $3,371,000, $11,251,000 and $20,108,000 for the years ended March 31, 1995, 1994 and 1993, respectively.

      In the six months ended March 31, 1994, interest expense was only accrued and paid on the Company's DIP Financing loan. No interest was accrued during the pendency of the bankruptcy proceedings on the debt owed to the Bank Lenders or the Noteholders. Had the contractual interest been accrued during this period, interest expense would have been approximately $10.2 million higher than the amount reported on the Consolidated Statement of Operations for the year ended March 31, 1994.

Note G -- Long-Term Debt:

      Long-term debt consists of the following:

                                                          March 31,
                                                        1995      1994
                                                         (In thousands)

Notes payable to unsecured creditors                  $  465      $  842
Equipment notes and other                                257         383
11 1/2% convertible subordinated note                                500
                                                         722       1,725
Less current obligations                                 508       1,498
                                                      $  214      $  227

      Pursuant to the Plan of Reorganization, the holders of allowed unsecured claims received interest bearing promissory notes equal to 18.3% of the claim amount. The notes are due in two installments: 35% of the outstanding principal is due 12 months from the date of issuance, and the remaining balance is due 18 months from the date of issuance. The notes bear interest at the London Interbank Offered Rate in effect at the date of issuance for one year obligations.

Note H - Income Taxes:

      The income tax provision consists of the following:

                                                   Years Ended March 31,
                                                 1995       1994      1993
                                                         (In thousands)
Current:
  Federal                                        $  40                 $215
  Foreign, State and Other                         227     $327         494
                                                  $267     $327        $709

      The difference between the effective rate reflected in the provision for income taxes and the amounts determined by applying the statutory U.S. rate of 34% to earnings (loss) before income taxes are analyzed below:


                                              Years Ended March 31,
                                             1995        1994       1993
                                                   (In thousands)

Statutory tax (benefit)                     $ 2,598   $(24,931)  $(18,799)

Utilization of net operating loss
   carryforwards                               (632)

U.S. and foreign net operating
   losses without tax benefit                 1,675    24,975      20,752

Foreign income subject to foreign
   tax, not subject to U.S. tax               (785)    (1,431)

Tax recognition of prior year book
   deductions                                 (888)

Rate differential on foreign income         (1,959)       327       (638)

Nondeductible bankruptcy expenses              137      1,545

Nondeductible debt restructuring
   expenses                                             (1,540)     521

Other, net                                     121         (49)     304

Total income tax provision                    $267     $   327  $   709


      Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," under which the liability method (rather than the deferred method) is used in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The change had no effect on the results of operations for the year ended March 31, 1994.

      Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         March 31,
                                                      1995     1994
                                                      (In thousands)

Deferred tax assets:
  Accounts receivable reserves                      $  7,653   $8,287
  Inventory reserves                                   1,188    1,394
  Net operating loss carryforwards                    10,588   11,550
  Other                                                1,014    1,131
  Total deferred tax assets                           20,443   22,362
  Valuation allowance for deferred tax assets        (20,189) (22,011)
  Net deferred tax assets                                254      351
  Deferred tax liabilities:
  Other                                                (254)     (351)
  Total deferred tax liabilities                       (254)     (351)
  Net deferred taxes                                $    --    $   --

      Total deferred tax assets of the Company at March 31, 1995 represent the tax-effected annual limitation multiplied by the net operating loss carryforward period and tax-effected deductible temporary differences. The Company has established a valuation reserve against any expected future benefits.

      Cash paid for income taxes was $725,000, $946,000 and $453,000 for the years ended March 31, 1995, 1994 and 1993, respectively.

      Income before taxes of foreign subsidiaries was $3,786,000 and $5,334,000 for the years ended March 31, 1995 and 1993, respectively. Losses before taxes of foreign subsidiaries was $16,042,000 for the year ended March 31, 1994. Unremitted earnings of foreign subsidiaries which have been, or are intended to be permanently reinvested (and for which no Federal income tax has been provided) aggregated $3,396,000 and $1,086,000 at March 31, 1995 and 1994, respectively.

      As of March 31, 1995, the Company has a net operating loss carryforward of approximately $95,270,000, of which $31,692,000, $13,385,000 and $50,193,000 will expire in 2006, 2007 and 2009,
respectively.   This  net  operating  loss carryforward reflects downward
adjustments made in 1995 pursuant to IRS examinations completed for the years ended March 31, 1990 and 1989 totaling $20,346,000. As of March 31, 1995, foreign tax credit carryforwards of $929,000 are available and if not utilized, will expire in 1996. In addition, as of March 31, 1995, the Company has deductible temporary differences of approximately $26,003,000 principally attributable to accounts receivable reserves related to sales returns and inventory reserves. The utilization of these net operating losses and tax credits will be limited based on the effects of the Plan of
Reorganization  consummated  on  March 31,  1994.   Pursuant to the Plan of
Reorganization, the Bank Lenders, the Noteholders, Fidenas International, Elision and GSE initially received 100% of the Common Stock. As a result, an ownership change occurred with respect to the Company, and subjected the Company's net operating losses and tax credits to the limitation provided for in Section 382 and 383, respectively, of the Internal Revenue Code. Subject to special rules regarding increases in the annual limitation for the recognition of net unrealized built-in gains, the Company's annual limitation will be approximately $2.2 million.

Note I -- Commitments, Contingencies and Related Party Transactions:

(1) Leases:

    The Company leases warehouse and office space at minimum aggregate rentals as follows:

           Year Ending
             March 31,                                    Amount
                                                     (In thousands)

               1996                                     $ 1,507
               1997                                       1,484
               1998                                       1,071
               1999                                         271
               2000                                         --
                                                         $4,333

      Rent expense aggregated $2,731,000, $2,663,000 and $3,520,000 for the years ended March 31, 1995, 1994 and 1993, respectively. Rental income from the sublease of warehouse space aggregated $273,000, $89,000 and $201,000 in the years ended March 31, 1995, 1994 and 1993, respectively.

      The Company's previous headquarters was leased from a limited partnership, 51% of which was indirectly owned by four former executive officers of the Company. The lease, which was scheduled to expire in April 1995 (excluding renewal options), terminated in July 1993, as noted below. Rent expense related to this lease amounted to $491,000 and $1,575,000 for the years ended March 31, 1994 and 1993, respectively. In March 1993, the Company entered into an agreement with the general partner of the limited partnership under which the Company was released without penalty from its lease obligations with respect to the above location, effective July 1993, in consideration for executing a five year lease (commencing on the same date) for office space with an affiliate of the general partner. The new lease provides for the annual payment of rent of approximately $813,000, and that the Company pay for its proportionate share of increases in real estate taxes.

(2)  Letters of Credit:

      Outstanding letters of credit for the purchase of inventory, not reflected in the accompanying financial statements, aggregated $11,863,000 (including $3,622,000 issued under the Loan and Security Agreement -- see Note F) at March 31, 1995.

      The Company's Hong Kong subsidiary also maintains various credit facilities aggregating $114.3 million with a bank in Hong Kong consisting of the following: (i) a $12.3 million credit facility which is generally used for letters of credit for a foreign subsidiary's direct import business and affiliates' inventory purchases, (ii) a $2 million standby letter of credit facility, and (iii) a $100 million credit facility, for the benefit of a foreign subsidiary, which is for the establishment of back-to-back letters of credit with the Company's largest customer. At March
31, 1995, the Company's Hong Kong subsidiary had pledged $4 million in certificates of deposit to this bank to assure the availability of these credit facilities. At March 31, 1995, there were $5,974,000 and $8,415,000 of letters of credit outstanding under the $12.3 million and $100 million credit facilities, respectively.

      The Company's Hong Kong subsidiary secured an additional credit facility in the year ended March 31, 1995 with another bank in Hong Kong. The facility provides for a $10 million line of credit for documentary letters of credit and a $10 million back-to-back letter of credit line,
collateralized  by  a $5  million  certificate  of deposit.   At March 31,
1995, the Company's Hong Kong subsidiary had pledged $5,041,000 in certificates of deposit to assure the availability of these credit facilities. At March 31, 1995, $3,871,000 of the letter of credit line was utilized.

      The Company has discounted unmatured notes received from its European customers for payments of accounts receivable with various foreign banks. At March 31, 1995, $1,282,000 of discounted notes have not matured.

(3)  Anti-Dumping Duty Receivable:

      The Company was a participant in matters pending before the United States Customs Service and the United States Department of Commerce pertaining to the assessment and deposit of anti-dumping duties on importations of color televisions from both the Republic of Korea and Taiwan. Such deposits were based on U.S. Commerce Department deposit requirements in effect at the time and were deemed excessive based on the U.S. Commerce Department's determinations of anti-dumping margins; however, the deposits will not be refunded until litigation challenging the U.S. Commerce Department determination of anti-dumping margins is completed.

      Pursuant to the Plan of Reorganization, the Company transferred the anti-dumping duty deposits and related interest, net of anti-dumping duty liabilities, to a liquidating trust for the benefit of the Bank Lenders and Noteholders in exchange for a reduction in outstanding indebtedness. In preparation for the transfer, the Company reviewed the anti-dumping duty deposit records of the U.S. Customs Service and noted significant discrepancies between the Company's records and those of the U.S. Customs Service on anti-dumping duties eligible for refund. The Company believes that the U.S. Customs Service erroneously liquidated certain anti-dumping duty entries that should be suspended in accordance with court orders and misclassified certain anti-dumping duty deposits as regular duty payments. The magnitude of these differences, including interest accruing thereon, was estimated at $6.6 million. The net anti-dumping duty receivable was transferred to the liquidating trust at a fair market value of $4 million based on third-party analysis, resulting in a writedown of approximately $10.6 million (based on a book value of $14.6 million).

(4)  Other Matters:

      A law firm of which two officers of the Company (one of whom is a director) were members until July 1992 and August 1992, respectively, received fees of $541,000 in the year ended March 31, 1993, primarily as reimbursement of amounts incurred by FIL in a 1992 proxy contest. Another law firm which represented FIL in the proxy contest was paid fees aggregating $200,000 in the year ended March 31, 1993 by the Company in reimbursement of amounts incurred by FIL in the proxy contest. Upon settlement of the proxy contest, such law firm was retained as the Company's outside counsel and provided legal services to the Company for fees aggregating $737,000, $1,070,000 and $259,000 for the years ended March 31, 1995, 1994 and 1993, respectively. A family member of an officer of the Company joined such law firm, as of counsel, subsequent to its retention by the Company.

      Effective April 1, 1995, the Company's Canadian subsidiary entered into a series of three-year agreements with a company owned by a former employee of the Canadian subsidiary, and who is also the daughter of a former officer of the Canadian subsidiary. The agreements provide for this Canadian company to perform certain after sale services, act as the exclusive parts distributor for the Company's Canadian subsidiary and purchase all products returned by the Company's Canadian customers.

      In the year ended March 31, 1994, the Company paid $208,000 to a designee of FIL for expenses incurred relating to the DIP Financing and $187,000 to guarantee the DIP Financing. Additionally, the Company reimbursed Fidenas International $568,000 for various legal, accounting and filing fees relating to the capital infusion and debt restructuring in the year ended March 31, 1994.

      At March 31, 1994, the Company's Hong Kong subsidiary had $1 million on deposit with a bank that is an affiliate of Fidenas International. These funds were withdrawn shortly thereafter.

      The Company paid fees to a former executive officer of the Company, in accordance with a three-year consulting agreement, aggregating $204,000 and $490,000 for the years ended March 31, 1994 and 1993, respectively.

      In accordance with the employment contract of an officer of the Company, the Company has provided a non-interest bearing relocation bridge loan to the officer of $120,000, secured by the equity in the former personal residence of the officer. The maturity date of the loan has been extended and is due in the fiscal year ending March 31, 1996.

      The Company has employment agreements with certain of its officers, that expire at various dates through 1997, and provide for minimum payments aggregating $3,601,000.

Note J -- Shareholders' Equity:

      (1) In connection with the settlement of shareholder litigation in 1991, the Company was required to redeem the common stock purchase rights (the "Rights") previously granted under the Company's 1989 Shareholder Rights Agreement at a redemption price of $.01 per Right. In the year ended March 31, 1993, the Company paid approximately $271,000 to holders of record on March 13, 1992 to redeem the Rights and granted additional rights which expired without exercise in July 1992.

      (2) In June 1991, the Company entered into a Securities Purchase Agreement (as amended, the "Securities Purchase Agreement") with a subsidiary of Semi-Tech (Global) Limited ("Semi-Tech") providing for the purchase of 10 million common shares and the issuance of stock purchase warrants. In April 1992, the Securities Purchase Agreement was terminated in exchange for payment by the Company of $500,000 in cash and the issuance of 153,847 common shares (then equal in value to $500,000).

      Concurrently, the Company and Semi-Tech entered into a three-year Supply Agreement (the "Supply Agreement"). Pursuant to the Supply Agreement, the Company issued to Semi-Tech a four-year warrant (valued at $600,000) to purchase 1 million common shares at $4.00 per share and a five-year warrant to purchase 500,000 common shares at $4.00 per share. The Supply Agreement and the warrants were cancelled pursuant to the Plan of Reorganization.

      (3) All stock options outstanding at March 31, 1994 under the 1987 Stock Option Plan and the 1980 Employees' Stock Participation Plan were cancelled pursuant to the Plan of Reorganization.

      (4) In July 1994, the Company's Board of Directors adopted, and the stockholders subsequently ratified, a Stock Compensation Program ("Program") intended to secure for the Company and its stockholders the benefits arising from ownership of the Company's Common Stock by those selected directors, officers, other key employees, advisors and consultants of the Company who are most responsible for the Company's success and future growth. The maximum aggregate number of shares of Common Stock available pursuant to the Program is 2,000,000 shares and the Program is comprised of 4 parts -- the Incentive Stock Option Plan, the Supplemental Stock Option Plan, the Stock Appreciation Rights Plan and the Stock Bonus Plan. A summary of transactions since the inception of the Program is as follows:

                                    Number of     Price        Aggregate
                                     Shares     Per Share        Price

Granted                            1,860,000   $1.00 - $1.10  $1,920,000
Cancelled                            (30,000)  $1.00             (30,000)
Outstanding -- March 31, 1995      1,830,000   $1.00 - $1.10  $1,890,000

      The term of each option is ten years, except for options issued to any person who owns more than 10% of the voting power of all classes of capital stock for which the term is five years. Options may not be exercised during the first year after the date of the grant. Thereafter each option becomes exercisable on a pro rata basis on each of the first through third anniversaries of the date of the grant. The exercise price of options granted must be at least equal to the fair market value of the shares on the date of the grant, except that the option price with respect to an option granted to any person who owns more than 10% of the voting power of all classes of capital stock shall not be less than 110% of the fair market value of the shares on the date of the grant.

      (5) In October 1994, the Company's Board of Directors adopted, subject to stockholder approval, the 1994 Non-Employee Director Stock Option Plan. The maximum number of shares of Common Stock available under such plan is 300,000. A summary of transactions since inception of the plan is as follows:

                                Number of       Price      Aggregate
                                 Shares       Per Share      Price

Granted                          175,000        $1.00      $175,000
Outstanding -- March 31, 1995    175,000        $1.00      $175,000

      The provisions for exercise price, term and vesting schedule are the same as noted above for the Stock Compensation Program.

      (6) Pursuant to the Plan of Reorganization, on March 31, 1994, the Company issued Series A Preferred Stock with a face value of $10 million and an estimated fair market value of approximately $9 million. The preferred stock is convertible into Common Stock at any time during the period beginning on March 31, 1997 and ending on March 31, 2002; the preferred stock is convertible into Common Stock at a price per share of Common Stock equal to 80% of the market value of a share of Common Stock on the date of conversion. The preferred stock bears dividends commencing June 30, 1994 on a cumulative basis at the following rates:

                               Dividend Rate

         Year 1 to 3                7.0%
         Year 4                     5.6%
         Year 5                     4.2%
         Year 6                     2.8%
         Year 7                     1.4%
         Thereafter                 None

      The preferred stock is non-voting. However, the terms of the preferred stock provide that holders shall have the right to appoint two directors to the Company's Board of Directors if the preferred stock dividends are in default for six consecutive quarters.

      (7) Pursuant to the Plan of Reorganization, the Noteholders received warrants for the purchase of 750,000 shares of Common Stock. The warrants are exercisable for a period of seven years from March 31, 1994 and provide for an exercise price of $1.00 per share for the first three years, escalating by $.10 per share per annum thereafter until expiration of the warrant.

      (8) In accordance with the Company's Plan of Reorganization, the Company completed an initial public offering of its Common Stock in September 1994 to shareholders of record (in those states in which the offering could be made) as of March 31, 1994, excluding FIL. The Company sold 6,149,993 shares of Common Stock for $1.00 per share resulting in proceeds to the Company, net of issuance costs, of approximately $5,692,000. Pursuant to the terms of the Plan of Reorganization, in January 1995, the Company paid approximately $922,000 to satisfy certain obligations owed to former creditors, and in February 1995 issued 691,944 and 77,502 shares of Common Stock to former creditors, primarily to satisfy an anti-dilution provision. The remainder of such funds were used for working capital and other corporate purposes.

Note K -- License Agreements:

      (1) In February 1995, the Company and Otake Trading Co. Ltd. and certain affiliates ("Otake"), the Company's largest supplier, entered into two mutually contingent agreements (the "Agreements"). Effective March 31, 1995, the Company granted a license of certain trademarks to Otake for a three-year term. The license permits Otake to manufacture and sell certain video products under the trademark to Wal-Mart Stores, Inc. ("Wal-Mart"), the Company's largest customer, in the U.S. and Canada, and precludes Otake from supplying product to Wal-Mart other than under the Emerson or Orion trademarks. The Company will continue to supply other products to Wal-Mart directly. Further, the Agreements provide that Otake will supply the Company with certain video products for sale to other customers at preferred prices for a three-year term. Under the terms of the Agreements, the Company will receive non-refundable minimum annual royalties from Otake to be credited against royalties earned from sales of video cassette recorders and players, television/video cassette recorder and player combinations, and color televisions to Wal-Mart. In addition, effective August 1, 1995, Otake will assume responsibility for returns and after-sale and warranty services on all video products manufactured by Otake and sold to Wal-Mart, including video products sold by the Company prior to April 1, 1995.

      Additionally, the Company and Otake agreed on a series of purchase discounts, consistent with agreements and past practices between Otake and the Company. Through March 31, 1995, Otake has paid the Company $6.3 million against an aggregate $10.2 million of purchase discounts for product purchased from January 1, 1993 to March 31, 1995, and the balance of $3.9 million is due in September 1995. The Company recognized $9.9 million of discounts in the year ended March 31, 1995, of which $4.3 million of discounts were attributable to purchases prior to April 1, 1994.

      (2) In October 1994, the Company entered into a license agreement with Jasco Products Co., Inc., ("Jasco") whereby the Company granted a license of certain trademarks to Jasco for use on non-competing consumer electronic accessories. Under the terms of the agreement, the Company will receive minimum annual royalties through the life of the agreement, which expires on December 31, 1997, and the agreement is automatically renewable for three successive three-year periods based upon Jasco's compliance with the agreement. The Company recognized license fee income of approximately $1,125,000 in the year ended March 31, 1995.

Note L -- Legal Proceedings:

FIL Litigation:

      The 30 million shares of Common Stock issued to GSE, Fidenas International and Elision on March 31, 1994, pursuant to the Plan of Reorganization, are the subject of certain legal proceedings. Transfers of certain shares owned by Fidenas International have been enjoined by court orders issued in the United States Bankruptcy Court for the Southern District of New York and in the Commonwealth of Bahamas. The Company is not a party to any of the proceedings described herein; it is possible that a court of competent jurisdiction may order the turnover of all or a portion of the shares of Common Stock owned by such persons to a third party. A turnover of a substantial portion of the Common Stock could result in a "change of controlling ownership" prohibited pursuant to the terms of the Company's Loan and Security Agreement with its primary lender. Additionally, such a change in control could result in a second "ownership change" under Internal Revenue Code Section 382, which could affect the Company's ability to use its net operating loss and tax credit carryforwards. The Company does not believe the litigation or the results thereof will have a material adverse effect on the Company or on the Company's financial position.

Bankruptcy Claims:

      The Company is presently engaged in litigation regarding several bankruptcy claims which have not been resolved since the restructuring of the Company's debt. The largest claim was filed July 25, 1994 in connection with the rejection of certain executory contracts with two Brazilian entities, Cineral Electronica de Amazonia Ltda. and Cineral Magazine Ltda. (collectively, "Cineral"). The contracts were executed in August 1993, shortly before the Company's filing for bankruptcy protection. The amount claimed was $93,563,457, of which $86,785,000 represents a claim for loss of profits and $6,400,000 for plant installation and establishment
of offices, which were   installed  and  established prior  to execution
of the contracts. The claim was filed as an unsecured claim and, therefore, will be satisfied, to the extent the claim is allowed by the Bankruptcy Court, in the manner other allowed unsecured claims were satisfied. The Company has objected to the claim and intends to vigorously contest such claim and believes it has meritorious defenses to the highly speculative portion of the claim for lost profits and the portion of the claim for actual damages for expenses incurred prior to the execution of the contracts. Additionally, the Company has instituted an adversary proceeding in the Bankruptcy Court asserting damages caused by Cineral. A motion filed by Cineral to dismiss the adversary proceeding has been denied. The adversary proceeding and claim objection have been consolidated into one proceeding. An adverse final ruling on the Cineral claim could have a material adverse effect on the Company, even though it would be limited to 18.3% of the final claim determined by a court of competent jurisdiction; however, with respect to the claim for lost profits, in light of the foregoing, the Company believes the chances for recovery for lost profits are remote.

Other Litigation:

      The Company is involved in other legal proceedings and claims of various types in the ordinary course of business. While any litigation contains an element of uncertainty, management presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened (including the actions noted above), or all of them combined, will not have a material adverse effect on the Company's consolidated financial position.

Note M -- Business Segment Information and Major Customers:

      The consumer electronics business is the Company's only business segment. Operations in this business segment are summarized below by geographic area:

Year Ended March 31, 1995           U.S.      Foreign    Eliminations   Consolidated
                                                      (In thousands)
Sales to unaffiliated customers    $ 608,717  $45,954    $   --         $654,671
Transfers between geographic areas     5,954      184         (6,138)       --
Total net revenues                 $ 614,671  $46,138    $    (6,138)   $654,671
Earnings (loss) before income
   taxes                           $  12,238  $(4,596)   $         --   $  7,642
Identifiable assets                $  98,604  $15,470    $      (105)   $  113,969

  Year Ended March 31, 1994
Sales to unaffiliated customers    $ 433,495  $53,895    $         --   $487,390
Transfers between geographic areas     2,587       --          (2,587)       --
Total net revenues                 $ 436,082  $53,895    $     (2,587)  $487,390
Loss before reorganization
  costs and income taxes           $ (50,718) $(5,224)   $          --  $(55,942)
Identifiable assets                $  99,726  $19,295    $          --  $119,021

   Year Ended March 31, 1993
Sales to unaffiliated customers    $ 693,997  $47,360    $          --  $741,357
Transfers between geographic areas     3,803      --            (3,803)    --
Total net revenues                 $ 697,800  $47,360    $      (3,803) $ 741,357
Loss before income taxes           $ (53,279) $(2,012)   $          --  $ (55,291)
Identifiable assets                $ 175,363  $19,147    $          --  $ 194,510


      Transfers between geographic areas are accounted for on a cost basis. Identifiable assets are those assets used in operations in each geographic area.

      At March 31, 1995 and 1994, identifiable assets include $37,492,000 and $51,390,000, respectively, of assets located in foreign countries.

      The Company's net sales to one customer aggregated approximately 53%, 34% and 39%, of consolidated net sales for the years ended March 31, 1995, 1994 and 1993, respectively. At March 31, 1995 and 1994, the Company had a liability balance to this customer for product returns. The Company's net sales to another customer aggregated 10%, 12% and 11% for the years ended March 31, 1995, 1994 and 1993, respectively. Trade receivables from this customer approximated 10% and 11% of accounts receivable at March 31, 1995 and 1994, respectively, and are not collateralized.

Note N -- Investment in Joint Venture

      The Company has a 50% investment in E & H Partners, a joint venture that purchases, refurbishes and sells all of the Company's product returns. The results of this joint venture are accounted for by the equity method. The Company's equity in the earnings of the joint venture is reflected as a reduction of cost of sales in the Company's Consolidated Statements of Operations. Summarized financial information relating to the joint venture is as follows:

                                             March 31, 1995
                                             (In thousands)

Accounts receivable from joint venture         $15,283(a)
Investment in joint venture                      1,565

Condensed balance sheet:
   Current assets                              $26,749
   Noncurrent assets                               161
          Total                                $26,910
   Current liabilities                         $23,780
   Partnership equity                            3,130
          Total                                $26,910


                                                Year Ended
                                              March 31, 1995
                                               (In thousands)

Sales to joint venture                            $32,500

Condensed income statement:
   Net sales                                       24,760(b)
   Net earnings                                     2,130

___________________
(a) Secured by a lien on the partnership's inventory. Such lien has been assigned to the Lender as collateral for the U.S. line of credit facility.

(b)  Includes sales to the Company of $3,796,000.


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                               SCHEDULE VIII
                   VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (In thousands)
            Column A                Column B        Column C        Column D         Column E
                                  Balance at       Charged to                        Balance
                                   beginning       costs and                         at end of
              Description          of year          expenses         Deductions      year

Allowance for doubtful accounts:
Year ended:
  March 31, 1995                   $  1,639         $  1,574         $  280(A)        $  2,933
  March 31, 1994                      2,374              998          1,733(A)           1,639
  March 31, 1993                      2,390            2,043          2,059(A)           2,374

Inventory reserves:
Year ended:
  March 31, 1995                   $    644         $    251       $    425(B) $           470
  March 31, 1994                      1,559            6,619          7,534(B)             644
  March 31, 1993                      1,817            4,587          4,845(B)           1,559


(A)  Accounts written off, net of recoveries.

(B) Net realizable value reserve removed from account when inventory is sold.




                  EMERSON RADIO CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)
                (In thousands, except per share amounts)



                                    Three Months Ended  June 30,
                                     1995                  1994

Net sales                          $ 57,058              $137,140

Costs and Expenses:


Cost of sales                        50,886               128,906

Other operating costs and expenses    1,617                 2,752

Selling, general & administrative
    expenses                          5,242                 7,855

                                     57,745               139,513

Operating loss                         (687)               (2,373)

Interest expense                        622                   454

Loss before income taxes             (1,309)               (2,827)

Provision for income taxes               92                    67

NET LOSS                           $ (1,401)             $ (2,894)

Net loss per common share          $   (.03)             $   (.09)

Weighted average number of
    common shares outstanding        40,253                33,333

      The accompanying notes are an integral part of the interim consolidated financial statements.




                      EMERSON RADIO CORP. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS
                         (In thousands of dollars)

                                        June 30,              March 31,
                                         1995                   1995
                                       (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents            $   14,474           $   17,020
  Accounts receivable (less allowances of
    $9,996 and $9,350, respectively)       25,151               34,309
  Inventories                              35,312               35,336
  Prepaid expenses and other current
assets                                     15,895               15,715

    Total current assets                   90,832              102,380

Property and equipment - (at cost less
  accumulated depreciation and amortization
  of $5,676 and $7,102, respectively)       4,798                4,676
Other assets                                7,792                6,913

    Total Assets                      $   103,422          $   113,969

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                        $   25,219           $   27,296
  Current maturities of long-term debt        458                  508
  Accounts payable and other current
    liabilities                            19,929               18,982
  Accrued sales returns                     5,171               12,713
  Income taxes payable                        184                  283

    Total current liabilities              50,961               59,782

Long-term debt                                193                  214
Other non-current liabilities                 324                  322

Shareholders' Equity:
Preferred stock - $.01 par value, 1,000,000
  shares authorized, 10,000 shares issued
  and outstanding                           9,000                9,000
Common stock - $.01 par value, 75,000,000
  shares authorized, 40,252,772
  shares issued and outstanding               403                  403
Capital in excess of par value            107,969              107,969
Accumulated deficit                       (65,662)             (64,086)
Cumulative translation adjustment             234                  365

    Total shareholders' equity             51,944               53,651

    Total Liabilities and
       Shareholders' Equity              $103,422             $113,969

The accompanying notes are an integral part of the interim consolidated financial statements.



                  EMERSON RADIO CORP. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited)
                       (In thousands of dollars)

                                                Three Months Ended
                                                      June 30,
                                               1995                  1994

Cash Flows from Operating Activities:

  Net cash provided (used) by operating
    activities                              $   1,428              $ (20,879)

Cash Flows from Investing Activities:

  Redemption of (investment in)
    certificates of deposit                       (16)                 8,493
  Additions to property and equipment            (635)                (1,443)
  Other                                          (526)                 ______
  Net cash provided (used) by investing
    activities                                 (1,177)                 7,050

Cash Flows from Financing Activities:

  Net borrowings (repayments) under line of
    credit facility.                           (2,077)                   836
  Other                                          (720)                  (336)
  Net cash provided (used) by financing
    activities                                 (2,797)                   500

Net decrease in cash and cash
  equivalents                                  (2,546)               (13,329)
Cash and cash equivalents at beginning
  of year                                      17,020                 21,623

Cash and cash equivalents at end of period   $ 14,474(a)            $  8,294(a)

Supplemental disclosure of cash flow information:

  Interest paid                              $    884               $    481

  Income taxes paid                          $    114               $    275

(a) The balances at June 30, 1995 and 1994, include $9.1 million and $2.0 million of cash and cash equivalents, respectively, pledged to assure the availability of certain letter of credit facilities.

The accompanying notes are an integral part of the interim consolidated financial statements.




                   EMERSON RADIO CORP. AND SUBSIDIARIES
             NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                              June 30, 1995
                              (Unaudited)

NOTE 1

      The unaudited interim consolidated financial statements reflect all adjustments that management believes necessary to present fairly the results of operations for the periods being reported. The unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and accordingly do not include all of the disclosures normally made in the Emerson Radio Corp. (the "Company") annual consolidated financial statements. It is suggested that these unaudited interim consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto for the year ended March 31, 1995, included in the Company's annual Form 10-K filing.

      Due to the seasonal nature of the Company's consumer electronics business, the results of operations for the three months ended June 30, 1995 are not necessarily indicative of the results of operations for the full year ending March 31, 1996.

NOTE 2

      Net loss per common share for the three month periods ended June 30, 1995 and 1994 are based on the weighted average number of shares of common stock outstanding during each period. The net loss per share for both periods does not include common stock equivalents assumed outstanding since they are anti-dilutive.

NOTE 3

      The provision for income taxes for the three months ended June 30, 1995 and 1994 consists primarily of taxes related to international operations. The Company did not recognize tax benefits for losses incurred by its domestic operations (after tax recognition of prior year book deductions) during the three months ended June 30, 1995 and 1994.

NOTE 4

      Spare parts inventories, net of reserves, aggregating $2,583,000 and $2,763,000 at June 30, 1995 and March 31, 1995, respectively, are included in "Prepaid expenses and other current assets".

NOTE 5

Long-term debt consists of the following:
                                              (In thousands of dollars)
                                            June 30,              March 31,
                                             1995                   1995
Notes payable to unsecured
  creditors                               $   342                $   465
Equipment notes and other                     309                    257

                                              651                    722
Less current obligations                      458                    508
                                          $   193                $   214

NOTE 6

      The 30 million shares of Common Stock issued to GSE Multimedia Technologies Corp., Fidenas International Limited L.L.C. and Elision International, Inc. on March 31, 1994, pursuant to the Company's bankruptcy restructuring plan, are the subject of certain legal proceedings. Transfer of certain shares owned by Fidenas International Limited L.L.C. have been enjoined by court orders issued in the United States Bankruptcy Court for the Southern District of New York and the Commonwealth of the Bahamas. The Company is not a party to any of the proceedings described herein; it is possible that a court of competent jurisdiction may order the turnover of all or a portion of the shares of Common Stock owned by such persons to a third party. A turnover of a substantial portion of the Common Stock could result in a "change of controlling ownership" prohibited pursuant to the terms of the Company's loan and security agreement with its primary United States lender. Additionally, such a change in controlling ownership could result in a second "ownership change" under Internal Revenue Code Section 382, which could affect the Company's ability to use its net operating loss and tax credit carryforwards. The Company does not believe the litigation or the results thereof will have a material adverse effect on the Company or on the Company's financial position.

      The Company is presently engaged in litigation regarding several bankruptcy claims which have not been resolved since the restructuring of the Company's debt. The largest claim was filed July 25, 1994 in connection with the rejection of certain executory contracts with two Brazilian entities, Cineral Electronica de Amazonia Ltda. and Cineral Magazine Ltda. (collectively, "Cineral"). The contracts were executed in August 1993, shortly before the Company's filing for bankruptcy protection. The amount claimed was $93,563,457, of which $86,785,000 represents a claim for lost profits and $6,400,000 for plant installation and establishment of offices, which were installed and established prior to execution of the contracts. The claim was filed as an unsecured claim and, therefore, will be satisfied, to the extent the claim is allowed by the Bankruptcy Court, in the manner other allowed unsecured claims are satisfied. The Company has objected to the claim and intends to vigorously contest such claim and believes it has meritorious defenses to the highly speculative portion of the claim for lost profits and the portion of the claim for actual damages for expenses incurred prior to the execution of the contracts. Additionally, the Company has instituted an adversary proceeding in the Bankruptcy Court asserting damages caused by Cineral. A motion filed by Cineral to dismiss the adversary proceeding has been denied. The adversary proceeding and claim objection have been consolidated into one proceeding. An adverse final ruling on the Cineral claim could have a material adverse effect on the Company, even though it would be limited to 18.3% of the final claim determined by a court of competent jurisdiction; however, with respect to the claim for lost profits, in light of the foregoing, the Company believes the chances for recovery for lost profits are remote.

NOTE 7

      The Company has a 50% investment in E & H Partners, a joint venture that purchases, refurbishes and sells all of the Company's product returns. The results of this joint venture are accounted for by the equity method. The Company's equity in the earnings of the joint venture is reflected as a reduction of cost of sales in the Company's unaudited interim Consolidated Statements of Operations. Summarized financial information relating to the joint venture is as follows (in thousands):

                                                June 30,  March 31,
                                                  1995       1995

Accounts receivable from joint venture (a)      $17,495(a) $15,283

                                                      Three Months
                                                          Ended
                                                      June 30, 1995
                                                      (In thousands)

Condensed income statement (c):
   Net sales                                            $ 7,274(b)
   Net earnings                                             919
____________________
(a) Secured by a lien on the partnership's inventory. Such lien has been assigned to the Company's primary lender as collateral for the U.S. line of credit facility.
(b) Includes sales to the Company of $1,425,000.
(c) E&H Partners was inactive for substantially all of the three month period ended June 30, 1994.

      The Company filed suit on July 5, 1995 in the State Court of New Jersey alleging Hopper Radio of Florida, Inc. ("Hopper"), the Company's partner in E&H Partners, Barry Smith, the President of Hopper, and three former employees of the Company ( collectively, the "Defendants") have formed a business entity for the purpose of engaging in the distribution of consumer electronics and that the action of the Defendants in connection therewith violated certain duties owed to and rights of the Company. E & H Partners has continued to operate since the filing of said lawsuit. However, the Company cannot predict at this time how this suit will, if at all, affect the joint venture or the Company.




No person has been authorized to give any
information or to make any representation         $20,750,000
not contained in this Prospectus in          8 1/2% Senior Subordinated
connection with the offer made hereby.         Convertible Debentures
If given or made, such information or                 Due 2002
representation must not be relied upon as
having been authorized by the Company.  This
Prospectus does not constitute an offer of
any securities other than the securities
to which it relates or an offer to any        "Emerson and G-Clef"
person in any jurisdiction where such an offer would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.


             TABLE OF CONTENTS                      PROSPECTUS

                                 PAGE

Summary                           1
Risk Factors                     11
The Company                      20
Use of Proceeds                  23
Capitalization                   24
Selected Consolidated
  Financial Data                 25
Management's Discussion and
  Analysis of Results of
  Operations and
  Financial Condition            27
Business                         38
Legal Proceedings                49
Management                       54
Executive Compensation and Other
  Information                    57
Principal Stockholders           65
Certain Relationships and Related
  Transactions                   67
Description of Debentures        71
Description of Other Securities  87
Certain Federal Income Tax                    September 21, 1995
  Considerations                 93
Selling Securityholders          102
Plan of Distribution             104
Experts                          105
Interim Financial Information    105
Legal Matters                    106
Available Information            106
Index to Consolidated
Financial Statements             F-1




                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution*

      The following are the estimated expenses of the issuance and distribution of the securities being registered, including fees and expenses previously incurred by the Company, other than any underwriting compensation. None of such expenses have been or will be borne by the Selling Securityholders.

              Item                                  Amount


Securities and Exchange Commission
  Registration Fees........................     $ 7,155.17

Legal Fees and Expenses....................      20,000.00

Accountants' Fees and Expenses.............      25,000.00

Trustee's Fees and Expenses.................      1,500.00

Printing and Engraving Expenses                  20,000.00

Miscellaneous Expenses.....................      11,344.83

Total                                            85,000.00
_______________
*All expenses are estimated, except the Securities and Exchange Commission Registration Fee.

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("Section 145") (a) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (b) gives a director or officer who successfully defends an action the right to be so indemnified and (c) authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

The Company's Certificate of Incorporation provides that the Company (a) shall indemnify every person who is or was a director or officer of the Company or is or was serving at the Corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (b) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the Company or is or was serving at the Company's request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent, in the manner, and subject to compliance with the applicable standards of conduct, provided by Section 145 as the same (or any substitute provision therefor) may be in effect from time to time.

Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Plan of Reorganization provided that, among specified others, any and all directors, officers and stockholders who at any time from after July 8, 1992, or as of the effective date of the Plan of Reorganization acted as such, are released from all liability based upon any act or commission of every kind related to past service with, for or on behalf of any of the Restructuring companies, except where such liability is predicated on a finding of gross negligence, willful misconduct or fraud.

The Company has procured insurance for the purpose of substantially covering its future potential liability for indemnification under Section 145 as discussed above and certain future potential liability of individual officers or directors incurred in their capacity as such which is not subject to indemnification.

Item 15.  Recent Sales of Unregistered Securities

       During the past three years, the Company has not sold any unregistered securities, except as follows:

      (a) On March 31, 1994, the effective date of the Plan of Reorganization, all shares of common stock and other equity securities then outstanding were canceled in accordance with the Plan of Reorganization, and 33,333,333 shares of Common Stock, 10,000 shares of Series A Preferred Stock, and Creditors' Warrants to acquire 750,000 shares of Common Stock were issued.
Of such securities, 3,333,333 shares of Common Stock, 10,000 shares of Series A Preferred Stock, and the Creditors' Warrants were issued to holders of claims (in exchange for such claims) in reliance upon the exemption from registration provided by Section 1145 of the United States Bankruptcy Code. No underwriters were involved in such transactions.

     (b) In July, September, and October 1994, the Company granted options to purchase an aggregate of 1,890,000 shares of Common Stock (net of cancellations) at a purchase price of $1.00 per share (except for 600,000 of such options which have an exercise price of $1.10 per share) to certain executive officers. The options were granted in reliance on the exemption from registration provided by Rule 701 promulgated under the Securities
Act.

     (c) In February 1995, 769,446 shares of Common Stock were issued without additional consideration to satisfy certain anti-dilution provisions of the Plan of Reorganization resulting from the sale of 6,149,993 shares of Common Stock by the Company in a registered public offering during 1994.
Such shares were issued to holders of claims in the Company's bankruptcy proceedings in reliance upon the exemption from registration provided by
Section 1145 of the United States Bankruptcy Code. No underwriters were involved in the issuance of such shares to such holders of claims.

     (d) In August 1995, the Company issued $20,750,000 aggregate principal amount of Debentures through the Placement Agent and its authorized dealers to the Selling Securityholders in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

     (a) The following is a complete list of Exhibits filed as a part of this Registration Statement:

EXHIBIT                 DESCRIPTION

(2)        Confirmation Order and Fourth Amended Joint
           Plan of Reorganization of Emerson Radio Corp. ("Old Emerson") and certain subsidiaries under Chapter
           11 of the United States Bankruptcy Code, dated
           March 31, 1994 (incorporated by reference to Exhibit
           (2) of Emerson's Registration Statement on Form
           S-1, Registration No. 33-53621, declared effective by the Securities and Exchange Commission ("SEC") on August 9, 1994).

(3) (a) Certificate of Incorporation of Emerson (incorporated by reference to Exhibit (3) (a) of Emerson's
           Registration Statement on Form S-1, Registration
           No. 33-53621, declared effective by the SEC on August 9, 1994).

(3) (b)    Certificate of Designation for Series A
           Preferred Stock (incorporated by reference to Exhibit (3) (b) of Emerson's
           Registration Statement on Form S-1,
           Registration No. 33-53621, declared
           effective by the SEC on August 9, 1994).

(3) (c)    Plan of Reorganization and Agreement of
           Merger by and between Old Emerson and
           Emerson Radio (Delaware) Corp.
           (incorporated by reference to Exhibit (3)
           (c) of Emerson's Registration Statement on
           Form S-1, Registration No. 33-53621,
           declared effective by the SEC on August 9,
           1994).

(3) (d) Certificate of Merger of Old Emerson with and into Emerson Radio (Delaware) Corp.
           (incorporated by reference to Exhibit (3)
           (d) of Emerson's Registration Statement on
           Form S-1, Registration No. 33-53621,
           declared effective by the SEC on August 9,
           1994).

(3) (e)    By-Laws of Emerson adopted March 1994
           (incorporated by reference to Exhibit (3) (e) of Emerson's Registration Statement on Form S-
           1, Registration No. 33-53621, declared
           effective by the SEC on August 9, 1994).

(4) (a) Warrant Agreement to Purchase 750,000 shares of Common Stock, dated as of March 31, 1994
            (incorporated by reference to Exhibit (4) (a) of Emerson's Registration Statement on Form S-
            1, Registration No. 33-53621, declared
            effective by the SEC on August 9, 1994).

(4) (b)     Indenture, dated as of August 17, 1995,
            between Emerson and Bank One, Columbus, NA, as Trustee (incorporated by reference to Exhibit (1) of Emerson's Current Report on
            Form 8-K filed with the SEC on September 8,
            1995).

(5)(a)      Opinion of Lowenstein, Sandler, Kohl, Fisher
            & Boylan, P.A., with respect to Issuance of the Debentures.*

(10) (a) Agreement, dated as of November 14, 1973, between National Union Electric Corporation
            ("NUE") and Emerson (incorporated by
            reference to Exhibit (10) (a) of Emerson's
            Registration Statement on Form S-1,
            Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (b)    Trademark User Agreement, dated as of
            February 28, 1979, by and between NUE and Emerson (incorporated by reference to Exhibit
            (10) (b) of Emerson's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9,
            1994).

(10) (c) Agreement, dated July 2, 1984, between NUE and Emerson (incorporated by reference to Exhibit (10) (c) of Emerson's Registration
            Statement on Form S-1, Registration No. 33-
            53621, declared effective by the SEC on
            August 9, 1994).

(10) (d)    Agreement, dated September 15, 1988, between
            NUE and Emerson (incorporated by reference to Exhibit (10) (d) of Emerson's Registration
            Statement on Form S-1, Registration No. 33-
            53621, declared effective by the SEC on
            August 9, 1994).

(10) (e)    Form of Promissory Note issued to certain Pre-
            Petition Creditors (incorporated by reference to Exhibit (10) (e) of Emerson's Registration
            Statement on Form S-1, Registration No. 33-
            53621, declared effective by the SEC on
            August 9, 1994).

(10) (f)    Loan and Security Agreement, dated March 31,
            1994, by and among Emerson, Majexco Imports,
            Inc. and Congress Financial Corporation
            ("Congress") (incorporated by reference to
            Exhibit (10) (f) of Emerson's Registration
            Statement on Form S-1, Registration No. 33-
            53621, declared effective by the SEC on
            August 9, 1994).

(10) (g)    Emerson Radio Corp. Stock Compensation
            Program (incorporated by reference to Exhibit
            (10) (i) of Emerson's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9,
            1994).

(10) (h)    Employment Agreement between Emerson and
            Eugene I. Davis (incorporated by reference to
            Exhibit 6(a)(4) of Emerson's Quarterly Report on Form 10-Q for quarter ended June 30,
            1992).

(10) (i)    Employment Agreement between Emerson and
            Albert G. McGrath, Jr. (incorporated by
            reference to Exhibit 6(a)(7) of Emerson's
            Quarterly Report on Form 10-Q for quarter ended June 30, 1992).

(10) (j)    Employment Agreement between Emerson and
            Geoffrey P. Jurick (incorporated by reference to Exhibit 6(a)(6) of Emerson's Quarterly
            Report on Form 10-Q for quarter ended June
            30, 1992).

(10) (k)    Employment Agreement between Emerson Radio
            (Hong Kong) Ltd. and Geoffrey P. Jurick
            (incorporated by reference to Exhibit 6(a)(6) of Emerson's Quarterly Report on Form 10-Q for quarter ended June 30, 1992).

(10) (l)    Employment Agreement between Emerson Radio
            International Ltd. (formerly Emerson Radio
            (B.V.I), Ltd.) and Geoffrey P. Jurick
            (incorporated by reference to  Exhibit
            6(a)(6) of Emerson's Quarterly Report on Form
            10-Q for  quarter ended June 30, 1992).

(10) (m) Lease Agreement dated as of March 26, 1993, by and between Hartz Mountain Parsippany and Emerson with respect to the premises located at Nine Entin Road, Parsippany, NJ
            (incorporated by reference to Exhibit (10)
            (ww) of Emerson's Annual Report on Form 10-K for the year ended December 31, 1992).

(10) (n) Employment Agreement, dated July 13, 1993, between Emerson and Merle Eakins
            (incorporated herein by reference to Exhibit
            (10)(vv) to Emerson's Annual Report on Form
            10-K for the year ended March 31, 1993).

(10) (o) Employment Agreement, dated April 1, 1994, between Emerson and John Walker (incorporated herein by reference to Exhibit (10)(ee) of Emerson's Registration Statement on Form S-1,
            Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (p)    Liquidating Trust Agreement, dated as of
            March 31, 1994, by and among Emerson, Majexco
            Imports, Inc., H.H. Scott, Inc., and Stuart
            D. Gavsy, Esq., as Trustee (incorporated by reference to Exhibit (10) (ff) of Emerson's
            Registration Statement on Form S-1,
            Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (q) Partnership Agreement, dated April 1, 1994, between Emerson and Hopper Radio of Florida,
            Inc. (incorporated by reference to Exhibit
            10(q) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (r)    Sales Agreement, dated April 1, 1994, between
            Emerson and E & H Partners. (incorporated by reference to Exhibit 10(r) of Emerson's
            Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (s)    Agreement, dated July 1, 1994, between
            Emerson and Alex Wijnen relating to
            termination of employment and agreement on consulting services. (incorporated by reference to Exhibit 10(s) of Emerson's
            Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (t)    Independent Consultant's Agreement, dated
            October 1, 1994, between Emerson Radio
            International Ltd. and Peter G. Bunger.
            (incorporated by reference to Exhibit 10(t) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (u)    Independent Consultant's Agreement, dated
            October 1, 1994, between Emerson Radio Europe
            B.V. and Peter G. Bunger (incorporated by reference to Exhibit 10 (u) of Emerson's
            Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (v) Employment Agreement, dated October 3, 1994, between Emerson and Andrew Cohan
            (incorporated by reference to Exhibit 10 (v) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (w) License Agreement, dated February 22, 1995, between Emerson and Otake (incorporated by reference to Exhibit 6(a)(1) of Emerson's quarterly report on Form 10-Q for quarter ended December 31, 1994).

(10) (x) Supply Agreement, dated February 22, 1995, between Emerson and Otake (incorporated by reference to Exhibit 6(a)(2) of Emerson's quarterly report on Form 10-Q for quarter ended December 31, 1994).

(10) (y)    1994 Non-Employee Director Stock Option Plan
            (incorporated by reference to Exhibit 10 (y) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (z) Amendment No. 1 to Financing Agreements, dated as of August 24, 1995, among Emerson, Majexco Imports, Inc. and Congress
            (incorporated by reference to Exhibit (2) of Emerson's Current Report on Form 8-K filed with the SEC on September 8, 1995).

(11)        Computation of Primary Earnings Per Share
            (incorporated by reference to Exhibit (11) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(12)        Computation of Ratios*

(21)        Subsidiaries of the Registrant as of March
            31, 1995 (incorporated by reference to
            Exhibit (21) of Emerson's Annual Report on
            Form 10-K for the fiscal year ended March 31,
            1995).

(23)        Consent of Experts and Counsel *

(25)        Form T-1 of Bank One, Columbus, NA*

(27)        Financial Data Schedule for year ended March
            31, 1995 (incorporated by reference to
            Exhibit (27) of Emerson's Annual Report on
            Form 10-K for the fiscal year ended March 31,
            1995).

____________________
*Filed herewith



      (b) The following is a complete list of Financial Statements, financial statement Schedules and Report of Independent Auditors filed as a part of this Registration Statement and included with the financial statements filed as a part of this Registration Statement:

            (1) Financial Statements are included in the Prospectus; see "Index to Consolidated Financial Statements" in the Prospectus at page F-1.

            (2)  Schedule VIII Valuation and Qualifying Accounts and
Reserves

      All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.


Item 17.  Undertakings

      A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      B.  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      C.    The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

            (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Parsippany, State of New Jersey, on the 21th day of September, 1995.

                                     EMERSON RADIO CORP.


                                      By:/s/ Geoffrey P. Jurick
                                             Geoffrey P. Jurick
                                             Chairman of the Board and
                                             Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                       Date


/s/ Geoffrey P. Jurick        Chairman of the Board,      September 21, 1995
    Geoffrey P. Jurick        Chief Executive Officer,
                              and Director (Principal
                              Executive Officer)

/s/ Eugene I. Davis           President, Interim Chief    September 21, 1995
    Eugene I. Davis           Financial Officer, and
                              Director (Principal Financial
                              and Accounting Officer)

/s/ Robert H. Brown, Jr.
    Robert H. Brown, Jr.      Director                    September 21, 1995

/s/ Peter G. Bunger
    Peter G. Bunger          Director                    September 21, 1995

/s/ Jerome H. Farnum
    Jerome H. Farnum         Director                    September 21, 1995

/s/ Raymond L. Steele
    Raymond L. Steele         Director                    September 21, 1995



                                                                PAGE NUMBER
EXHIBIT    DESCRIPTION                                   IN SEQUENTIAL SYSTEM


(2)        Confirmation Order and Fourth Amended
           Joint Plan of Reorganization of Emerson
           Radio Corp. ("Old Emerson") and certain
           subsidiaries under Chapter 11 of the
           United States Bankruptcy Code, dated March
           31, 1994 (incorporated by reference to
           Exhibit (2) of Emerson's Registration
           Statement on Form S-1, Registration No. 33-
           53621, declared effective by the
           Securities and Exchange Commission ("SEC") on August 9, 1994).

(3) (a)    Certificate of Incorporation of Emerson
           (incorporated by reference to Exhibit
           (3) (a) of Emerson's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(3) (b)    Certificate of Designation for Series A
           Preferred Stock (incorporated by reference to Exhibit (3) (b) of Emerson's
           Registration Statement on Form S-1,
           Registration No. 33-53621, declared
           effective by the SEC on August 9, 1994).

(3) (c)    Plan of Reorganization and Agreement of
           Merger by and between Old Emerson and
           Emerson Radio (Delaware) Corp.
           (incorporated by reference to Exhibit (3)
           (c) of Emerson's Registration Statement on
           Form S-1, Registration No. 33-53621,
           declared effective by the SEC on August 9,
           1994).

(3) (d) Certificate of Merger of Old Emerson with and into Emerson Radio (Delaware) Corp.
           (incorporated by reference to Exhibit (3)
           (d) of Emerson's Registration Statement on
           Form S-1, Registration No. 33-53621,
           declared effective by the SEC on August 9,
           1994).

(3) (e)    By-Laws of Emerson adopted March 1994
           (incorporated by reference to Exhibit (3) (e) of Emerson's Registration Statement on Form S-
           1, Registration No. 33-53621, declared
           effective by the SEC on August 9, 1994).

(4) (a) Warrant Agreement to Purchase 750,000 shares of Common Stock, dated as of March 31, 1994
           (incorporated by reference to Exhibit (4) (a) of Emerson's Registration Statement on Form S-
           1, Registration No. 33-53621, declared
           effective by the SEC on August 9, 1994).

(4) (b)    Indenture, dated as of August 17, 1995,
           between Emerson and Bank One, Columbus, NA, as Trustee (incorporated by reference to Exhibit (1) of Emerson's Current Report on
           Form 8-K filed with the SEC on September 8,
           1995).

(5)(a)     Opinion of Lowenstein, Sandler, Kohl, Fisher
           & Boylan, P.A., with respect to Issuance of the Debentures.*

(10) (a) Agreement, dated as of November 14, 1973, between National Union Electric Corporation
           ("NUE") and Emerson (incorporated by
           reference to Exhibit (10) (a) of Emerson's
           Registration Statement on Form S-1,
           Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (b)   Trademark User Agreement, dated as of
           February 28, 1979, by and between NUE and Emerson (incorporated by reference to Exhibit
           (10) (b) of Emerson's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9,
           1994).

(10) (c) Agreement, dated July 2, 1984, between NUE and Emerson (incorporated by reference to Exhibit (10) (c) of Emerson's Registration
           Statement on Form S-1, Registration No. 33-
           53621, declared effective by the SEC on
           August 9, 1994).

(10) (d)   Agreement, dated September 15, 1988, between
           NUE and Emerson (incorporated by reference to Exhibit (10) (d) of Emerson's Registration
           Statement on Form S-1, Registration No. 33-
           53621, declared effective by the SEC on
           August 9, 1994).

(10) (e)   Form of Promissory Note issued to certain Pre-
           Petition Creditors (incorporated by reference to Exhibit (10) (e) of Emerson's Registration
           Statement on Form S-1, Registration No. 33-
           53621, declared effective by the SEC on
           August 9, 1994).

(10) (f)   Loan and Security Agreement, dated March 31,
           1994, by and among Emerson, Majexco Imports,
           Inc. and Congress Financial Corporation
           ("Congress") (incorporated by reference to
           Exhibit (10) (f) of Emerson's Registration
           Statement on Form S-1, Registration No. 33-
           53621, declared effective by the SEC on
           August 9, 1994).

(10) (g)   Emerson Radio Corp. Stock Compensation
           Program (incorporated by reference to Exhibit
           (10) (i) of Emerson's Registration Statement on Form S-1, Registration No. 33-53621, declared effective by the SEC on August 9,
           1994).

(10) (h)   Employment Agreement between Emerson and
           Eugene I. Davis (incorporated by reference to
           Exhibit 6(a)(4) of Emerson's Quarterly Report on Form 10-Q for quarter ended June 30,
           1992).

(10) (i)   Employment Agreement between Emerson and
           Albert G. McGrath, Jr. (incorporated by
           reference to Exhibit 6(a)(7) of Emerson's
           Quarterly Report on Form 10-Q for quarter ended June 30, 1992).

(10) (j)   Employment Agreement between Emerson and
           Geoffrey P. Jurick (incorporated by reference to Exhibit 6(a)(6) of Emerson's Quarterly
           Report on Form 10-Q for quarter ended June
           30, 1992).

(10) (k)   Employment Agreement between Emerson Radio
           (Hong Kong) Ltd. and Geoffrey P. Jurick
           (incorporated by reference to Exhibit 6(a)(6) of Emerson's Quarterly Report on Form 10-Q for quarter ended June 30, 1992).

(10) (l)   Employment Agreement between Emerson Radio
           International Ltd. (formerly Emerson Radio
           (B.V.I), Ltd.) and Geoffrey P. Jurick
           (incorporated by reference to  Exhibit
           6(a)(6) of Emerson's Quarterly Report on Form
           10-Q for  quarter ended June 30, 1992).

(10) (m) Lease Agreement dated as of March 26, 1993, by and between Hartz Mountain Parsippany and Emerson with respect to the premises located at Nine Entin Road, Parsippany, NJ
           (incorporated by reference to Exhibit (10)
           (ww) of Emerson's Annual Report on Form 10-K for the year ended December 31, 1992).

(10) (n) Employment Agreement, dated July 13, 1993, between Emerson and Merle Eakins
           (incorporated herein by reference to Exhibit
           (10)(vv) to Emerson's Annual Report on Form
           10-K for the year ended March 31, 1993).

(10) (o) Employment Agreement, dated April 1, 1994, between Emerson and John Walker (incorporated herein by reference to Exhibit (10)(ee) of Emerson's Registration Statement on Form S-1,
           Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (p)   Liquidating Trust Agreement, dated as of
           March 31, 1994, by and among Emerson, Majexco
           Imports, Inc., H.H. Scott, Inc., and Stuart
           D. Gavsy, Esq., as Trustee (incorporated by reference to Exhibit (10) (ff) of Emerson's
           Registration Statement on Form S-1,
           Registration No. 33-53621, declared effective by the SEC on August 9, 1994).

(10) (q) Partnership Agreement, dated April 1, 1994, between Emerson and Hopper Radio of Florida,
           Inc. (incorporated by reference to Exhibit
           10(q) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (r)   Sales Agreement, dated April 1, 1994, between
           Emerson and E & H Partners. (incorporated by reference to Exhibit 10(r) of Emerson's
           Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (s)   Agreement, dated July 1, 1994, between
           Emerson and Alex Wijnen relating to
           termination of employment and agreement on consulting services. (incorporated by reference to Exhibit 10(s) of Emerson's
           Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (t)   Independent Consultant's Agreement, dated
           October 1, 1994, between Emerson Radio
           International Ltd. and Peter G. Bunger.
           (incorporated by reference to Exhibit 10(t) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (u)   Independent Consultant's Agreement, dated
           October 1, 1994, between Emerson Radio Europe
           B.V. and Peter G. Bunger (incorporated by reference to Exhibit 10 (u) of Emerson's
           Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (v) Employment Agreement, dated October 3, 1994, between Emerson and Andrew Cohan
           (incorporated by reference to Exhibit 10 (v) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (w) License Agreement, dated February 22, 1995, between Emerson and Otake (incorporated by reference to Exhibit 6(a)(1) of Emerson's quarterly report on Form 10-Q for quarter ended December 31, 1994).

(10) (x) Supply Agreement, dated February 22, 1995, between Emerson and Otake (incorporated by reference to Exhibit 6(a)(2) of Emerson's quarterly report on Form 10-Q for quarter ended December 31, 1994).

(10) (y)   1994 Non-Employee Director Stock Option Plan
           (incorporated by reference to Exhibit 10 (y) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(10) (z) Amendment No. 1 to Financing Agreements, dated as of August 24, 1995, among Emerson, Majexco Imports, Inc. and Congress
           (incorporated by reference to Exhibit (2) of Emerson's Current Report on Form 8-K filed with the SEC on September 8, 1995).

(11)       Computation of Primary Earnings Per Share
           (incorporated by reference to Exhibit (11) of Emerson's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

(12)       Computation of Ratios*

(21)       Subsidiaries of the Registrant as of March
           31, 1995 (incorporated by reference to
           Exhibit (21) of Emerson's Annual Report on
           Form 10-K for the fiscal year ended March 31,
           1995).

(23)       Consent of Experts and Counsel *

(25)       Form T-1 of Bank One, Columbus, NA.*

(27)       Financial Data Schedule for year ended March
           31, 1995 (incorporated by reference to
           Exhibit (27) of Emerson's Annual Report on
           Form 10-K for the fiscal year ended March 31,
           1995).

____________________
*Filed herewith